      As filed with the Securities and Exchange Commission on March 10, 1998
                    Registration Nos. 333-05955 and 333-43331
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 5
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                       AND
                                 AMENDMENT NO. 3
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            ------------------------


                          GRAND COURT LIFESTYLES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                           8059                                              22-3423087
  -------------------------------                   ----------------------------                               ----------------
  (State or other jurisdiction of                   (Primary standard industrial                               (I.R.S. employer
  incorporation or organization)                     classification code number)                            identification number)
                                                          ----------------------

                            ------------------------

                             2650 N. Military Trail
                                    Suite 350
                            Boca Raton, Florida 33431
                                 (561) 997-0323
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            ------------------------

                 John W. Luciani, III, Executive Vice President
                          Grand Court Lifestyles, Inc.
                             2650 N. Military Trail
                                    Suite 350
                            Boca Raton, Florida 33431
                                 (561) 997-0323
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   Copies to:
   John T. Hood, Esq.                                   Stephen A. Weiss, Esq.
    Reid & Priest LLP                                  Greenberg Traurig Hoffman
   40 West 57th Street                                  Lipoff Rosen & Quentel
New York, New York  10019                                   200 Park Avenue
     (212) 603-2000                                    New York, New York  10166
                                                            (212) 801-9200


================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   Subject to Completion, Dated March 10, 1998


                        3,000,000 Shares of Common Stock

                          GRAND COURT LIFESTYLES, INC.


         This Prospectus relates to an offering (the "Offering") of 3,000,000 shares of Common Stock, $.01 par value per share ("Common Stock") of Grand Court Lifestyles, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial offering price of the Common Stock will be between $9.50 and $10.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Company intends to apply for the Common Stock to be listed on the Nasdaq National Market.

        An investment in the Common Stock involves substantial risks. See
         "Risk Factors" beginning on page 13 for a discussion of certain matters that should be considered by prospective investors.

                            ------------------------



         Portions of proceeds from this Offering may be used to make required payments on outstanding securities of Company affiliates.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                            Price to          Underwriting         Proceeds to
                             Public           Discounts(1)        Company(2)(3)
--------------------------------------------------------------------------------
Per Share                 $                   $                    $
--------------------------------------------------------------------------------
Total                     $                   $                    $
================================================================================

                            ------------------------
(1) Does not include additional compensation payable to Royce Investment Group, Inc., the representative of the several Underwriters (the "Representative"), in the form of (i) a non-accountable expense allowance of 3% of the gross proceeds of the Offering, (ii) Warrants to purchase from the Company up to 300,000 shares of Common Stock at a price equal to 165% of the per share price to the public of the Common Stock ("Representative's Warrants"), exercisable over a period of four years commencing one year after the date of this Prospectus, and (iii) a consulting fee equal to 1% of the gross proceeds of the Offering. In addition, the Company and the principal stockholders of the Company (the "Principal Stockholders") have agreed to indemnify the Underwriters for certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses payable by the Company and the Principal Stockholders (which include, but are not limited to, the 3% non-accountable expense allowance and the 1% consulting fee payable to the Representative) estimated at approximately $2,170,000. All expenses of the Offering will be paid by the Company, except that the Principal Stockholders will pay underwriting discounts, the consulting fee and the non-accountable expense allowance with respect to shares to be sold by them if the Over-allotment Option (as defined below) is exercised. See "Underwriting."


(3) The Principal Stockholders have granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to 450,000 additional shares of Common Stock, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If such Over-allotment Option is exercised in full, proceeds to the Company will be unchanged and the total Price to Public, Underwriting Discounts
         and proceeds to Principal Stockholders will be $      , $      , and
         $      , respectively.

         The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York, on or about ______________, 1998.
                            ------------------------

                          ROYCE INVESTMENT GROUP, INC.
                      The date of this Prospectus is     , 1998

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS, PENALTY BIDS AND SHORT SALES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) all references herein to the "Company" include the Company, its subsidiaries and its predecessors taken as a whole, (ii) all references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995) and (iii) all information in this Prospectus assumes an initial offering price of $10 per share of Common Stock and no exercise of the Over-allotment Option. All share and per share data has been restated to give effect to a 1,626.19-for-1 stock split and reduction in par value per share of Common Stock from $.10 to $.01 which occurred after the beginning of fiscal 1997. This Prospectus contains certain forward-looking statements which involve certain risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

General


         Grand Court Lifestyles, Inc. (the "Company"), a fully integrated provider of adult living accommodations and services, acquires, develops and manages adult living communities. The Company's revenues have been, and are expected to continue to be, primarily derived from sales of partnership interests ("Syndications") of partnerships it organizes to acquire existing adult living communities. The Company manages the Syndicated adult living communities and is one of the largest operators of adult living communities in the United States. The Company currently manages 37 adult living communities containing 5,265 apartment units offering both independent and assisted-living services in 12 states in the Sun Belt and the Midwest. The Company also manages one nursing home. The Company has approximately 1,600 employees and directly conducts the day-to-day operations of the adult living communities it manages. As of January 31, 1998, the Company had an average occupancy rate at the adult living communities it manages of approximately 93%.

         Prior to 1986, the Company acquired, developed, arranged for the Syndication of, and in most cases managed, 170 multi-family properties containing approximately 20,000 apartment units, primarily in the Sun Belt and the Midwest. The Company is no longer engaged in the acquisition, development, Syndication or management of multi-family properties and the Company does not presently intend to do so in the future. The Company's only involvement with multi-family properties is as a holder of notes and receivables from the partnerships that own 128 multi-family properties containing 13,886 apartment units, which notes and receivables are paid from the cash flow and sale or refinancing proceeds these properties generate. As of October 31, 1997, the recorded value, net of deferred income, of these notes on the Company's Consolidated Balance Sheets was $107.1 million and the recorded amount of these receivables was $54.8 million.

         The Company intends to continue to arrange for future acquisitions of existing adult living communities utilizing mortgage financing and Syndications. As described below, the Company has instituted a development plan to construct new adult living communities. The Company intends to own the newly-constructed communities, or lease them pursuant to long term leases or similar arrangements, and to manage these communities. The Company does not intend to Syndicate any of its newly-constructed adult living communities. To the extent that the development plan to construct new adult living communities is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications of acquired adult living communities would decrease and the percentage of its revenues derived from newly constructed adult living communities would increase. The Company also believes that, over time, revenues derived from newly constructed adult living communities will become the primary source of the Company's revenues. Largely as a result of anticipated start-up losses from the Company's newly developed adult living communities, the Company anticipates that it will incur operating losses for fiscal 1998.

Partnership Offerings

         The Company has arranged for the acquisition of the 37 adult living communities and one nursing home that it manages by utilizing mortgage financing and by arranging Syndications of 41 limited partnerships ("Investing Partnerships") formed to acquire interests in the 37 other partnerships that own the adult living communities and the nursing home ("Owning Partnerships"). The 37 Syndicated adult living communities and one nursing home managed by the Company are owned by the respective Owning Partnerships and not by the Company. The Company is the managing general partner of all but one of the Owning Partnerships and manages all of the adult living communities and the one nursing home in its portfolio. The Company is also the general partner of 32 of the 41 Investing Partnerships.

         In a typical Syndication, the Company identifies an adult living community suitable for acquisition and forms an Owning Partnership (in which it is the managing general partner and initially owns all of the partnership interests) to acquire the property. An Investing Partnership is also formed ( in which the Company is also the general partner with a 1% interest) to purchase from the Company a 99% partnership interest in the Owning Partnership (the "Purchased Interest"), leaving the Company with a 1% interest in the Owning Partnership and a 1% interest in the Investing Partnership. The purchase price for the Purchased Interest is paid in part in cash and in part by a note from the Investing Partnership with a term of approximately five years ( a "Purchase Note"). Limited partners purchase partnership interests in the Investing Partnership by agreeing to make capital contributions over approximately five years to the Investing Partnership, which allows the Investing Partnership to pay the purchase price for the Purchased Interest, including the Purchase Note. The limited partnership agreement of the Investing Partnership provides that the limited partners are entitled to receive, for a period not to exceed five years, distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. Although the Company incurs certain costs in connection with acquiring a community and arranging for the Syndication of partnership interests, the Company makes a profit on the sale of the Purchased Interest. In addition, as part of the purchase price for the Purchased Interest paid by the Investing Partnership, the Company receives a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners. The Company also enters into a management contract with the Owning Partnership pursuant to which the Company agrees to manage the adult living community. As part of the management fee arrangements, the management contract requires the Company, for a period not to exceed five years, to pay to the Owning Partnership (to the extent that cash flows generated by the property are insufficient) amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnership and (ii) any part of such 11% to 12% return not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, the "Management Contract Obligations"). The Company, therefore, has no direct obligation to pay specified returns to limited partners. Rather, the Company is obligated pursuant to the management contract to pay to the Owning Partnership amounts sufficient to make the specified returns to the limited partners, to the extent the cash flows generated by the property are insufficient to do so. The Owning Partnership then distributes these amounts to the Investing Partnership which, in turn, distributes these amounts to the limited partners. As a result of the Management Contract Obligations, the Company and its stockholders bear the risks of operations and financial viability of the related property for such five-year period. The management contract, however, rewards the Company for successful management of the property by allowing the Company to retain any cash flow generated by the property in excess of the amount needed to satisfy the Management Contract Obligations as an incentive management fee. After the initial five-year period, the limited partners are entitled to the same specified rate of return, but only to the extent there is sufficient cash flow from the property, and any amounts of cash flow available after payment of the specified return to limited partners are shared as follows: 40% to the Company as an incentive management fee and 60% for distribution to the limited partners. The management contract is not terminable during this initial five-year period and is terminable thereafter by either party upon thirty to sixty days notice.


            During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million, respectively, with respect to its Management Contract Obligations. The aggregate amount of such Management Contract Obligations relating solely to returns to limited partners for the last quarter of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in scheduled capital contributions of limited partners as of October 31, 1997 with respect to fiscal 1997, and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to any cash flow the related properties may generate, which cash flow would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future Syndications.


         The Company anticipates that for at least the next two years, the aggregate Management Contract Obligations with respect to existing and future Syndications will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company from sources other than the operations of the Syndicated adult living communities to meet its Management Contract Obligations (including payment of required returns for distribution to limited partners) for these periods. The payment of expenses arising from obligations of the Company, including Management Contract Obligations, have priority over earnings that might otherwise be available for distribution to stockholders.


         The initial five-year term of the management contracts and the related Management Contract Obligations have expired for 10 Owning Partnerships, which Management Contract Obligations relate to fourteen Investing Partnerships. Although the Company has no obligation to fund operating shortfalls after the five-year term of the management contracts, as of October 31, 1997, the Company had advanced an aggregate of approximately $400,000 to two Owning Partnerships to fund operating shortfalls . In both cases, the Company had arranged for Syndications involving multi-family properties that the Company acquired from third parties and believed could be successfully converted to adult living communities.

One of these conversion attempts was unsuccessful and the property is now being operated as a multi-family property by a third-party managing agent. The other property has experienced difficulties in its conversion to an adult living community, but the conversion process is continuing. These advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Company has no present intention to attempt other conversions of multi-family properties to adult living communities.


         In the past, limited partners have been allowed to prepay capital contributions. The percentage of the prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships averaged 71.7% in fiscal 1994, 60.9% in fiscal 1995, 65.7% in fiscal 1996 and 64.4% for the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes held by the Company. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of the offerings, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

          Future revenues, if any, of the Company relating to previously Syndicated adult living communities would primarily arise in the form of (i) deferred income earned on sales of the Purchased Interest in the related Owning Partnership, (ii) management fees, (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities, (iv) interest income on Purchase Notes, and (v) earnings derived from the Company's equity interests in Owning Partnerships and Investing Partnerships. Future revenues, if any, of the Company relating to future Syndications of adult living communities would primarily arise from any initial profit recognized upon completion of the Syndication and from the same items listed in the previous sentence.


         In the process of considering potential property acquisitions, the Company considered the acquisition of previously Syndicated properties whose value had appreciated sufficiently to support a purchase price that would be acceptable to the original limited partners. In fiscal 1996 and 1997, the Company acquired three previously Syndicated adult living communities (the "Resyndicated Communities") from the original Owning Partnerships, which acquisitions were arranged by utilizing mortgage financing and by arranging for the ownership of the properties by new Owning Partnerships and the Syndication of interests in new Investing Partnerships (the "Resyndications"). The terms and structure of these Resyndications are the same as for other original Syndications, except that the new Owning Partnership formed by the Company purchases the property from the original Owning Partnership rather than from a third party owner. The net proceeds from the purchase price paid to the original Owning Partnership were distributed to the original Investing Partnership and its limited partners and resulted in the original limited partners receiving a return of all of their capital plus a profit ranging from an amount equal to 10% of their capital with regard to two of the Resyndications and 30% of their capital with regard to the third Resyndication. The Company has the same interests in a Resyndicated property as it has in other Syndications. The Company manages the Resyndicated communities pursuant to new management contracts. The Company will not engage in other Resyndication transactions in the future.


          The Company plans to acquire between six and twelve existing adult living communities over the next two years. The Company presently intends to continue to arrange for future acquisitions of existing adult living communities by utilizing mortgage financing and Syndications. In January 1998, the Company acquired and Syndicated an adult living community in Adrian, Michigan containing 73 apartment units.

Receivables Relating To Multi-Family Properties

         Although prior to 1986, the Company developed, acquired, arranged for the Syndication of, and in most cases managed, multi-family properties, the Company does not own, and no longer has any direct involvement with, these multi-family properties. The Company's only involvement with the multi-family properties is that it holds Purchase Notes ("Multi-Family Notes") from Investing Partnerships which were formed to acquire interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships"). These Multi-Family Notes are secured by the Purchased Interests in the related Multi-Family Owning Partnerships. Although it has no obligation to do so, the Company has also made advances to various Multi-Family Owning Partnerships to support the operation of their properties, which advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Multi-Family Notes and the other receivables entitle the Company to receive all cash flow and sale or refinancing proceeds generated by the respective multi-family property until the Multi-Family Note and receivables are satisfied. As of October 31, 1997, the recorded value, net of deferred income, of Multi-Family Notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1997 relate to advances to Multi-Family Owning Partnerships.

         Historically, if the mortgage encumbering a multi-family property was in default or the property was experiencing material financial difficulties, the Company established reserves, as appropriate, due to the deemed impairment of the related Multi-Family Note and any related receivables. If the property was ultimately foreclosed upon, or when otherwise appropriate under applicable accounting rules, the Company recognized a loss equal to the recorded value of such note and receivables, net of any deferred income and reserves previously established. Nine Multi-Family Owning Partnerships which were in default of their mortgages previously filed bankruptcy petitions seeking protection from foreclosure actions ("Chapter 11 Petitions"). One additional Multi-Family Owning Partnership which was in default of its mortgage surrendered its property pursuant to an uncontested foreclosure sale of such property (such Multi-Family Owning Partnership, together with the nine Multi-Family Owning Partnerships that filed bankruptcy petitions, are referred to herein as the "Protected Partnerships"). John Luciani and Bernard M. Rodin, the principal stockholders of the Company (the "Principal Stockholders,") were each a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing their respective Chapter 11 Petitions. The Company neither owns nor manages these properties, nor is it the general partner of any Multi-Family Owning Partnerships, including the Protected Partnerships, but rather, merely holds the related Multi-Family Notes and Other Partnership Receivables as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings. Seven of the Chapter 11 petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages.


         The bankruptcy petitions and risk of loss faced by the Protected Partnerships caused the related Multi-Family Notes and receivables to be deemed fully impaired. As a result, the Company recorded a non-cash loss in fiscal 1996 in the amount of $18.4 million (representing the recorded value of these Multi-Family Notes and receivables, net of deferred income and any previously established reserves). The Principal Stockholders and one of their affiliates assigned certain partnership interests in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing Partnerships which own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate, providing additional security for the multi-family notes and receivables payable to the Company by such Investing Partnerships. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. As a result of the transfers by the Principal Stockholders and their affiliate of the Assigned Interests and the additional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on these Multi-Family Notes and receivables.

            Fifteen of the Multi-Family Owning Partnerships remain in default on their respective mortgages. As of October 31, 1997, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" held by the Company relating to these fifteen Multi-Family Owning Partnerships was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these notes and receivables may not be collected in full. It is possible that other Multi-Family Owning Partnerships which are in default of their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors.

         In addition, many of the multi-family properties are dependent to varying degrees on housing assistance payment contracts with the United States government, most of which will expire over the next few years. In view of the foregoing, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes and Other Partnership Receivables as receivables. Any such future mortgage defaults could, and any such future filings of Chapter 11 petitions or the loss of any such property through foreclosure would, cause the Company to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note and receivables previously established by the Company, which would reduce such loss. In addition, the Company could be required to realize such a non-cash loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such note is considered impaired. Such impairment would be measured under applicable accounting rules. Such losses, if any, while non-cash in nature, could adversely affect the Company's business, operating results and financial condition.

New Development Program


         Beginning in 1986, the Company has focused primarily on the acquisition, development and management of adult living communities. Through its management of 37 adult living communities containing 5,265 adult living apartment units and one nursing home, the Company has become an experienced provider of both independent and assisted-living services.
 The Company believes that its experience in the acquisition, development and management of adult living communities positions it to take advantage of social and economic trends that are projected to increase demand for adult living services.The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75.

         The Company has instituted a development plan pursuant to which it has completed construction of three adult living communities, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction on between 30 and 34 additional new adult living communities over the next two years. The Company plans to own or lease pursuant to long-term operating leases or similar arrangements the adult living communities that will be developed under the plan. The Company will manage and operate each of the newly developed communities. The Company does not intend to Syndicate any of its newly developed adult living communities. The Company estimates that the cost of developing each new adult living community (including reserves necessary to carry the community through its lease up period) utilizing mortgage financing will be approximately $9.5 million and utilizing long-term lease financing will be approximately $10 million. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998 and expects to complete the construction of the remaining community under construction by the end of fiscal 1998. The eight adult living communities already completed or under construction pursuant to the development plan contain an aggregate of approximately 1,150 adult living apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 additional adult living apartment units.

         The first new communities being constructed pursuant to the Company's development plan are in Texas. The Company has obtained development financing from Capstone Capital Corporation ("Capstone") pursuant to which Capstone is providing up to $39 million for development of four new adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company has completed construction on two of these communities which are located in El Paso and San Angelo, Texas, respectively, and is nearing completion of construction on two communities which are located in Wichita Falls and Abilene, Texas, respectively. The Company has completed construction, with mortgage financing for up to $7 million, on an adult living community in Corpus Christi, Texas, and is nearing completion of construction with mortgage financing for up to $7.3 million, on an adult living community in Temple, Texas. The Company is also nearing completion of construction, with mortgage financing for up to $7.6 million, of an adult living community in Round Rock, Texas. The Company has commenced construction on one additional site in Tyler, Texas with mortgage financing of $7.1 million. When developed, the Corpus Christi, Temple, Round Rock and Tyler facilities will be owned and operated directly by the Company. The Company also holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites. The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities.

         The effectuation of the development plan will expose the Company to additional risk. These risks include, but are not limited to, the Company's anticipation that the construction of each community will require approximately 12 months and that each newly constructed community will incur start-up losses for at least nine additional months after commencing operations. In addition, there can be no assurance that newly constructed communities will generate positive cash flow or that the Company will not suffer delays or cost overruns in instituting its development plan.

         The Company's development plan is based upon a "prototype" adult living community that it has designed. The prototype incorporates attributes of the various facilities managed by the Company and contains certain design features that the Company believes are innovative and will appeal to the elderly. The prototype contains 142 adult living apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than most assisted-living facilities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living facilities and are superior to those offered by smaller independent-living facilities or by most assisted-living facilities, whose smaller size limits the size and variety of common areas. The Company believes that its prototype adult living community is attractive to both independent-living residents who foresee their future need for assisted-living services and residents who initially seek assisted-living services. Each such community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each facility will be broader than for facilities that offer only either independent-living or assisted-living services. Although the licensing requirements and the expense and difficulty of converting between independent-living units and assisted-living units typically make it impractical to accomplish such conversions, the Company's prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community, therefore, may adjust its mix of independent-living and assisted-living units as the market or existing residents demand. The Company believes that part of the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another facility if they require assistance with "activities of daily living" which the Company offers in the same community. In the Company's opinion, the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams.

         The Company believes that management and marketing are critical to the success of an adult living community. In order to attain high occupancy rates at newly developed properties, the Company plans to continue its marketing program which has resulted in an average occupancy rate at January 31, 1998 of approximately 93%. In addition, the Company plans to use the common facility design of its prototype and its "The Grand Court"(R) trademarked name to promote recognition of its properties nationally. The Company focuses exclusively on "private-pay" residents who pay for housing or related services out of their own funds, rather than relying on the few states that have enacted legislation which enables assisted-living facilities to receive Medicare funding similar to funding generally provided to skilled nursing facilities. The Company believes this "private-pay" focus will allow it to increase rental revenues as demographic pressure increases demand for adult living facilities and to avoid potential financial difficulties it might encounter if it were primarily dependent on Medicare or other reimbursement programs that may be scaled back as a result of health care reform, budget deficit reduction or other pending or future state or Federal government initiatives.

         Grand Court Lifestyles, Inc. is a Delaware corporation formed in 1996 to consolidate substantially all of the assets of its predecessors, J&B Management Company, Leisure Centers, Inc., and their affiliates. Unless the context otherwise indicates, all references to the Company include Grand Court Lifestyles Inc., its subsidiaries and predecessors. The Company's principal executive offices are located at 2650 N. Military Trail, Suite 350, Boca Raton, Florida 33431 and its telephone number is (561) 997-0323.

         The following diagram illustrates the typical relationship among the Company, the Owning Partnerships and the Investing Partnerships in a transaction where the Company acquires and Syndicates an adult living community.

         (Diagram illustrating the relationship among the Company, the Owning Partnerships and the Investing Partnerships in a transaction where the Company acquires and Syndicates an adult living community appears here. At the top of the diagram is a box containing the name "Grand Court Lifestyles, Inc." (the "Company box"). An arrow with the words "Manager of Adult Living Community" is drawn to the left of the diagram from the Company box to a box appearing at the bottom of the page entitled "Adult Living Community" (the "Adult Living Community box"). An arrow with the words "Sale of a General Partnership Interest in Owning Partnership" is drawn from the Company box to a box below it entitled "Investing Partnership" (the "Investing Partnership box"). In return, an arrow with the words "Cash, Purchase Note and Investor Notes as Consideration for Sale" is drawn from the Investing Partnership box to the Company box. An arrow with the words "Sale of Limited Partnership Interest" is drawn from the Investing Partnership box to a box appearing to its left entitled "Limited Partners" (the "Limited Partners box"). In return, an arrow with the words "Cash and Investor Notes as consideration for Sale" is drawn from the Limited Partners box to the Investing Partnership box. An arrow with the words "General Partner" is drawn from the Investing Partnership box to a box below entitled "Owning Partnership" (the "Owning Partnership box"). An arrow with the words "Owner of Adult Living Community" is drawn from the Owning Partnership box to the Adult Living Community box appearing directly below the Owning Partnership box. Arrows with the words "Directly or Through A Wholly-Owned Subsidiary - General Partner" is drawn to the right of the diagram from the Company box to the Investing Partnership box and the Owning Partnership box.)

         The following diagram illustrates the flow of funds when a syndicated adult living community experiences profitable or unprofitable operations during the Management Contract Obligations period.

         (Diagram illustrating the flow of funds when a syndicated adult living community experiences profitable or unprofitable operations during the Management Contract Obligations period appears here. In the middle of the diagram is a box entitled "Owning Partnership" (the "Owning Partnership box"). An arrow with the words "Specified Rate of Return" is drawn from the Owning Partnership box to the upper left portion of the diagram to a box entitled "Investing Partnership" (the "IP box"). An arrow with the words "Specified Rate of Return" is drawn from the IP box to a box appearing directly above entitled "Limited Partners". An arrow with the words "Incentive Management Fee Equal to Cash Flow above Specified Rate of Return to Limited Partners" is drawn from the Owning Partnership box to the upper right portion of the diagram to a box entitled "The Company" (the "Company box"). In return, an arrow with breaks and the words "Amount Equal to Cash Flow Shortfall and Specified Rate of Return to Limited Partners (Management Contract Obligation Payments)" is drawn from the Company box to the Owning Partnership box. An arrow with breaks and the words "(Unprofitable Operations) Cash Flow Shortfall" is drawn from the Owning Partnership box to a box below entitled "Adult Living Community" (the "ALC box"). In return, an arrow with the words "Cash Flow (Profitable Operations)" is drawn from the ALC box to the Owning Partnership box.)

         The following diagram illustrates how the cash generated from each of the following sources flows to the Company and how it is available to pay the Company's expenses, including Management Contract Obligations.

         (Diagram illustrating how cash generated from Adult Living Investing Partnerships, Adult Living Owning Partnerships, Multi-Family Investing Partnerships, Debt Holders and Newly Developed Adult Living Communities flows to the Company and how it is available to pay the Company's expenses, including Management Contract Obligations appears here.) At the top of the diagram is a box containing the words "Expenses, including Management Contract Obligations" (the "Expenses box"). An arrow with the words "Available Company Cash Flow" is drawn directly below the Expenses box from a box entitled "The Company" (the "Company box"). An arrow with the words "Capital Contributions" is drawn to the left of the diagram from a box entitled "Limited Partners" (the "LP box") to a box appearing directly above entitled "Adult Living Investing Partnerships" (the "ALIP box"). An arrow with the words "Purchase Price for Purchased Interest, Including Payments on Purchase Notes" is drawn from the ALIP box to the Company box. An arrow with the words "Net Cash Flow after Operating Expenses" is drawn from a box entitled "Adult Living Properties" (the "ALP box"), which appears directly to the right of the LP box, to a box appearing directly above entitled "Adult Living Owning Partnerships" (the "ALOP box"). An arrow with the words "Incentive Management Fees" is drawn from the ALOP box to the Company box. An arrow with the words "Net Cash Flow and Sale and Refinancing Proceeds" is drawn from a box entitled "Multi-Family Properties" (the "M-FP box") to a box appearing directly above the M-FP box and to the right of the ALP box entitled "Multi-Family Owning Partnership" (the "M-FOP box"). An arrow with the words "Net Cash Flow and Sale and Refinancing Proceeds" is drawn from the M-FOP box to a box appearing directly above entitled "Multi-Family Investing Partnerships" (the "M-FIP box"). An arrow with the words "Purchase Note and Receivables Payments" is drawn from the M-FIP box to the Company box. An arrow with the words "Management Fees" is drawn from the M-FP box to a box appearing directly to the right of the M-FP box entitled "Third Party Managing Agent". An arrow with the words "Proceeds of Debenture Debt and Unsecured Debt" is drawn from a box entitled "Debt Holders" (the "Debt Holders box"), which appears directly to the right of the M-FIP box, to the Company box. An arrow with the words "Cash Flow" is drawn from a box entitled "Newly Developed Adult Living Communities", which appears directly to the right of the Debt Holders box, to the Company box.)

                                  THE OFFERING

Common Stock to be sold by
  the Company(1)............................         3,000,000 shares

Common Stock outstanding before
  this Offering.............................         15,000,000 shares of Common Stock


Common Stock to be outstanding
  after this Offering(1)(2):                         18,000,000 shares of Common Stock




Use of proceeds.............................         The Company intends to use (i) approximately $3 million of its net proceeds from the Offering for working capital and general corporate purposes and (ii) the balance of approximately $23 million to finance development of new adult living communities.



-------------

(1) Excludes up to 450,000 additional shares of Common Stock to be sold by the Principal Stockholders upon exercise of the Over-allotment Option and up to 300,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Underwriting".

(2) Excludes 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. As of the date hereof, there were not any options granted under the Company's stock option plans. See "Management-- Stock Plans".

                       SUMMARY CONSOLIDATED FINANCIAL DATA
              (in thousands, except per share data and other data)

         The summary consolidated financial data have been taken or derived from, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto, and the capitalization data included elsewhere in this Prospectus. The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for the nine months ended October 31, 1996 and 1997 may not give a true indication of results for the full year. All references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995). See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                      Nine months
                                                  Years Ended January 31, (5)                      ended October 31,(5)
                                     -------------------------------------------------------       --------------------
                                     1993          1994        1995         1996        1997       1996        1997
                                     ----          ----        ----         ----        ----       ----        ----

Statement of Operations Data:
Revenues:
  Sales.........................     $   18,170     $ 20,973   $ 22,532     $  31,973  $ 36,021    $ 21,524     $31,401
  Syndication fee income........          6,484        7,654      5,587         8,603     7,690       4,976       6,529
  Deferred income earned........            792        7,502      4,399         9,971     5,037         708       4,246
  Interest income...............         13,209       13,315      9,503        12,689    13,773      11,043       8,081
  Property management fees from
     related parties ...........            560        3,854      4,351         4,057     2,093       1,604       3,250

  Equity in earnings from
     partnerships...............            129          206        276           356       423         250         357
  Other income..................             --           --         --         1,013        --           --        283
                                      ---------     --------  ---------      --------  --------    --------    --------
Total Revenues                           39,344       53,504     46,648        68,662    65,037      40,105      54,147
                                      =========     ========  =========      ========  ========      ======     =======
Costs and expenses:
  Cost of sales.................         14,411       26,876     21,743        27,688    34,019      19,468      25,947
  Selling.......................          7,027        6,706      6,002         7,664     7,176       4,603       6,186
  Interest......................         11,874       10,991     13,610        15,808    16,394      12,017      13,991
  General and administrative....          5,617        5,226      6,450         7,871     7,796       5,687       6,415
  Loss on impairment of notes
   and receivables..............             --           --         --            --    18,442      18,442          --
  Write-off of registration costs            --           --         --            --        --          --       3,107
  Officers' compensation(1).....          1,200        1,200      1,200         1,200     1,200         900         900
  Depreciation and amortization.            975        1,433      2,290         2,620     3,331       2,539       2,650
                                      ---------     --------  ---------      --------  --------    --------    --------
Total Cost and Expenses                  41,104       52,432     51,295        62,851    88,358      63,656      59,196
                                      =========     ========  =========      ========  ========      ======     =======
Income (loss) before provision
  (benefit) for income taxes ...         (1,760)       1,072    (4,647)         5,811  (23,321)    (23,551)     (5,049)
Provision for income taxes......             --           --        --             --       --          --          --
                                      ---------     --------  ---------      --------  --------    --------    --------
Net income (loss)(6).............       (1,760)        1,072    (4,647)         5,811  (23,321)    (23,551)     (5,049)
Pro-forma income tax provision
  (benefit)(2)..................          (704)          429     (1,859)        2,324        --          --          --
                                      ---------     --------  ---------      --------  --------    --------    --------
Pro-forma net income (loss)(2)..      $ (1,056)     $    643  $  (2,788)     $  3,487  $(23,321)  $(23,551)    $(5,049)
                                      =========     ========  =========      ========  ========      ======     =======
Pro-forma earnings (loss) per
 common share(2)...............       $   (.07)     $    .04  $    (.19)     $    .23    $(1.55)     $(1.57)    $ (.34)
                                      =========     ========  =========      ========  ========      ======     =======
Pro-forma weighted average
  common shares used............         15,000       15,000     15,000        15,000    15,000      15,000      15,000
                                      =========     ========  =========      ========  ========      ======     =======

Other Data:
  Adult living communities
    operated (end of period)....             14           18         24            28        31          29          36
                                      =========     ========  =========      ========  ========      ======     =======
  Number of units (end of
    period).....................          2,336        2,834      3,683         4,164     4,480       4,119       5,192
                                      =========     ========  =========      ========  ========      ======     =======
  Average occupancy
    percentage (3)..............           90.6%        90.4%      89.3%         94.7%     91.3%       93.4%       93.1%
                                      =========     ========  =========      ========  ========      ======     =======



                                     As of January 31, (as restated) (6)            As of October 31, 1997
                                ----------------------------------------------      ----------------------
                                1993      1994       1995       1996      1997       Actual    Adjusted(4)
                                ----      ----       ----       ----      ----       ------    -----------

Balance Sheet Data:
  Cash and cash equivalents  $  6,455   $  9,335   $ 10,950  $ 17,961  $ 14,111      $  9,679  $ 35,679
  Notes and receivables-net   234,583    227,879    220,482   224,204   222,399       238,128   238,128
  Total assets...........     251,116    248,854    248,553   260,023   261,661       288,074   314,074
  Total liabilities......     203,990    211,647    217,879   225,238   229,658       261,120   261,120
  Stockholders' equity...      47,126     37,207     30,674    34,785    32,003        26,954    52,954

----------
(1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amount are treated as dividends for purposes of the Company's financial statements. In fiscal 1992 through fiscal 1996, such officers also received $360,000; $5,496,000; $943,000;
     $850,000; and $397,000 each as a dividend. See "Management."

(2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during the years ended January 31, 1993 through January 31, 1996.

(3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

(4) "Adjusted" amounts give effect to the application by the Company of its net proceeds of this Offering (based upon an assumed initial public offering price of $10 per share of Common Stock, after deducting underwriting discounts and other offering expenses payable by the Company). See "Capitalization."

(5) Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.


(6) Subsequent to the issuance of the Company's fiscal 1996 Consolidated Financial Statements, the Company discovered that certain prior period costs and advances were erroneously expensed in a prior period. As a result, the Company's Consolidated Financial Statements have been restated from the amounts previously reported to reflect the correction of this error. See Note 13 to Consolidated Financial Statements.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby.

Recent Net Losses and Anticipated Operating Losses

         The Company incurred net losses of approximately $1.8 million, $4.6 million, $23.3 million and $5.0 million for the fiscal years ended January 31, 1993, 1995 and 1997, and the nine months ended October 31, 1997, respectively. Largely as a result of start-up losses anticipated to result from the implementation of the Company's development plan for the construction of new adult living communities, the Company anticipates that it will incur operating losses for fiscal 1998.

         The Company began construction of the first of its new adult living communities in November, 1996. The Company anticipates that the construction of each community will take approximately 12 months and expects each newly constructed community to incur start-up losses for at least nine months after commencing operations. During the past ten years the Company's revenues have been derived principally from Syndications of existing adult living communities. Factors that have impacted earnings related to existing adult living communities during a particular period have included (i) the amount of partnership interests sold, (ii) the terms of the Syndications and (iii) the amount of deferred income recognized. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next year, it will not be able to arrange for the acquisition of such communities on terms favorable enough to offset both the anticipated start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's existing and expected additional overhead and debt and Management Contract Obligations. As a result the Company expects to incur operating losses until its newly constructed communities are completed, leased up and begin generating positive cash flow. There can be no assurance that the Company will be able to complete its development plan as expected. In addition, there can be no assurance that such newly constructed communities will generate positive cash flow at any time, and the resulting operating losses could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Need for Additional Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "--Liquidity and Capital Resources" and "Business -- Partnership Offerings" and "-- Strategy."

Substantial Debt Obligations of the Company

         At October 31, 1997 the Company had approximately $156.2 million principal amount of debt, excluding accrued interest of $900,000 ("Total Debt"), at an average interest rate of 12.2% per annum. Of the principal amount of Total Debt, $2.9 million becomes due in the fiscal year ending January 31, 1998; $35.5 million becomes due in the fiscal year ending January 31, 1999; $35.3 million becomes due in the fiscal year ending January 31, 2000; $23.7 million becomes due in the fiscal year ending January 31, 2001; $28.9 becomes due in the fiscal year ending January 31, 2002, and the balance of $29.9 million becomes due thereafter.

         Of the Total Debt at October 31, 1997, $72.4 million principal amount were debentures ("Debenture Debt") issued in twelve separate series, secured by notes (the "Multi-Family Notes") owed to the Company by partnerships, investor notes and limited partnership interests arising from Syndications to finance acquisitions of multi-family housing (the "Purchase Note Collateral"). The Debenture Debt has an average interest rate of 12.05% per annum and has maturities ranging from 1997 through 2004. During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, total interest expense with respect to Debenture Debt was approximately $9.2 million and $6.2 million, respectively. The Purchase Note Collateral produced approximately $2.3 million and $1.5 million of interest and related payments to the Company, which was approximately $6.9 million and $4.7 million less than the amount required to pay interest on the Debenture Debt. The Company paid the shortfall from cash generated by its business operations. Debenture Debt in the aggregate principal amount of approximately $1.3 million, $12.4 million, $17.1 million, $15.1 million and $17.8 million will mature in the respective fiscal years 1997 through 2001. There can be no assurance that amounts received with respect to the Purchase Note Collateral will be sufficient to pay the Company's future debt service obligations with respect to the Debenture Debt. Fifty-one of the 169 Multi-Family Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The underlying property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more multi-family properties relating to two other extended Multi-Family Notes will be refinanced in the first quarter of fiscal 1998. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects to extend maturities of other Multi-Family Notes.

         Of the Company's Total Debt at October 31, 1997, an additional $49.7 million principal amount was unsecured, having an average interest rate of 13.3% per annum ("Unsecured Debt") and an additional $5.0 million of such debt is mortgage debt ("Mortgage Debt") with an average interest rate of 12% per annum. The Company incurred the Mortgage Debt, which is secured by an adult living community, in order to facilitate the acquisition financing for such community. At October 31, 1997, the Company had approximately $29.1 million principal amount of debt ("Investor Note Debt") secured by promissory notes from investors in offerings of limited partnership interests, which debt has an average interest rate of 10.9% per annum. The average collection rate with respect to such investor notes in the last 5 years was in excess of 99% of the principal amount thereof that became due and such collections have been sufficient to pay interest and principal with respect to the Company's related Investor Note Debt. There can be no assurance that future collections will continue at such rate. In the event that future collections are not sufficient to pay interest and principal with respect to the Company's related Investor Note Debt, the Company would need to pay the shortfall from cash generated by its business operations and, as a result, the Company's business, operating results and financial condition could be adversely affected. The Company intends to continue to incur Investor Note Debt, utilizing as collateral investor notes generated by future Syndications of existing adult living communities. The Company intends to incur additional Debenture Debt or Unsecured Debt as a means of refinancing existing debt, and may incur additional debt to finance a portion of costs associated with the Company's development plan for new adult living communities or for working capital purposes; provided, however, that any such issuances will be subject to market conditions and the availability of funds generated by the Company's operations. Neither the Company nor the Owning Partnerships have policies limiting the amount or proportion of indebtedness incurred.


         The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $26,250,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.0 million at October 31, 1997. Therefore, the Company would be required, pursuant to the Capstone Agreement to maintain a net worth of no less than $39.8 million. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 6 to 1. At January 31, 1997 and at October 31, 1997 the Company's debt for borrowed money to consolidated net worth ratio was
4.6 to 1 and 5.8 to 1, respectively and would have been 3.0 to 1 on a pro forma basis at October 31, 1997, after giving effect to this Offering. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company or upon a default in other obligations of the Company.


Management Contract Obligations and Prepayment Rights of Limited Partners


         The Company has arranged for the acquisition of existing adult living communities it operates through Syndications of Investing Partnerships and intends to continue this practice for future acquisitions of existing adult living communities. The Company does not intend to Syndicate its newly developed adult living communities. The limited partners typically agree to pay their capital contributions over a five-year period. Past Syndications have provided, and it is anticipated that future Syndications will provide, that the limited partners will receive distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships amounts sufficient to fund the Management Contract Obligations. Since the aggregate scheduled capital contributions relating to a particular property increase during the Management Contract Obligations period, the specified return to limited partners relating to such property also increases during this period. As a result of the Management

Contract Obligations, the Company and its stockholders bear the risk of operations and financial liability of the related property for such five-year period.

         During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million, respectively, with respect to Management Contract Obligations. Of the $5.6 million the Company paid in respect to Management Contract Obligations for fiscal 1996 (i) approximately 64% was attributable to difficulties the Company experienced in two Syndications involving multi-family properties that the Company acquired from third parties and believed could successfully be converted to adult living communities (the conversion of one of these properties to an adult living community is continuing but has not been completed and the conversion of the other property was unsuccessful and the property is being operated as a multi-family property by a third-party managing agent) and one under performing adult living community, (ii) approximately 27% was attributable to operating expenses (including maintenance repairs and costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, and (iii) approximately 9% was attributable to the increased debt service, including the establishment of capital improvement reserves, on certain adult living communities due to the refinancing of such adult living communities (which includes the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage), which refinancings reduced the cash flow generated by such adult living communities to a greater extent than the resulting reduction of the Company's Management Contract Obligations relating to such properties. As a result of the refinancings, $43 million was distributed to limited partners as a return of capital. This return of capital reduced the amount of capital upon which the Company has Management Contract Obligations. Of the $5.2 million the Company paid in respect to Management Contract Obligations for the nine months ended October 31, 1997 (i) approximately 45% was attributable to operating expenses (including maintenance and repair costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, (ii) approximately 33% was attributable to the decrease in the average occupancy of the Company's portfolio of adult living communities, and (iii) approximately 22% was attributable to difficulties the Company experienced in one Syndication where a multi-family property was converted to an adult living community and one under performing adult living community. The initial five-year term of the management contracts and the related Management Contract Obligation period has expired for each of the two Syndications involving multi-family properties which the Company attempted to convert to adult living communities.


         The aggregate amount which the Company will be required to pay with respect to such Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties the Company currently operates, the terms of future Syndications and the cash flow to be generated by the related properties. Based upon its estimates of these factors, which estimates may vary materially from actual results, the Company anticipates that for at least the next two years, the aggregate Management Contract Obligations with respect to existing and future Syndications will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company from sources other than the operations of the Syndicated adult living communities to meet its Management Contract Obligations (including payment of required returns for distribution to limited partners). The aggregate amount of Management Contract Obligations relating solely to guaranteed return obligations for the remaining portion of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in scheduled capital contributions of limited partners as of October 31, 1997 with respect to the remaining portion of fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to any cash flow the related properties may generate, which cash flow would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future Syndications.


         Historically, the Company has funded, and it is anticipated that in the future the Company will fund, its expenses, including Management Contract Obligations, from its various sources. These sources consist of profits from new Syndications, incentive management fees from previous Syndications, collections on its multi-family Purchase Notes and receivables, and, to a limited extent, the proceeds from the issuance of debt. In the future, the Company anticipates that cash flow from newly developed adult living communities will be an additional source of revenue. To the extent that the Company must expend funds to meet its Management Contract Obligations, the Company will have fewer funds available to utilize for other purposes, including funds for application to its new development plan, distributions to stockholders, and to meet other liquidity and capital resource commitments. The Company will attempt to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay the Management Contract Obligations, but there can be no assurance that this will be the case.


         In the past, limited partners have been allowed to prepay capital contributions. The percentage of these prepayments received upon the closings of the Syndications averaged 71.7% in fiscal 1994, 60.9% in fiscal 1995, 65.7% in fiscal 1996 and 64.4% for the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of the typical Syndication, the Company, as the general partner of the Investing Partnership, has the option not to accept future prepayments by limited partners of capital contributions. In addition, by arranging for the acquisition of existing adult living communities through, and acting as the general partner of, partnerships, the potential exists for claims by limited partners for violations of the terms of the partnership agreements or management contracts and of applicable federal and state securities and blue sky laws and regulations.


         The Company's Management Contract Obligations are contractual obligations of the Company to make payments under the management contracts to the Owning Partnerships. As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Deferred Income Earned", the Company has deferred income on sales of interests in Owning Partnerships in respect of such Management Contract Obligations. As a result of such deferrals, the net revenues relating to sales are reduced and actual payments of such Management Contract Obligations will generally not result in the recognition of expense unless the underlying property's cash flows are less than anticipated and, as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the amount of such deferred income. Such amounts are recorded as a cost of sales expense in the period such amounts are known or paid. If the underlying property's cash flow is greater than the amount assumed in determining deferred income, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds the Management Contract Obligations, incentive management fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues," "-- Liquidity and Capital Resources" and "Business -- Partnership Offerings."

Need for Additional Financing

         The Company has instituted a development plan pursuant to which it has completed construction of three adult living community, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction of between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998 and expects to complete the construction of the remaining community currently under construction by the end of fiscal 1998. These five adult living communities, along with the three communities whose construction is already completed pursuant to the development plan, contain an aggregate of approximately 1,150 adult living apartment units. The 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 additional adult living apartment units. Three of the adult living communities that are being developed pursuant to the development plan have been financed in part through the Syndication of partnership interests in partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the development costs. The Company will own, manage and operate these three adult living communities. All of the adult living communities developed pursuant to the Company's development plan will be owned by the Company or leased by the Company pursuant to long-term leases or similar arrangements. The Company will manage and operate each of the newly developed communities.


         The Company intends to use approximately $23.0 million of its net proceeds of this Offering to fund a portion of development costs not provided by mortgage loans, which is currently anticipated to be sufficient to permit the development of approximately 12 new adult living communities, if such proceeds funded approximately 20% of the development costs. The Company will also utilize funds generated from its business operations to fund development costs not provided by construction financing for the development of additional communities. The Company anticipates that these funding sources will provide the Company with sufficient equity capital to pursue its development plan for at least 12 months at the projected rate of development. There can be no assurance that the Company will generate sufficient funds from its business operations to satisfy its projected equity investment requirements for this period. The Company will use the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, may complete additional equity or debt offerings, and/or utilize long term leases or similar forms of financing which require the investment of little or no capital on the part of the Company, to proceed with its development plan past this 12 month period at the projected rate of development. There can be no assurance that the Company will be able to successfully complete such future refinancings, offerings or obtain such long term lease or similar financing. The Company currently has no commitments for construction financing for the additional 30 to 34 adult living communities it intends to construct over the next two years. In addition, the Company intends to repay from cash from its business operations and/or refinance the approximately $2.9 million and $35.5 million in principal amount of indebtedness that becomes due in the remainder fiscal 1997 and fiscal 1998, respectively. There can be no assurance that the Company will be able to refinance such obligations in a timely manner or on acceptable terms. In addition, there are a number of circumstances beyond the Company's control and which the Company cannot predict that may result in the Company's financial resources being inadequate to meet its needs. The Company may need to seek additional funding through public or private financing, including equity financing, to satisfy these obligations. If additional funds are raised by issuing equity securities, the Company's shareholders may experience dilution. There can be no assurance, however, that adequate financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate development of some of the adult living communities that are currently contemplated in its development plan. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Also see "Shares Eligible for Future Sale" for restrictions on additional issuance of common stock.

Development Delays and Cost Overruns

         The Company has instituted a development plan pursuant to which it has completed construction of three adult living communities, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction of between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998 and expects to complete the construction of the remaining community currently under construction by the end of fiscal 1998. These five adult living communities, along with the three communities already completed pursuant to the development plan, contain an aggregate of approximately 1,150 adult living apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 adult living apartment units. Although the eight adult living communities already completed or currently under construction have been, or are being, completed according to their respective construction schedules, there can be no assurance that the Company will not suffer future delays in its development program, which could adversely affect the Company's growth. Development of adult living communities can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. Real estate development projects generally are subject to various risks, including permitting, licensing and construction delays, that may result in construction cost overruns and longer periods of operating losses. The Company intends to rely on third-party general contractors to construct new communities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, any of which difficulties also could result in increased construction costs and delays. Furthermore, project development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including inability to obtain financing, shortages of or the inability to obtain labor or materials, the inability of the general contractors or subcontractors to perform under their contracts, strikes, adverse weather conditions, delays in property lease-ups and changes in applicable laws or regulations or in the method of applying such laws and regulations. If the Company's development schedule is delayed or scaled back, the Company's business, operating results and financial condition could be adversely affected. See " -- Need for Additional Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Business -- Strategy" and "-- Operations."

Property Encumbered with Mortgage Financing


         The adult living communities currently operated by the Company are generally encumbered with mortgage financing. While these mortgage loans are obligations of the Owning Partnerships rather than direct obligations of the Company, the Company typically provides a guaranty of certain obligations under the mortgages including, for example, any costs incurred for the correction of hazardous environmental conditions. To date, the Company has incurred no material costs or expenses relating to the correction of hazardous environmental conditions. Although most of the mortgage loans are non-recourse, as of October 31, 1997 the Company was liable as a general partner for approximately $36.7 million in principal amount of mortgage debt relating to ten adult living communities and the one nursing home managed by the Company. As of October 31, 1997, the aggregate principal amount of the mortgage debt of the Owning Partnerships was approximately $192.8 million and the aggregate annual debt service obligations, excluding any balloon amounts payable at maturity, was approximately $18.0 million. Most of this debt contains provisions which limit the ability of the respective Owning Partnerships to further encumber the property. Through January 31, 2002, approximately $178.7 million of balloon payments under the mortgages will become due and payable. The Company anticipates that the Owning Partnerships will make these balloon payments by refinancing the mortgages on their respective properties. The debt service payments on such mortgage debt reduces the cash flow available for distribution by partnerships to limited partners who are typically entitled to an annual distribution of between 11% and 12% of their paid-in scheduled capital during the first five years of any partnership, to the extent not paid from cash flow from the related property. The Company anticipates that it will continue to arrange for future acquisitions of existing adult living communities through mortgage financing and Syndications.


         The Company intends to finance its future development of new adult living communities primarily through mortgage financing and other types of financing, including long-term operating leases arising through sale/leaseback transactions and may issue additional debt or equity securities, to the extent necessary. The financing of Company-developed communities will be direct obligations of the Company and, accordingly, the amount of mortgage indebtedness is expected to increase and the Company expects to have substantial debt service, and may have substantial annual lease payment, requirements in the future as the Company pursues its growth strategy. As a result, a substantial portion of the Company's revenues is expected to be devoted to debt service payments and may be devoted to fixed lease payments. There can be no assurance that the Company will generate sufficient revenues to pay its interest and principal obligations on its mortgage debt or to make any potential lease payments. In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

Receivables Relating to Multi-Family Properties -  Defaults and Bankruptcies


         The Company holds promissory notes ("Adult Living Notes", and, together with the Multi-Family Notes, "Purchase Notes") from Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living communities and Multi-Family Notes from Investing Partnerships which were formed to acquire controlling interests in Multi-Family Owning Partnerships which own multi-family properties ("Multi-Family Properties"). Although it had no obligation to do so, the Company has also made advances to various Multi-Family Owning Partnerships to support the operation of their properties, which advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Multi-Family Notes and the other receivables entitle the Company to receive all cash flow and sale or refinancing proceeds generated by the respective multi-family property until the Multi-Family Note and receivables are satisfied. As of October 31, 1997, the recorded value, net of deferred income, of Multi-Family Notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1997 relate to advances to Multi-Family Owning Partnerships. (See
Note 4 of Notes to the Company's Consolidated Financial Statements.) The Company holds 169 Multi-Family Notes which are secured by controlling interests in 128 Multi-Family Properties. As a result of the Company not being the sole payee with regard to 28 of the 169 Multi-Family Notes, the values reflected on the Company's Consolidated Financial Statements relate to only the Company's proportionate interests in these 28 Multi-Family Notes, which is typically a 50% interest. Due to the interests of third parties in these 28 Multi-Family Notes, the Company will not have sole discretion as to certain actions taken with regard to said notes, as it would if it were the only payee on the notes. The Company is not a partner in any of the Owning Partnerships which own Multi-Family Properties or in any of the corresponding Investing Partnerships.

         Historically, if the mortgage encumbering a Multi-Family Property was in default or the property was experiencing material financial difficulties, the Company established reserves, as appropriate (which reduce the Company's reported net income) due to the deemed impairment of the related Multi-Family Note and any related receivables. If the property was ultimately foreclosed upon, the Company recognized a loss equal to the recorded value of such note and receivables, net of any deferred income and reserves previously established.

         Nine Multi-Family Owning Partnerships which were in default under their mortgages previously filed petitions seeking protection from foreclosure actions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Petitions") and one additional Multi-Family Owning Partnership has surrendered its property pursuant to an uncontested foreclosure sale of such property (said ten Multi-Family Owning Partnerships are, collectively, the "Protected Partnerships"). The Company neither owns nor manages, nor is the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings. Seven of the Chapter 11 petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings in January, 1998 by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages.

         The bankruptcy petitions and risk of loss faced by the Protected Partnerships caused the related Multi-Family Notes and receivables to be deemed fully impaired. As a result, the Company recorded a non-cash loss for the year ended January 31, 1997 in the amount of $18.4 million (representing the recorded value of those Multi-Family Notes, net of deferred income and any previously established reserves). The Principal Stockholders and one of their affiliates assigned certain partnership interests in various partnerships that own Multi-Family Properties (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate, and which Assigned Interests provided additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. As a result of the transfers by the Principal Stockholders and their affiliates of the Assigned Interest and the additional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on these Multi-Family Notes.

         Fifteen of the Multi-Family Owning Partnerships remain in default on their respective mortgages. These Multi-Family Owning Partnerships have been negotiating with the respective mortgage lenders and, in some cases, have obtained workout agreements pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. As of October 31, 1997, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" held by the Company relating to these fifteen Multi-Family Owning Partnerships was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these notes and receivables may not be collected in full. It is possible that other Multi-Family Owning Partnerships which are in default of their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or possible bankruptcy proceedings.

         The Multi-Family Properties were typically built or acquired with the assistance of programs administered by the United States Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

         Certain of the Multi-Family Owning Partnerships intend to take advantage of the new HUD initiatives and/or improving market conditions to either refinance their HUD-insured mortgages with conventional mortgage financing or restructure their HUD-insured mortgage debt. In some cases, the Multi-Family Owning Partnerships may not renew rental assistance contracts as part of a strategy to reposition those Multi-Family Properties as market-rate, non-subsidized properties. Six of such Multi-Family Owning Partnerships have refinanced their HUD-insured mortgages with conventional mortgage financing and a number of other Multi-Family Owning Partnerships have applications for such commitments pending. To the extent that any of these Multi-Family Owning Partnerships complete such actions, the Company believes this will enhance and accelerate the ability of the Multi-Family Owning Partnerships to make payments to the Company on their respective Multi-Family Notes. However, there can be no assurance that the Multi-Family Owning Partnerships will be able to refinance additional mortgages or will be able to successfully reposition any of the Multi-Family Properties.

         In view of the foregoing, there can be no assurance that other Owning Partnerships that own Multi-Family Properties will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. Although the Company would have no liability in connection therewith, any such future mortgage defaults could, and, any such future filings of Chapter 11 petitions or losses of any such property through foreclosure would, cause the Company to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note previously established by the Company, which would reduce such loss. In addition, the Company could be required to realize such a non-cash loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such note is considered impaired. Such impairment would be measured under applicable accounting rules. Such losses could result in a default by the Company in its covenants under various debt obligations to maintain a specified net worth or debt-to-net worth ratio and could adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources".

         Fifty-one of the 169 Multi-Family Notes have reached their final maturity dates, and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The Multi-Family Property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more Multi-Family Properties relating to two other extended Multi-Family Notes will be refinanced in the first quarter of fiscal 1998. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects to extend maturities of other Multi-Family Notes.

Liabilities Arising From General Partner Status


         The Company is a general partner of all but one of the Adult Living Owning Partnerships and the general partner of 32 of 41 adult living Investing Partnerships. The mortgage financing of the Syndicated adult living communities and other Syndicated properties are generally without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition. Although most of the mortgage loans are non-recourse, the Company was liable as a general partner for approximately $36.7 million in principal amount of mortgage debt as of October 31, 1997 relating to ten adult living communities and the one nursing home managed by the Company.

Difficulties of Managing Rapid Expansion

         The Company will pursue an aggressive expansion program, and it expects that its rate of growth will increase as it implements its development program for new adult living communities. The Company's success will depend in large part on identifying suitable development opportunities, and its ability to pursue such opportunities, complete development, and lease up and effectively operate its adult-living communities. The Company's growth has placed a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition could be adversely affected. See "Business -- Strategy" and "Management -- Directors and Executive Officers."

Potential Increases in Debt Service Obligations Relating to Variable Rate Debt

         The Investor Note Debt, which totaled $29.1 million in aggregate principal amount at October 31, 1997, bears interest at variable rates determined by reference to the prime rate of the lending banks. Each 1% increase or decrease of the interest rate on such debt would result in an increase or decrease in the annual debt service obligation of the Company of approximately $291,000. Therefore, increases in interest rates could adversely affect the operating results and financial condition of the Company.

Right of Partnerships to Terminate Management Contracts

         All of the adult living communities and the nursing home currently operated by the Company are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's Management Contract Obligations under such contracts The five-year Management Contract Obligations period has expired for ten of the Owning Partnerships which Management Contract Obligations relate to fourteen of the Investing Partnerships. After the initial five year term, the Management Contract Obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the Owning Partnership. In general, under the terms of the Investing Partnership's partnership agreement, limited partners have only limited rights to take part in the conduct or operation of the partnership. The Company is the general partner of 36 of the 37 Owning Partnerships that own the adult living communities and the nursing home operated by the Company. The Company is also the general partner of 32 of the 41 Investing Partnerships formed to acquire equity interests in said Owning Partnerships. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. However, the new adult living communities being developed by the Company will be owned and operated directly by the Company or operated pursuant to long-term leases and, therefore, will not be subject to such management contracts. See "-- Conflicts of Interest" and "Business -- Partnership Offerings."

Right to Remove General Partner

         The partnership agreements for the 32 adult living Investing Partnerships where the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as the general partner. The Investing Partnerships, acting through their general partners, have various rights relating to matters affecting the business and affairs of the Owning Partnerships. In addition, the partnership agreements for two Owning Partnerships which are limited partnerships and for which the Company is the managing general partner provide that a majority in interest of the limited partners of the Investing Partnership and the general partner of the Investing Partnership can remove the Company as the managing general partner of the Owning Partnership. The removal of the Company as the general partner of an Investing Partnership or as the managing general partner of such an Owning Partnership could have adverse effects on the business, operating results and financial condition of the Company, especially if such removal occurs during the five-year Management Contract Obligations period for the respective Investing Partnership. Such period has expired with respect to the Investing Partnerships related to such two Owning Partnerships and such period has expired with respect to 5 of the 32 Investing Partnerships for which the Company is the general partner.

Conflicts of Interest

         Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners of certain partnerships directly and indirectly owning Multi-Family Properties. As a result of their general partner status, such persons have personal liability for recourse partnership obligations and own small equity ownership interests in such partnerships. The Company held (i) notes, aggregating $107.1 million, net of deferred income, at October 31, 1997 that were secured by the limited partnership interests in such partnerships and (ii) other partnership receivables of $54.8 million from such partnerships at October 31, 1997. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, Messrs. Luciani and Rodin and certain employees will devote a limited portion of their time to overseeing the third-party managers of Multi-Family Properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which Messrs. Luciani and Rodin have equity interests and the Company does not. Mr. Luciani devotes approximately 20% of his time to such activities and Mr. Rodin devotes approximately 5% of his time to such activities, although these amounts can vary from year to year. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers. See "Certain Transactions" and Note 11 of Notes to the Company's Consolidated Financial Statements.


         The Company is the managing general partner for 36 of the 37 Owning Partnerships which own the 37 adult living communities and one nursing home managed by the Company. The general partner of the remaining partnership is Terrace Lion Corp., a Missouri corporation whose sole officer, director and shareholder is Maurice Barksdale, a consultant to the Company. The Company also is the general partner for 32 of the 41 adult living Investing Partnerships that own equity interests in these 37 Owning Partnerships. In addition, the Company is the managing agent for the 37 adult living communities and one nursing home managed by the Company. The Company has arranged for the acquisition of adult living communities by utilizing mortgage financings and Syndications. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities and other properties. See "Business -- Partnership Offerings" and Note 11 of Notes to the Company's Consolidated Financial Statements.


         In Fiscal 1996 and 1997, the Company Resyndicated three previously Syndicated adult living communities by acquiring them from the original Owning Partnerships, which acquisitions were arranged by utilizing mortgage financing and by arranging for the ownership of the properties by new Owning Partnerships and the Syndication of interests in new Investing Partnerships. The consent of the original limited partners is required and obtained for the sale of any Syndicated adult living community, including a sale accomplished through a Resyndication. As the general partner of the original Owning Partnership and, in many cases, as the general partner of the original Investing Partnership, the Company had a fiduciary duty to make sure that the original limited partners received a fair price for the purchase of the property. Potential conflicts of interest regarding Resyndications may exist because of the Company's roles as general partner of: each of the selling and acquiring Owning Partnerships; each of the acquiring Investing Partnerships; and, in some cases, the selling Investing Partnerships. The Company will not engage in Resyndication transactions in the future.


         The Company also may have a conflict of interest in that certain of the adult living communities operated by the Company may face direct competition from other communities operated by the Company. Decisions made by the Company to benefit one such community may not be beneficial to the other, thus exposing the Company to a claim of a breach of fiduciary duty. See "Business -- Communities."

Dependence on Senior Management and Skilled Personnel

         The Company depends, and will continue to depend, on the services of its principal executive officers. The loss of the services of one or more of them could have a material adverse effect on the Company's operating results and financial condition. Certain of the Company's officers or entities controlled by them are general partners of partnerships that own or invest in real property and they may be required to devote time to such partnerships. The Company also depends on its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each of its adult living communities. If the Company is unable to hire qualified management personnel to operate such communities, the Company's business, operating results and financial condition could be adversely affected. See "-- Conflicts of Interest" and "Management."

Competition

         The long-term care industry is highly competitive, and the Company believes that the assisted-living segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home healthcare agencies, community-based service programs, adult living communities and convalescent centers. The Company expects that, as the provision of assisted-living services receives increased attention and the number of states providing reimbursement for assisted-living rises, competition will intensify as a result of new market entrants. The Company also faces potential competition from skilled-nursing facilities that provide long-term care services. Moreover, in implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire adult living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future that could limit its ability to attract residents or expand its business and therefore have a material adverse effect on its business, operating results and financial condition. Moreover, if the development of new adult living communities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of such communities could cause the Company to experience decreased occupancy and depressed cash flows and operating results. See "Business --Competition."

Staffing and Labor Costs

         The Company competes with other providers of independent- and assisted-living services with respect to attracting and retaining qualified personnel. The Company also is dependent upon the available labor pool of employees. A shortage of trained or other personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that if they do increase, they can be matched by corresponding increases in rental or management revenue. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."

Dependence on Attracting Seniors With Sufficient Resources to Pay

         The Company currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay the Company's fees from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have an adverse effect on the Company. If the Company encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected. See "Business -- Operations."

Government Regulation

         Healthcare is heavily regulated at the Federal, state and local levels and represents an area of extensive and frequent regulatory change. Currently no federal rules explicitly define or regulate independent- or assisted-living communities. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could have an adverse effect on the Company's business and operating results. The Company cannot predict whether and to what extent any such legislative or regulatory initiative will be enacted or adopted, and therefore cannot assess what effect any current or future initiative would have on the Company's business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company's operations, as well as its revenues and expenses. The Company's adult living communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically relate to fire safety, sanitation, staff training, staffing levels and living accommodations such as room size, number of bathrooms and ventilation, as well as regulatory requirements relating specifically to certain of the Company's health-related services. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit or review, could have a material adverse effect on the Company's business and operating results. See "Business -- Strategy" and "--Governmental Regulation."

Control by Certain Stockholders

         Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the holders of the Common Stock. After giving effect to this Offering, the Principal Stockholders, John Luciani and Bernard M. Rodin, will collectively beneficially own shares of Common Stock representing approximately 83.34% of the Company's Common Stock, excluding any shares of Common Stock sold pursuant to the Over-allotment Option. If the Over-allotment Option is exercised in full, the Principal Stockholders will beneficially own shares representing 80.83% of the Company's Common Stock. As a result, they will maintain control over the election of a majority of the Company's Board of Directors ("Board of Directors") and, thus, over the operations and business of the Company as a whole. In addition, such stockholders will have the ability to prevent certain types of material transactions, including a change of control of the Company. The control by John Luciani and Bernard M. Rodin over a substantial majority of the Company's Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal or a tender offer. See "Principal and Selling Stockholders."

Possible Environmental Liabilities

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. To date, the Company has not incurred any material costs of removal or remediation of such hazardous or toxic substances. However, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition. See "Business -- Government Regulation."

General Real Estate Risks

         The performance of the Company's adult living communities is influenced by factors affecting real estate investments, including the general economic climate and local conditions, such as an oversupply of, or a reduction in demand for, adult living communities. Other factors include the attractiveness of properties to tenants, zoning, rent control, environmental quality regulations or other regulatory restrictions, competition from other forms of housing and the ability of the Company to provide adequate maintenance and insurance and to control operating costs, including maintenance, insurance premiums and real estate taxes. Real estate investments also are affected by such factors as applicable laws, including tax laws, interest rates, the availability of financing and defects in title with respect to which the title companies insuring fee title have taken exception. To date, the Company has not incurred any material costs of removal or remediation with respect to such exceptions to title. The performance of the Company's adult living communities also may be adversely affected by energy shortages and the costs attributable thereto, strikes and other work stoppages by employees of the adult living communities, damage to or destruction of the adult living communities, various catastrophic or other uninsurable losses and defaults by a substantial number of tenants under their leases. The potential for operating losses and the risk of development delays and cost overruns have been previously described. In addition, real estate investments are relatively liquid and, therefore, limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

Restrictions Imposed by Laws Benefiting Disabled Persons

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional Federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its existing properties and its prototype for new development are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial. See "Business -- Government Regulation."

Liability and Insurance Risk

         The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. The Company expects that from time to time it may be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms. See "Business -- Legal Proceedings."

Absence of Public Market; Possible Volatility of Market Price of Securities

         Prior to the Offering, there have been no public markets for the Common Stock and there can be no assurance that active trading markets will develop or, if developed, be sustained after the Offering. The Company intends to apply for the Common Stock to be listed on the Nasdaq National Market. After completion of the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the markets for the shares of Common Stock, market sales of shares of Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry in general or the independent or assisted-living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the shares of Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

Negotiated Offering Price

         The initial public offering price of the Common Stock was determined based upon negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria. The factors considered in determining the price included, but were not limited to, the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this offering and the recent market prices of publicly traded securities of comparable companies. There can be no assurance that the Common Stock can be resold at the initial offering price, if at all. Purchasers of the Common Stock will be exposed to a substantial risk of a decline in the market price of the Common Stock after the Offering, if a market develops. See "Underwriting."

Policy Not to Pay Dividends on Common Stock and Potential Limitations on Ability to Pay Dividends

         The Company does not anticipate paying future dividends on its Common Stock. It is the present policy of the Board of Directors to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Discretionary Use of Proceeds


         The Company intends to use all of its net proceeds from the Offering to finance the development of new adult living communities except for approximately $3 million which the Company intends to use for working capital and general corporate purposes. However, delays or difficulties in obtaining financing or in project development could cause the Company to use such net proceeds to acquire existing adult living communities and for general corporate purposes (including payment of Management Contract Obligations). The Company's management will, therefore, retain broad discretion in allocating all of the net proceeds of the Offering. See "Use of Proceeds."


Anti-takeover Considerations

         The Company's Board of Directors has the authority to issue up to 15,000,000 shares of Preferred Stock, par value $.0001 per share and to fix the rights and preferences of such shares. Such issuance could occur without action by the holders of the Common Stock. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. This authority, together with certain provisions in the Company's Restated Certificate of Incorporation (the "Certificate") and By-Laws (including provisions that limit stockholder ability to call a stockholders meeting or to remove directors and require a two-thirds vote of stockholders for amendment of certain provisions of the Certificate or approval of certain business combinations), may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

Immediate and Substantial Dilution


         Purchasers of Common Stock in the Offering will experience immediate and substantial dilution, which, assuming an initial public offering price of $10.00 per share, will be $7.53 per share. Additional dilution may occur if the Company issues additional equity securities in the future. See "Dilution."


Shares Eligible for Future Sale

         Sales of substantial amounts of shares of Common Stock in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise equity. Upon completion of the Offering, the Company will have 18,000,000 shares of Common Stock outstanding (excluding the exercise of the Representative's Warrants). Of the shares of Common Stock outstanding after this Offering, all shares sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144. Such restricted securities may be sold subject to the limitations of Rule 144. Furthermore, the

Company intends to register approximately 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan. The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Company's stock option plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are allowed as long as the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company. In addition, the Representative holds Representative's Warrants which entitles it to purchase an aggregate of up to 300,000 shares of the Company's Common Stock at a price equal to 165% of the per share price to the public of the Common Stock. The Representative's Warrants are exercisable for a period of four years, commencing one year after their issuance. The Company has agreed that, under certain circumstances, it will use its best efforts to register the Representative's Warrants and/or the underlying Common Stock for sale in the public market. See "Shares Eligible for Future Sale" and "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the Offering (excluding the exercise of the Representative's Warrants), after deducting estimated underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $26.0 million. The Company intends to use (i) approximately $3 million of such proceeds for working capital and general corporate purposes and (ii) the balance of approximately $23.0 million to finance the development of new adult living communities. However, delays or difficulties in obtaining financing or project development could cause the Company to use the portion of such net proceeds intended for development to acquire additional existing adult living communities and for general corporate purposes, including payment of Management Contract Obligations. The Company anticipates that most of the construction loans it obtains to finance the development and lease-up costs of the new adult living communities will fund approximately 80% of such costs, requiring the Company to contribute approximately 20% of such costs. The Company estimates that the cost of developing each new adult living community utilizing construction financing (including reserves necessary to carry the community through its lease-up period) will be approximately $9.5 million. The Company will use approximately $23.0 million of its net proceeds of this Offering to fund the portion of development costs not provided by construction financing, which is currently anticipated to be sufficient to permit the development of approximately 12 of the 30 to 34 new adult living communities on which the Company plans to commence construction over the next two years if such proceeds funded approximately 20% of the development costs. The Company anticipates that the proceeds of this Offering and funds generated by its business operations will be sufficient to fund approximately 20% of these development costs for a period of at least 12 months at the anticipated rate of development. In order to maintain its development program at its projected level beyond this 12-month period, the Company intends to utilize the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, or raise additional funds through the issuance of additional debt or equity securities to fund the development costs not provided by construction financing and/or utilize long term leases or similar forms of financings which require the investment of little or no capital on the part of the Company. Although the Company has obtained financing for the eight adult living communities whose construction is completed or currently under construction, the Company does not have commitments for construction financing for any of the 30 to 34 new adult living communities on which the Company plans to commence construction over the next two years. The Company believes that it will be able to obtain such needed additional financing. There can be no assurance, however, that the Company will be able to obtain the financing and/or sale-leasebacks, or complete any additional debt or equity offerings, necessary to complete its development plan. See "Risk Factors -- Need for Additional Financing," "-- Discretionary Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy".

         Pending the uses outlined above, funds will be placed into short term investments such as governmental obligations, bank certificates of deposit, banker's acceptances, repurchase agreements, short term debt obligations, money market funds, and interest bearing accounts. The Company has not established investment criteria for such short-term investments.


                                 DIVIDEND POLICY

         The Company does not anticipate paying future dividends on its Common Stock. It is the present policy of the Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. During fiscal 1995 and fiscal 1996, the Company and its predecessors paid dividends and other distributions of $1,700,000, and $794,000, respectively, exclusive of amounts reflected as officers' compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

                                 CAPITALIZATION

         The following table sets forth the actual consolidated capitalization of the Company at October 31, 1997, and as adjusted to reflect (i) the sale of the Common Stock by the Company in this Offering and (ii) the application of the estimated net proceeds thereof. The table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                       As of October 31, 1997
                                                                   Actual              As Adjusted
                                                                   ------              -----------
                                                                            (in thousands)
                                                                            --------------
Bank Debt................................................        $ 40,123            $   40,123
Other debt, principally debentures.......................         117,017               117,017
Construction Loan Payable................................          16,755                16,755
Stockholders' equity:
  Preferred Stock, $.0001 par value; 15,000,000
    shares authorized; none issued and outstanding.......              --                    --
  Common Stock, $.01 par value;
    40,000,000 shares authorized; 15,000,000 shares
    issued and outstanding; 18,000,000 shares issued
    and outstanding as adjusted(1).......................             150                   180
  Additional paid-in capital (1).........................          54,321                80,291
  Accumulated deficit....................................         (27,517)             ( 27,517)
                                                                 --------             ---------
      Total stockholders' equity.........................          26,954                52,954
                                                                 --------             ---------
        Total capitalization.............................        $200,849             $ 226,849
                                                                 ========             =========


(1) Does not include 2,500,000 shares reserved for issuance under the Company's stock option plan and 300,000 shares issuable upon exercise of the Representative's Warrants.

                                    DILUTION


         The net tangible book value of the Company's Common Stock at October 31, 1997 was approximately $18,449,000, or $1.23 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total net assets of $26,954,000 less intangible assets of $8,505,000). After giving effect to the sale of the Common Stock offered hereby (based upon an assumed initial public offering price of $10 per share of Common Stock, and after deduction of underwriting discounts and estimated offering expenses payable by the Company), pro forma net tangible book value of the Common Stock as of October 31, 1997 would have been $44,479,000 or $2.47 per share, representing an immediate increase in pro forma net tangible book value of $1.24 per share to existing shareholders and an immediate dilution of $7.53 per share to new investors purchasing Common Stock. The following table illustrates the immediate per share dilution:



Assumed initial public offering price per share...............         $10.00
                                                                       ------
  Net tangible book value per share as of
    October 31, 1997..........................................           1.23
  Increase per share attributable to new investors............
                                                                         1.24
Pro forma net tangible book value per share                            ------
  after offering..............................................           2.47
                                                                       ------
Net tangible book value dilution per share to new investors...         $ 7.53
                                                                       ------



         The following tables summarize, on a pro forma basis at October 31, 1997, the difference between the number of shares purchased from the Company, total consideration paid and the average price paid per share by existing stockholders (based upon Total Stockholders' Equity at October 31, 1997) and new investors after giving effect to the Offering:

                                                      Shares Purchased           Total Consideration Paid
                                                      ----------------           ------------------------
                                                                                                           Average Price
                                                    Number         Percent         Amount        Percent     Per Share
                                                    ------         -------         ------        -------     ---------

Principal Stockholders(1)...............         15,000,000        83.34%        26,954,000       47.33%           1.80
New investors(1) .......................          3,000,000        16.66%        30,000,000       52.67%          10.00
                                                -----------        ------        ----------       ------
         Total..........................         18,000,000        100.0%        56,954,000       100.0%
                                                ===========        ======        ==========       ======


(1) Upon completion of the Offering (excluding the Over-allotment Option), the Principal Stockholders will own 15,000,000 shares of Common Stock, and the new investors will own 3,000,000 shares of Common Stock, representing 100% of the outstanding shares of Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (in thousands, except per share data and other data)


    The following selected consolidated financial statement of operations and balance sheet data have been taken or derived from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes thereto included herein. The results of operations for the nine months ended October 31, 1996 and 1997 (as restated) have been prepared on the same basis as the year end financial statements and are unaudited, but in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for an interim period may not give a true indication of results for the full year. All references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995). See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                                                                          Nine months
                                                     Years Ended January 31, (4)                     ended October 31,(4)
                                      --------------------------------------------------------       --------------------
                                       1993          1994        1995         1996        1997         1996        1997
                                       ----          ----        ----         ----       -----         ----        ----
Statement of Operations Data:
Revenues:
  Sales ..........................    $ 18,170    $  20,973   $ 22,532    $ 31,973    $ 36,021       $ 21,524    $ 31,401
  Syndication fee income .........       6,484        7,654      5,587       8,603       7,690          4,976       6,529
  Deferred income earned .........         792        7,502      4,399       9,971       5,037            708       4,246
  Interest income ................      13,209       13,315      9,503      12,689      13,773         11,043       8,081
  Property management fees from
     related parties .............         560        3,854      4,351       4,057       2,093          1,604       3,250
  Equity in earnings from
     partnerships ................         129          206        276         356         423            250         357
  Other income ...................          --           --         --       1,013          --             --         283
                                      --------    ---------   --------    --------    --------       --------    --------
Total Revenues ...................      39,344       53,504     46,648      68,662      65,037         40,105      54,147
                                      ========    =========   ========    ========    ========       ========    ========
Costs and expenses:
  Cost of sales ..................      14,411       26,876     21,743      27,688      34,019         19,468      25,947
  Selling ........................       7,027        6,706      6,002       7,664       7,176          4,603       6,186
  Interest .......................      11,874       10,991     13,610      15,808      16,394         12,017      13,991
  General and administrative .....       5,617        5,226      6,450       7,871       7,796          5,687       6,415
  Loss on impairment of notes
   and receivables ...............          --           --         --          --      18,442         18,442          --
  Write-off of registration costs           --           --         --          --          --             --       3,107
  Officers' compensation(1) ......       1,200        1,200      1,200       1,200       1,200            900         900
  Depreciation and amortization ..         975        1,433      2,290       2,620       3,331          2,539       2,650
                                      --------    ---------   --------    --------    --------       --------    --------
Total Costs and Expenses                41,104       52,432     51,295      62,851      88,358         63,656      59,196
                                      ========    =========   ========    ========    ========       ========    ========
Income (loss) before provision
(benefit) for income taxes .......      (1,760)       1,072     (4,647)      5,811     (23,321)       (23,551)     (5,049)
Provision for income taxes .......          --           --         --          --          --             --          --
                                      --------    ---------   --------    --------    --------       --------    --------
Net income (loss)(5)...............     (1,760)       1,072     (4,647)      5,811     (23,321)       (23,551)     (5,049)
Pro-forma income tax provision
 (benefit)(2) ...................         (704)         429     (1,859)      2,324          --             --          --
                                      --------    ---------   --------    --------    --------       --------    --------
Pro-forma net income (loss)(2) ...    $ (1,056)    $    643   $ (2,788)   $  3,487    $(23,321)      $(23,551)    $(5,049)
                                      ========    =========   ========    ========    ========       ========    ========
Pro-forma earnings (loss) per
  common share(2) ................       $(.07)    $    .04   $   (.19)   $    .23    $  (1.55)      $  (1.57)    $  (.34)
                                      ========    =========   ========    ========    ========       ========    ========
Pro-forma weighted average
  common shares used .............    $ 15,000       15,000     15,000      15,000      15,000         15,000      15,000
                                      ========    =========   ========    ========    ========       ========    ========
Other Data:
  Adult living communities
    operated (end of period) .....          14           18         24          28          31             29          36
                                      ========    =========   ========    ========    ========       ========    ========
  Number of units (end of
    period) ......................       2,336        2,834      3,683       4,164       4,480          4,119       5,192
                                      ========    =========   ========    ========    ========       ========    ========
  Average occupancy
    percentage (3) ...............        90.6%        90.4%      89.3%       94.7%       91.3%          93.4%       93.1%
                                      ========    =========   ========    ========    ========       ========    ========



                                                                                          As of
                                         As of January 31, (as restated) (5)            October 31,
                                   -----------------------------------------------      -----------

                                   1993       1994       1995      1996       1997         1997
                                   ----       ----       ----      ----       ----         ----
Balance Sheet Data:
  Cash and cash equivalents        $  6,455   $  9,335  $ 10,950   $ 17,961   $ 14,111     $  9,679
  Notes and receivables-net         234,583    227,879   220,482    224,204    222,399      238,128
  Total assets...........           251,116    248,854   248,553    260,023    261,661      288,074
  Total liabilities......           203,990    211,647   217,879    225,238    229,658      261,120
  Stockholders' equity...            47,126     37,207    30,674     34,785     32,003       26,954

----------
(1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amounts are treated as dividends for purposes of the Company's financial statements. In fiscal 1992 through fiscal 1996, such officers also received $360,000; $5,496,000; $943,000;
     $850,000 and $397,000 each as a dividend. See "Management."

(2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during the years ended January 31, 1993 through January 31, 1996.

(3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

(4) Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.


(5) Subsequent to the issuance of the Company's fiscal 1996 Consolidated Financial Statements, the Company discovered that certain prior period costs and advances were erroneously expensed in a prior period. As a result, the Company's Consolidated Financial Statements have been restated from the amounts previously reported to reflect the correction of this error. See Note 13 to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


         The Company is a fully integrated provider of adult living accommodations and services which acquires, develops and manages adult living communities. The Company's revenues have been, and are expected to continue to be, primarily derived from Syndications of partnerships it organizes to acquire existing adult living communities. The Company manages the Syndicated adult living communities and is one of the largest operators of adult living communities in the United States. The Company manages 37 adult living communities containing 5,265 adult living apartment units offering both independent and assisted-living services in 12 states in the Sun Belt and the Midwest. The Company also manages one nursing home. The Company has approximately 1,600 employees and directly conducts the day-to-day operations of the adult living communities it manages. As of January 31, 1998, the Company had an average occupancy rate at the adult living communities it manages of approximately 93%. To the extent that the development plan to construct new adult living communities, as described below, is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications would decrease and the percentage of its revenues derived from newly constructed adult living communities would increase and, the Company believes, over time, become the primary source of the Company's revenues.


         The Company was formed pursuant to the merger of various Sub-Chapter S corporations which were wholly owned by the Principal Stockholders and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly owned by the Principal Stockholders and (ii) the Principal Stockholders individually. In exchange for the transfer of such stock and assets, the Principal Stockholders received shares of the Company's Common Stock. These transactions are collectively called the "reorganization". All of the assets and liabilities of the reorganization were transferred at historical cost. The reorganization was effective as of April 1, 1996. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Principal Stockholders, were historically reported on a combined basis.


         Historically, the Company has arranged for the acquisition and development of adult living and multi-family communities by utilizing mortgage financing and Syndications. The Company is the general partner of all but one of the Owning Partnerships that own the 37 adult living communities and the one nursing home in the Company's portfolio and the Company manages all of the adult living communities and the nursing home in its portfolio. These 37 adult living communities and the one nursing home managed by the Company are owned by the respective Owning Partnerships and not by the Company.


         The Company enters into a management contract with each Owning Partnership pursuant to which the Company agrees to manage the adult living community. As part of the management fee arrangements, the management contract requires the Company, for a period not to exceed five years, to pay to the Owning Partnership (to the extent that cash flows generated by the property are not sufficient) amounts sufficient to fund the Management Contract Obligations. The Company, therefore, has no direct obligation to pay specified returns to limited partners. Rather, the Company is obligated pursuant to the management contract to pay to the Owning Partnership amounts sufficient to make the specified returns to the limited partners, to the extent the cash flows generated by the property are insufficient to do so. The Owning Partnership then distributes these amounts to the Investing Partnership which, in turn, distributes these amounts to the limited partners. As a result of the Management Contract Obligations, the Company essentially bears the risks of operations and financial viability of the related property for such five-year period. The management contract, however, rewards the Company for successful management of the property by allowing the Company to retain any cash flow generated by the property in excess of the amount needed to satisfy the Management Contract Obligations. After the initial five-year period, the limited partners are entitled to the same rate of return they were entitled to during the initial five-year period, but only to the extent there is sufficient cash flow from the property, and any amounts of cash flow available after payment of the specified return to limited partners are shared as follows: 40% to the Company as an incentive management fee and 60% for distribution to the limited partners. The management contract is not terminable during this five-year period and is terminable thereafter by either party upon thirty to sixty days notice. As part of the purchase price for the Purchased Interest paid by the Investing Partnership to the Company, the Company receives a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners.

         Future revenues, if any, of the Company relating to previously Syndicated adult living communities would primarily arise in the form of (i) deferred income earned on sales of the Purchased Interest in the related Owning Partnership, (ii) management fees, (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities, (iv) interest income on purchase notes receivable, and (v) earnings derived from the Company's equity interests in Owning Partnerships and Investing Partnerships. Future revenues, if any, of the Company relating to future Syndications of adult living communities would primarily arise from any initial profit recognized upon completion of the Syndication and from the same items listed in the previous sentence.


         The Company intends to continue to arrange for future acquisitions of existing adult living communities by utilizing mortgage financing and Syndications, and anticipates that between six and twelve communities will be acquired in this manner during the next two years. Future Syndications will require the allocation of funds generated by the Company to cover the Company's initial costs relating to the Syndication transactions (primarily any funds required to acquire the property above the amounts received from the mortgage financing obtained, the costs of any improvements to the property deemed necessary and the costs associated with arranging for the sale of the partnership interests). The Company typically pays these costs from the proceeds it receives from its sale of the Purchased Interests to the Investing Partnership. In addition, future Syndications may require the allocation of the Company's funds to satisfy any associated Management Contract Obligations (including payment of required returns for distribution to limited partners) that are not funded from the respective property's operations.


         The Company continually seeks adult living communities which it deems are good acquisition prospects. In deciding which properties it has and will acquire, the Company's senior management exercises its business judgement to determine which properties are good acquisition candidates and what constitutes an acceptable purchase price. There are no fixed criteria for these decisions, but rather, a number of factors are considered, including the size, location, occupancy history, physical condition, current income and expenses, quality of current management, local demographic and market conditions, existing competition and proposed entrants to the market.


         In Fiscal 1996 and 1997, the Company Resyndicated three previously Syndicated adult living communities by acquiring them from the original Owning Partnerships, which acquisitions were arranged by utilizing mortgage financing and by arranging for the ownership of the properties by new Owning Partnerships and the Syndication of interests in new Investing Partnerships. Since two of these Resyndications occurred after the termination of the Management Contract Obligations for the respective properties, and the third Resyndication occurred towards the end of the Management Contract Obligations period for such property, the Resyndications have generally had the same impact on current and future revenues and expenses (i.e. an opportunity for new earnings and a new set of Management Contract Obligations) as the Syndication of a property acquired from an unaffiliated third party. The consent of the original limited partners is required and obtained for the sale of any Syndicated adult living community, including a sale accomplished through a Resyndication. In obtaining the consent of the limited partners to the Resyndications, the Company waived its rights to participate in the proceeds of sale received by the original Owning Partnerships. The Company does, however, recognize sales revenues and related cost of sales resulting in a net profit from the Resyndications. Each of the management contracts with the original Owning Partnerships was terminated. The Company manages the Resyndicated Communities pursuant to new management contracts and has Management Contract Obligations thereunder. As the general partner of the original Owning Partnership and, in many cases, general partner of the original Investing Partnership, the Company had a fiduciary duty to make sure that the original limited partners received a fair price for the purchase of the property. Potential conflicts of interest regarding Resyndications may have existed because of the Company's roles as general partner of: each of the selling and acquiring Owning Partnerships; each of the acquiring Investing Partnerships; and, in some cases, the selling Investing Partnerships.
The Company will not engage in Resyndication transactions in the future.


         The Company has instituted a development plan pursuant to which it has completed construction of three adult living communities, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction on between 30 and 34 additional new adult living communities over the next two years. The Company plans to own or lease pursuant to long-term operating leases or similar arrangements the adult living communities that will be developed under the plan. The Company will manage and operate each of the newly developed communities. The Company does not intend to Syndicate any of its newly developed adult living communities. The Company estimates that the cost of developing each new adult living community (including reserves necessary to carry the community through its lease up period) utilizing mortgage financing will be approximately $9.5 million and utilizing long-term lease financing will be approximately $10 million. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998 and expects to complete construction of the remaining community under construction by the end of fiscal 1998. These five adult living communities, along with the three communities already completed pursuant to the development plan, contain an aggregate of approximately 1,150 adult living apartment units. The 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 additional adult living apartment units. The Company will use a substantial portion of the proceeds of this Offering, funds generated by its business operations, mortgage construction financing, the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities, and may complete additional issuances of debt or equity securities to finance the development, construction and initial operating costs of additional new adult living communities. Two of the completed adult living communities and two of the adult living communities currently under construction are being financed, and will be operated, by the Company pursuant to long-term leases. The Company may use additional long-term leases or similar arrangements which require the investment of little or no capital on the part of the Company, to the extent necessary to proceed with this development plan.

         The Company derives its revenues from sales of general partnership interests in Owning Partnerships to Investing Partnerships, recognition of deferred income with respect to such sales of general partnerships interests, interest on notes received by the Company from such Investing Partnerships as part of the purchase price for the sale of such general partnership interests, and property management fees received by the Company:

o Sales. Income from sales of general partnership interests in Owning Partnerships is recognized when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.

o Syndication Fee Income. The Company earns syndication fee income equal to the expenses of the syndication which include commissions.

o Deferred Income Earned. The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the Syndications of Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships"). In a typical Syndication, the Company enters into a management contract with the Adult Living Owning Partnership, pursuant to which the Company is required to pay, for a five-year period, any Management Contract Obligations not paid from cash flow from the related property. The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Management Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for the property. Any deferred income liability created in the year the interest in the Owning Partnership is sold increases the cost of sales for that period. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the Initial Cash Flow for the year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability (such excess amount is included as a component of cost of sales). If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. The Company recognized such incentive management fees in the amount of $3.9 million, $3.3 million, $1.2 million and $2.6 million for the years ended January 31, 1995, 1996 and 1997 and the nine months ended October 31, 1997, respectively. The Company accounts for the Syndication of Investing Partnerships which were formed to acquire controlling interests in

Owning Partnerships which own Multi-Family Properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of the sale, the Company deferred all future income to be recognized on each of these transactions. Losses on these properties are recognized immediately upon sale. Syndications relating to Multi-Family Owning Partnerships account for 87% of the Company's deferred income.

o Interest Income. The Company has notes receivable with respect to Adult Living Notes. Such Adult Living Notes have stated interest rates ranging from 11% to 13.875% per annum and are due in installments over five years from the date the Investing Partnership acquired its interest in the Adult Living Owning Partnership. Each Adult Living Note represents senior indebtedness of the related Investing Partnership and is collateralized by the Investing Partnership's interest in the Adult Living Owning Partnership that owns the related adult living community. These properties generally are encumbered by mortgages. The mortgages generally bear interest at rates ranging from 8% to 9.5% per annum. The mortgages generally are collateralized by a mortgage lien on the related adult living communities. Principal and interest payments on each Adult Living Note also are collateralized by the investor notes payable to the Investing Partnership to which the limited partners are admitted.

         The Company also has notes receivable with respect to the Multi-Family Notes. Such Multi-Family Notes have maturity dates ranging from ten to fifteen years from the date the partnership interests were sold. Fifty-one of the 169 MultiFamily Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The underlying property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more Multi-Family properties relating to two other extended Multi-Family Notes will be refinanced in the first quarter of fiscal 1998. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects that it may need to extend maturities of other Multi-Family Notes. The notes represent senior indebtedness of the related Investing Partnership and typically are collateralized by a 99% partnership interest in the Multi-Family Owning Partnership that owns the related Multi-Family Property. These properties are encumbered by mortgages, which generally bear interest at rates ranging from 7% to 12% per annum. The mortgages are typically collateralized by a mortgage lien on the related MultiFamily Property. Interest payments on each Multi-Family Note also are collateralized by the related investor notes.

o Property Management Fees. Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

o Equity in Earnings from Partnerships. The Company accounts for its interest in limited partnerships under the equity method of accounting. Under this method the Company records its share of income and loss of the entity based upon its general partnership interest.

o Existing Defaults and Bankruptcies of Owning Partnerships. As described in "Liquidity and Capital Resources", fifteen of the Multi-Family Owning Partnerships are currently in default on their mortgages. Nine other Multi-Family Owning Partnerships, previously filed petitions seeking protection from foreclosure under Chapter 11 of the U.S. Bankruptcy Code. In addition, one Multi-Family Owning Partnership surrendered its property pursuant to an uncontested foreclosure sale of such property. Seven of the Chapter 11 Petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. It is possible that the other Multi-Family Owning Partnerships are in default on their mortgages will also file Chapter 11 Petitions. In addition, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. The Company neither owns nor manages these properties, nor is it the general partner of any Multi-Family Owning Partnerships, including the Protected Partnerships, but rather merely holds the related Multi-Family Notes and Other Partnership Receivables as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings. Any such future mortgage defaults, however, could, and any such future filings of Chapter 11 Petitions or the loss of any such property through foreclosure would, cause the

Company to realize a non-cash loss of up to the recorded value for such Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserve for said note previously established by the Company (which would reduce such loss). See "Risk Factors - Receivables Relating to Multi-Family Properties - Existing Defaults and Bankruptcies.

Results of Operation

o Revenues


         Total revenues for the three months ended October 31, 1997 were $20.8 million compared to $12.7 million for the three months ended October 31, 1996, representing an increase of $8.1 million or 63.8%. Total revenues for the nine months ended October 31, 1997 were $54.1 million compared to $40.1 million for the nine months ended October 31, 1996, representing an increase of $14.0 million or 34.9%. Total revenues for the year ended January 31, 1997 ("Fiscal 1996") were $65.0 million compared to $68.7 million for the year ending January 31, 1996 ("Fiscal 1995"), representing a decrease of 3.7 million or 5.4%. Total revenues for Fiscal 1995 were $68.7 million compared to $46.6 million for year ended January 31, 1995, ("Fiscal 1994"), representing an increase of $22.1 million or 47.4%.


         Sales (income from the sale of partnership interests) for the three months ended October 31, 1997 were $10.5 million compared to $6.9 million for the three months ended October 31, 1996, representing an increase of $3.6 million or 52.2%. The increase in sales was attributable to more favorable Syndication terms as compared to Syndications completed in the earlier period, as partially offset by the Syndication of properties with less initial cash flow as compared to the Syndications in the prior period. The terms of a Syndication become more favorable for the Company if there is an increase in the ratio of
(a) the purchase price paid to the Company by the Investing Partnership for its interest in the Operating Partnership, to (b) the initial cash flow of the community. Sales for the nine months ended October 31, 1997 were $31.4 million compared to $21.5 million for the nine months ended October 31, 1996, representing an increase of $9.9 million or 46.0%. Approximately 55% of the increase in sales was attributable to more favorable Syndication terms as compared to Syndications completed in the earlier period, and approximately 45% of the increase in sales was attributable to the Syndication of properties with greater initial cash flow as compared to the Syndications in the prior period. Sales for Fiscal 1996 were $36.0 million compared to $32.0 million for Fiscal 1995, representing an increase of $4.0 million or 12.5%. The increase in sales was attributable to the Syndication of properties with greater initial cash flow as compared to the Syndications in the prior period, as partially offset by less favorable Syndication terms as compared to Syndications completed in the earlier period. Sales for Fiscal 1995 were $32.0 million compared to $22.5 million for Fiscal 1994, representing an increase of $9.5 million or 42.2%. The increase is attributable to more favorable Syndication terms obtained in Fiscal 1995 as compared to Syndications in the prior period, as offset by the Syndication of properties with less initial cash flow as compared to Syndications in the prior period.

         Syndication fee income for the three months ended October 31, 1997 was $1.9 million compared to $1.5 million for the three months ended October 31, 1996, representing an increase of $400,000 or 26.7%. Syndication fee income for the nine months ended October 31, 1997 was $6.5 million compared to $5.0 million for the nine months ended October 31, 1996, representing an increase of $1.5 million or 30%. The increases are attributable to higher total professional fees and commissions paid relating to the greater sales revenues generated in the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996. Syndication fee income for Fiscal 1996 was $7.7 million compared to $8.6 million for Fiscal 1995, a decrease of $900,000 or 10.5%. The decrease is attributable to a slightly lower commission rate for the Syndication of six Investing Partnerships during Fiscal 1996 as compared to the commission rate for the Syndication of six Investing Partnerships during Fiscal 1995. Syndication fee income for Fiscal 1995 was $8.6 million as compared to $5.6 million for Fiscal 1994, an increase of $3.0 million or 53.6%. The increase is attributable to higher total commissions paid for the Syndication of six Investing Partnerships in Fiscal 1995 as compared to the total commissions paid for the Syndication of four Investing Partnerships in Fiscal 1994.

         Deferred income earned for the three months ended October 31, 1997 was $3.8 million as compared to $200,000 for the three months ended October 31, 1996, representing an increase of $3.6 million or 1,800%. Deferred income earned for the nine months ended October 31, 1997 was $4.2 million as compared to $700,000 for the nine months ended October 31, 1996, representing an increase of $3.5 million or 500%. The increases are attributable to the cash flows generated by adult living communities in the three and nine months ended October 31, 1997 exceeding the estimates used to establish deferred income liabilities in the three and nine months ended October 31, 1997 to a greater degree than such cash flow
                                       37
exceeded estimates in the three and nine months ended October 31, 1996. Deferred income realized for Fiscal 1996 was $5.0 million as compared to $10.0 million for the Fiscal 1995, representing a decrease of $5.0 million or 50.0%. The decrease is attributable to (i) the cash flows generated by adult living communities in Fiscal 1995 exceeding the estimates used to establish deferred income liabilities for Fiscal 1995 to a greater degree than such cash flow in Fiscal 1996 exceeded estimates used to establish deferred income liabilities for Fiscal 1996; and (ii) the refinancing of a number of adult living communities during March 1996 which resulted in additional deferred income being earned in Fiscal 1995. In March 1996, the Company arranged for the refinancing of existing mortgages on seven adult living communities and initial mortgage financing on four adult living communities which had previously been acquired on an all cash basis, which resulted in the return of over $43.0 million of capital to limited partners and which reduced the Company's Management Contract Obligations with respect to such limited partners. Because the refinancings were committed to in Fiscal 1995 and closed before the completion of the Company's financial statements for Fiscal 1995, the Company recognized the effect on deferred income with respect to such refinanced properties in Fiscal 1995 rather than Fiscal 1996. Deferred income earned increased to $10.0 million in Fiscal 1995 from $4.4 million in Fiscal 1994, representing an increase of $5.6 million or 127.3%. The increase in the recognition of deferred income earned is primarily as a result of increased cash flows from adult living communities and the refinancing of a number of adult living communities in March 1996, as described above.

         Interest income for the three months ended October 31, 1997 was $2.5 million as compared to $3.2 million for the three months ended October 31, 1996, representing a decrease of $700,000 or 21.9%. The decrease is primarily attributable to an interest payment realized on a mortgage debt restructuring for a Multi-Family Property in the three months ended October 31, 1996. Interest income for the nine months ended October 31, 1997 was $8.1 million as compared to $11.0 million for the nine months ended October 31, 1996, representing a decrease of $2.9 million or 26.4%. The decrease is primarily attributable to (i) the accelerated receipt of interest payments in the three months ended April 30, 1996 due to the refinancing of a number of adult living communities (which includes the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage) in March 1996 which reduced interest payments that otherwise would have been received in the three months ended April 30, 1997, (ii) an interest payment realized on a mortgage debt restructuring for a Multi-Family Property in the nine months ended October 31, 1996, and (iii) a reduction of interest income due to the refinancings of the adult living communities which resulted in the prepayment of mortgages which were assets of the Company. Interest income for Fiscal 1996 was $13.8 million compared to $12.7 million for Fiscal 1995, an increase of $1.1 million or 8.7%. The refinancing of a number of adult living communities in March 1996 resulted in the return of over $43.0 million of capital to limited partners, thereby accelerating the receipt of scheduled interest payments received by the Company in the three months ending April 30, 1996. This accelerated receipt of scheduled interest payments in the three months ended April 30, 1996 caused interest income for Fiscal 1996 to be greater than interest income for Fiscal 1995, but was partially offset by (a) a reduction of the scheduled interest payments and
(b) a reduction of interest income due to the prepayment of mortgages held by the Company, which resulted from the adult living refinancings. In addition, this increase in interest income was partially offset by a decrease in Fiscal 1996 of the cash flow generated by various Multi-Family Properties, which the Company receives as interest income, as compared to such cash flows generated in Fiscal 1995. Interest income for Fiscal 1995 was $12.7 million compared to $9.5 million for Fiscal 1994, representing an increase of $3.2 million or 33.7%. Such increase reflects the increased aggregate interest received on notes from limited partnerships as a result of an increase in the aggregate principal amount of such notes. The increase in aggregate principal amount reflects an increase in the number of Syndicated adult living communities operated by the Company and in the six Syndications completed in Fiscal 1995, compared to the four Syndications completed in Fiscal 1994. The increase in interest income in Fiscal 1995 also reflects an interest payment realized in connection with a mortgage debt restructuring for a MultiFamily Property. The revenues of the Company in the periods covered in the Consolidated Financial Statements reflect little or no cash flow throughout such periods (which the Company would receive as interest income on Multi-Family Notes) from those Multi-Family Properties with respect to which there are existing mortgage defaults.

         Property management fees from related parties for the three months ended October 31, 1997 was $2.1 million compared to $800,000 for the three months ended October 31, 1996, representing an increase of $1.3 million or 162.5%. Property management fees from related parties for the nine months ended October 31, 1997 was $3.3 million compared to $1.6 million for the nine months ended October 31, 1996, representing an increase of $1.7 million or 106.3%. The increases are primarily attributable to the increase in cash flows from the underlying Owning Partnerships exceeding the specified rate of return to the limited partners. Property management fees from related parties was $2.1 million in Fiscal 1996 as compared to $4.1 million in Fiscal 1995, representing a decrease of $2.0 million or 48.8%. This decrease is attributable to (i) operating expenses (including maintenance and repair expenses) increasing at a rate greater than historically, as partially offset by increases in rental revenues, (ii) a decrease in the average occupancy of the Company's portfolio of adult living communities,

(iii) the increased debt service on various adult living communities due to the refinancing of such properties (which include the initial mortgage financing of certain properties that had been previously acquired without mortgage financing) in March 1996, which reduced the cash flow produced by such properties and the incentive management fees these properties generate to a greater extent than the resulting reduction of the Company's Management Contract Obligations in Fiscal 1996 due to said refinancing, and (iv) the establishment of capital improvement reserves pursuant to the terms of the newly refinanced loans, which reserves reduce the cash flow and incentive management fees these properties generate. Property management fees from related parties was $4.1 million in Fiscal 1995 as compared to $4.4 million in Fiscal 1994, representing a decrease of $300,000 or 6.8%. The decrease is attributable to a decrease in incentive management fees generated by the adult living communities during Fiscal 1995.

         Equity in earnings from partnerships was $100,000 for the three months ended October 31, 1997 as compared to $100,000 for the three months ended October 31, 1996, representing no change. Equity in earnings from partnerships was $400,000 for the nine months ended October 31, 1997 as compared to $300,000 for the nine months ended October 31, 1996, representing an increase of $100,000 or 33.3%. The increase is attributable to the Syndication of additional properties in which the Company retains a general partnership interest. Equity in earnings from partnerships was $400,000 for Fiscal 1996 and Fiscal 1995, representing no change. Equity in earnings from partnerships was $400,000 in Fiscal 1995 as compared to $300,000 in Fiscal 1994, representing an increase of $100,000 or 33.3%. The increase is attributable to the Syndication of additional properties in which the Company retains a general partnership interest.


         The Company realized other income for the nine months ended October 31, 1997 of approximately $300,000 due to the write-off of a liability that is no longer required. There was no other income earned for the three months and the nine months ended October 31, 1996. The Company recognized other income for Fiscal 1995 of $1.0 million which resulted from the restructuring and reduction of a development fee obligation of the Company. There was no other income in either Fiscal 1996 or Fiscal 1994.


o Cost of Sales

         Cost of sales (which includes (i) the cash portion of the purchase price for properties plus related transaction costs and expenses and (ii) any payments by the Company in respect of Management Contract Obligations) for the three months ended October 31, 1997 was $10.9 million compared to $8.7 million for the three months ended October 31, 1996, representing an increase of $2.2 million or 25.3%. The increase is attributable to (i) increased funding due to Management Contract Obligations and (ii) greater aggregate purchase prices of the adult living communities in the three months ended October 31, 1997 as compared to the three months ended October 31, 1996. Cost of sales as a percentage of sales and syndication fee income was 88.0% in the three months ended October 31, 1997 as compared to 103.5% in the three months ended October 31, 1996. The decrease is attributable to the ability to obtain more favorable mortgage financings for the acquisitions as partially offset by (i) less favorable terms when acquiring adult living communities (in view of the relationship between the initial cash flow generated by the properties and their purchase prices), and (ii) increased funding due to the Management Contract Obligations in three months ended October 31, 1997 as compared to the three months ended October 31, 1996. Cost of sales for the nine months ended October 31, 1997 was $25.9 million compared to $19.5 million for the nine months ended October 31, 1996, representing an increase of $6.4 million or 32.8%. The increase is attributable to (i) greater purchase prices of the adult living communities, and (ii) increased funding due to Management Contract Obligations in the nine months ended October 31, 1997 as compared to the nine months ended October 31, 1996. Cost of sales as a percentage of sales and syndication fee income was 68.4% in the nine months ended October 31, 1997 as compared to 73.5% in the nine months ended October 31, 1996. The decrease is attributable to the ability to obtain more favorable mortgage financings for the acquisitions as partially offset by (i) less favorable terms when acquiring adult living communities (in view of the relationship between the initial cash flow generated by the properties and their purchase prices), and (ii) increased funding due to Management Contract Obligations in the nine months ended October 31, 1997 as compared to the nine months ended October 31, 1996. Cost of sales for Fiscal 1996 was $34.0 million as compared to $27.7 million for Fiscal 1995, representing an increase of $6.3 million or 22.7%. The increase is attributable to increased funding due to Management Contract Obligations in Fiscal 1996 as compared to Fiscal 1995. Cost of sales as a percentage of sales and syndication fee income was 77.8% in Fiscal 1996 as compared to 68.2% in Fiscal 1995. The increase is attributable to increased funding due to Management Contract Obligations, as partially offset by the Company's ability to acquire properties on more favorable terms and to obtain more favorable mortgage financings for its acquisitions (i.e.-higher-loan-to-value ratios which reduces the cash portion of the purchase prices and preferred interest rates) in Fiscal 1996 as compared to Fiscal 1995. Cost of sales for Fiscal 1995 was $27.7 million compared to $21.7 million in Fiscal 1994, representing an increase of $6.0 million or 27.6%. The increase can be primarily attributed to the acquisition by the Company of six properties in Fiscal 1995 with combined purchase prices of $35.0 million as compared to the acquisition of four properties in Fiscal 1994 with combined purchase prices of $22.3 million. The increase in the aggregate purchase price of properties acquired was partially offset by an increased use of mortgage financing for acquisitions in Fiscal 1995 from levels of mortgage financing for Fiscal 1994, which reduced the cash expenditures by the Company for such acquisitions. Cost of sales as a percentage of sales and syndication fee income decreased from 77.3% in Fiscal 1994 to 68.2% in Fiscal 1995. The decrease can be attributed principally to the Company's ability to obtain more favorable mortgage financing for its acquisitions (i.e. - higher loan-to-value ratios and preferred interest rates), which has contributed to the decrease in the cost of sales, and has enabled the Company also to obtain more favorable terms for Syndications which has contributed to the increase in sales, thus creating larger gross margins.

         Several factors, including the decline of the real estate market in the late 1980's and early 1990's, which resulted in a number of distressed property sales and limited competition from other prospective purchasers, allowed the Company to acquire existing adult living communities at such time on relatively favorable terms. Mortgage financing, however, was generally either not available or available only on relatively unattractive terms during this period, which made acquisitions more difficult because they either required large outlays of cash or the use of mortgage financing on relatively unfavorable terms. During the last several years, several factors have contributed towards a trend to less favorable terms for acquisitions of adult living communities, including a recovery in the market for adult living communities and increased competition from other prospective purchasers of adult living communities. The Company, however, has been able to obtain mortgage financing on increasingly favorable terms (i.e. the Company has obtained mortgages for a greater percentage of the purchase price and at preferred interest rates). These factors, combined with an overall reduction of interest rates, have partially offset the factors that have led to more unfavorable acquisition terms. A significant change in these or other factors (including, in particular, a significant rise in interest rates) could prevent the Company from acquiring communities on terms favorable enough to offset the start-up losses of newly-developed communities as well as the Company's debt service obligations, Management Contract Obligations and the Company's selling, and general and administrative expenses.

o Selling Expenses

         Selling expenses for the three months ended October 31, 1997 was $1.8 million as compared to $1.1 million in the three months ended October 31, 1996, representing an increase of $700,000 or 63.6%. Selling expenses for the nine months ended October 31, 1997 was $6.2 million as compared to $4.6 million for the nine months ended October 31, 1996, representing an increase of $1.6 million or 34.8%. The increases are attributable to higher commissions paid on a greater sales volume for Syndications completed in the three and nine months ended October 31, 1997 as compared to the commissions paid on a lower sales volume for Syndications completed in the three and nine months ended October 31, 1996. Selling expenses for Fiscal 1996 was $7.2 million as compared to $7.7 million for Fiscal 1995, representing a decrease of $500,000 or 6.5%. The decrease is attributable to a lower commission rate paid on a higher sales volume for Syndications completed in Fiscal 1996 as compared to the commission rate and sales volume for Syndications completed in Fiscal 1995.
 Selling expenses for Fiscal 1995 were $7.7 million compared to $6.0 million in Fiscal 1994, representing an increase of $1.7 million or 28.3%. The increase was attributable to higher commissions paid on greater sales volume for Syndications completed in Fiscal 1995 as compared to commissions paid for Syndications completed in Fiscal 1994.

o Interest Expense

         Interest expense for the three months ended October 31, 1997 was $5.2 million as compared to $4.2 million for the three months ended October 31, 1996, representing an increase of $1.0 million or 23.8%. Interest expense for the nine months ended October 31, 1997 was $14.0 million as compared to $12.0 million for the nine months ended October 31, 1996, representing an increase of $2.0 million or 16.7%. The increases are attributable to increases in the principal amount of debt and an increase in interest rates for such debt during the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996, as partially offset by the elimination of certain of the Company's mortgage debt due to the refinancing of two adult living communities in March 1996 and the refinancing of a third adult living community in July 1996. Interest expense for Fiscal 1996 was $16.4 million as compared to $15.8 million in Fiscal 1995, representing an increase of $600,000 or 3.8%. The increase can be primarily attributed to increases in debt and related interest rates on such debt during the period as partially offset by decreases in debt due to the refinancing of two adult living communities in March 1996. Until the refinancings, the mortgages on the two communities were direct obligations of the Company and the corresponding interest payments were included in the Company's interest expense. These mortgages are now direct obligations of the Owning Partnerships that own these properties and the corresponding interest payments are no longer included in the Company's interest expense. Interest Expense included interest payments on Debenture Debt which had an average interest rate of 12.05% per annum in Fiscal 1996 and the nine months ended October 31, 1997 and was secured by the Purchase Note Collateral. During Fiscal 1996 and the nine months ended October 31, 1997, total interest expense with respect to Debenture Debt was approximately $9.2 million and $6.2 million respectively and the Purchase Note Collateral produced approximately $2.3 million and $1.5 million respectively of interest and related payments to the Company, which was $6.9 million and $4.7 million respectively less than the amount required to pay interest on the Debenture Debt. Interest expense for Fiscal 1995 was $15.8 million compared to $13.6 million for Fiscal 1994, representing an increase of $2.2 million or 16.2%. Interest expense included interest payments on Debenture Debt which had an average interest rate of 11.95% per annum in Fiscal 1995 and was secured by the Purchase Note Collateral. During Fiscal 1995, total interest expense with respect to Debenture Debt was approximately $8.7 million and the Purchase Note Collateral produced approximately $2.0 million of interest and related payments to the Company, which was $6.7 million less than the amount required to pay interest on the Debenture Debt.

o General and Administrative Expenses


         General and administrative expenses for the three months ended October 31, 1997 was $2.4 million as compared to $2.0 million in the three months ended October 31, 1996 representing an increase of $400,000 or 20%. The increase is attributable to increases in professional fees, salary cost and other office expenses in managing and arranging for the acquisition of the Company's portfolio of adult living communities which increased by two in the three months ended October 31, 1997, as partially offset by the capitalization of expenses relating to the implementation of the Company's development program. General and administrative expenses for the nine months ended October 31, 1997 was $6.4 million as compared to $5.7 million for the nine months ended October 31, 1996, representing an increase of $700,000 or 12.3%. The increase is attributable to increases in professional fees, salary costs and other office expenses in managing and arranging for the acquisition of the Company's portfolio of adult living communities which increased by five adult living communities during the nine months ended October 31, 1997, as partially offset by the capitalization of expenses relating to the implementation of the Company's development program. General and administrative expenses for Fiscal 1996 was $7.8 million as compared to $7.9 million in Fiscal 1995, representing a decrease of $100,000 or 1.3%. The decrease is attributable to the capitalization of expenses relating to the implementation of the Company's development program, which became significant during the year, as partially offset by increases in salary costs and other office expenses in implementing the Company's development program and in managing and arranging for the acquisition of the Company's adult living communities portfolio which increased by four adult living communities in Fiscal 1996. General and administrative expenses were $7.9 million in Fiscal 1995 compared to $6.5 million in Fiscal 1994, representing an increase of $1.4 million or 21.5%. The increase primarily reflects additional salary costs incurred in instituting the Company's new development program and in managing and arranging for the acquisition of the Company's portfolio of adult living communities, which increased by six adult living communities in Fiscal 1995, and also reflects increases in various office expenses.


o Loss on Impairment of Notes and Receivables

         The Company realized no loss on impairment of notes and receivables for the three months ended October 31, 1997 as compared to a non-cash loss of $1.6 million for the three months ended October 31, 1996, representing a decrease of $1.6 million or 100%. The Company recognized no loss on impairment of notes and receivables for the nine months ended October 31, 1997 as compared to a $18.4 million non-cash loss for the nine months ended October 31, 1996, representing a decrease of $18.4 million or 100%. The Company realized a non-cash loss on impairment of notes and receivables of $18.4 million in Fiscal 1996 as compared to no such loss for Fiscal 1995 or Fiscal 1994. These losses equal the recorded value, net of deferred income and reserves, of Multi-Family Notes and the related "Other Partnership Receivables" relating to nine Multi-Family Owning Partnerships which filed petitions under Chapter 11 of the U.S. Bankruptcy Code seeking protection from foreclosure actions and one Multi-Family Owning Partnership that surrendered its property pursuant to an uncontested foreclosure sale of such property. As a result of the related transfers by the Principal Stockholders and one of their affiliates of additional assets to the Investing Partnerships which issued such Multi-Family Notes, the Company recorded a contribution to capital of $21.3 million. See --"Liquidity and Capital Resources."

o Write-off of Registration Costs

         The Company expensed approximately $3.1 million of costs relating to its proposed initial public offering of equity securities in the nine months ended October 31, 1997. Such costs were incurred prior to April 30, 1997.


o Officers' Compensation

         Officers' Compensation was $300,000 for the three months ended October 31, 1997 and October 31, 1996, respectively and $900,000 for the nine months ended October 31, 1997 and October 31, 1996, respectively. Officers' compensation was $1.2 million for Fiscal 1996, Fiscal 1995 and Fiscal 1994.

o Depreciation and Amortization

         Depreciation and amortization consists of amortization of deferred debt expense incurred in connection with debt issuance. Depreciation and amortization for the three months ended October 31, 1997 was $1.1 million as compared to $800,000 for the three months ended October 31, 1996, representing an increase of $300,000 or 37.5%. Depreciation and amortization for the nine months ended October 31, 1997 was $2.7 million as compared to $2.5 million for the nine months ended October 31, 1996, representing an increase of $200,000 or 8.0%. The increases are attributable to the increased amortization of deferred loan costs due to the issuance of additional debenture debt and unsecured debt during the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996. Depreciation and amortization was $3.3 million in Fiscal 1996 as compared to $2.6 million in Fiscal 1995, representing an increase of $700,000 or 26.9%. The increase is attributable primarily to the prepayment of debt which resulted in the acceleration of the unamortized portion of the related costs and also to the issuance of additional Debenture Debt and Unsecured Debt in Fiscal 1995 which had its full amortization impact in Fiscal 1996. Depreciation and amortization for Fiscal 1995 was $2.6 million compared to $2.3 million for Fiscal 1994, representing an increase of $300,000 or 13.0%. The increase is attributable to the issuance of additional Debenture Debt in Fiscal 1994, which had its full amortization impact in Fiscal 1995.

Liquidity and Capital Resources

         The Company historically has financed operations through cash flow generated by operations, Syndications and borrowings consisting of Investor Note Debt, Unsecured Debt, Mortgage Debt and Debenture Debt. The Company's principal liquidity requirements are for payment of operating expenses, costs associated with development of new adult living communities, debt service obligations, and Management Contract Obligations.


         Cash flows used by operating activities for the nine months ended October 31, 1997 were $13.9 million and were comprised of (i) net loss of $5.0 million plus (ii) adjustments for non-cash items of $1.6 million less (iii) the net change in operating assets and liabilities of $10.5 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.7 million, plus write-off of registration costs of $3.1 million, offset by deferred income earned of $4.2 million. The net change in operating assets and liabilities of $10.5 million was primarily attributable to an increase in notes and receivables of $15.7 million. Approximately 65% of the increase in notes and receivables was attributable to an increase in adult living Purchase Notes due to new Syndications as offset by principal reductions on adult living Purchase Notes relating to previous Syndications, approximately 18% of the increase in notes and receivables were attributable to an increase in other partnership receivables primarily due to advances made to Multi-Family Owning Partnerships, and approximately 17% of the increase in notes and receivables was attributable to an increase in accrued interest receivable, which represents the accrual of interest on the Multi-Family Notes. The Multi-Family Notes accrue interest based on the collectibility of such interest. The proceeds from the collection of the investor notes pay interest on the related Multi-Family Notes. The investors make one annual payment on their investor notes every January. Interest on the Multi-Family Notes accrues during each fiscal year as the annual collection date for the related investor notes draws nearer. The increase in accrued interest on Multi-Family Notes, therefore, is not reflective of any impairment of Multi-Family Notes. Cash flows used by operating activities for the nine months ended October 31, 1996 were $200,000 and were comprised of (i) net loss of $23.6 million plus (ii) adjustments for non-cash items of $20.3 million plus (iii) the net change in operating assets and liabilities of $3.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.6 million and loss on impairment of receivables of $18.4 million offsest by deferred income earned of $700,000. Cash flows provided by operating activities for Fiscal 1996 were $2.5 million and were comprised of: (i) net loss of $23.3 million plus (ii) adjustments for non-cash items of $16.7 million plus (iii) the net change in operating assets and liabilities of $9.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $3.3 million and loss on impairment of receivables of $18.4 million less deferred income earned of $5.0 million. Cash flows provided by operating activities for Fiscal 1995 were $1.0 million and were comprised of: (i) net income of $5.8 million less (ii) adjustments for non-cash items of $7.4 million plus (iii) the net change in operating assets and liabilities of $2.6 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.6 million offset by deferred income earned of $10.0 million. Cash flows provided by operating activities for Fiscal 1994 were $1.1 million and were comprised of: (i) net loss of $4.6 million less (ii) adjustments for non-cash items of $2.1 million plus
(iii) the net change in operating assets and liabilities of $7.8 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.3 million offset by deferred income earned of $4.4 million.


         Net cash used by investing activities for the nine months ended October 31, 1997 of $13.8 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments in general partner interests in Syndicated adult living communities. Net cash used by investing activities for the nine months ended October 31, 1996 of $5.7 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments in general partner interests in adult living communities as offset by the distribution of refinancing proceeds due to the Company's portion of general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1996 of $7.2 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments and general partner interests in Syndicated adult living communities for the period offset by a decrease in investments due to the distribution of refinancing proceeds due to the Company's portion of general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1995 of $567,000 was comprised of the increase in investments in general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1994 of $591,000 was comprised of the increase in investments in general partner interests in adult living communities.


         Net cash provided by financing activities for the nine months ended October 31, 1997 of $23.3 million was comprised of (i) proceeds from the issuance of new debt of $36.3 million less debt repayments of $21.8 million plus
(ii) proceeds from construction mortgage financing of $14.0 million less (iii) payments of notes payable of $100,000 plus (iv) increase in notes payable of 2.0 million less (v) the increase in other assets of $7.1 million. Net cash used by financing activities for the nine months ended October 31, 1996 of $3.2 million was comprised of (i) proceeds from the issuance of new debt of $38.2 million less debt repayments of $39.4 million less (ii) payments of notes payable of $100,000 less (iii) an increase in other assets of $1.1 million less (iv) dividends paid of $800,000. Net cash used by financing activities for Fiscal 1996 of $900,000 was comprised of: (i) proceeds from the issuance of new debt of $57.8 million less debt repayments of $55.3 million plus (ii) proceeds from construction mortgage financing of $2.8 million less (iii) payments of notes payable of $200,000 less (iv) dividends paid of $800,000 and less (v) the increase in other assets of $3.4 million due to the capitalization of costs relating to the development and construction of new properties and the issuance of new debt offset by the amortization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1995 of $6.6 million was comprised of: (i) proceeds from the issuance of new debt of $52.0 million less debt repayments of $39.3 million less (ii) payments of notes payable of $1.6 million less (iii) dividends paid of $1.7 million and less (iv) the increase in other assets of $2.8 million due to the capitalization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1994 of $1.1 million was comprised of: (i) debt repayments of $31.3 million less proceeds from the issuance of new debt of $44.0 million less (ii) payments of notes payable of $2.6 million less (iii) dividends paid of $1.9 million less (iv) the increase in other assets of $7.1 million due to the capitalization of loan costs primarily in connection with Debenture Debt.


         At January 31, 1997, the Company had total indebtedness, excluding accrued interest, of $141.8 million, consisting of $69.9 million of Debenture Debt, $46.1 million of Unsecured Debt, $5.0 million of Mortgage Debt and $20.8 million of Investor Note Debt. As of October 31, 1997, the Company has increased Investor Note Debt from $20.8 million to $29.1 million, increased Unsecured Debt from $46.1 million to $49.7 million and increased Debenture Debt from $69.9 million to $72.4 million. As a result, total indebtedness increased from $141.8 million to $156.2 million and the Company had cash and cash equivalents at October 31, 1997 of $9.7 million.

         Of the principal amount of total indebtedness at January 31, 1997, $21.4 million becomes due in the fiscal year ending January 31, 1998; $33.6 million becomes due in the fiscal year ending January 31, 1999; $20.9 million becomes due in the fiscal year ending January 31, 2000; $21.1 million becomes due in the fiscal year ending January 31, 2001; $25.6 million becomes due in the fiscal year ending January 31, 2002, and the balance of $19.2 million becomes due thereafter.

Of the amount maturing in the fiscal year ending January 31, 1998, $900,000 is Investor Note Debt which the Company repaid as of October 31, 1997 through the collection of investor notes. The balance, approximately $20.5 million, includes $2.7 million of Debenture Debt, and $17.8 million of Unsecured Debt. During the nine months ended October 31, 1997, the Company extended approximately $300,000 of Debenture Debt and repaid approximately $1.1 million of Debenture Debt and approximately $16.2 million of Unsecured Debt. The balance of $1.6 million of Unsecured Debt and $1.3 million of Debenture Debt which mature during the last quarter of fiscal 1997, together with interest on outstanding debt, will be repaid from a portion of the proceeds of the $12 million of new Unsecured Debt and $ 8.0 million of new Debenture Debt which the Company is in the process of issuing (of which none of the Unsecured Debt and approximately $3.6 million of the Debenture Debt was issued as of October 31, 1997), the issuance of additional debt securities and funds generated by the Company's business operations.


         The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. The Company has recently renegotiated certain of its most restrictive covenants. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $26,250,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. The Company has experienced fluctuations in its net worth over the last several years. At January 31, 1995, the Company had a net worth of $30.7 million, at January 31, 1996, the Company had a net worth of $34.8 million, at January 31, 1997, the Company had a net worth of $32.0 million, and at October 31, 1997, the Company had a net worth of $27.0 million. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.0 million at October 31, 1997. Pursuant to the Capstone Agreement, the Company would be required to maintain a net worth of no less than $39.8 million. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to net worth ratio of, in the most restrictive case, no more than 6 to 1. At January 31, 1997 and October 31, 1997, the Company's debt for borrowed money to consolidated net worth ratio was 4.6 to 1 and 5.8 to 1, respectively and would have been 3.0 to 1 on October 31, 1997 on a pro forma basis, after giving effect to this Offering. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company or upon a default in other obligations of the Company.


         The Company has utilized mortgage financing and Syndications to arrange for the acquisitions of the adult living communities it operates and intends to continue this practice for future acquisitions of existing adult living communities. The Company does not intend to Syndicate its newly developed communities. The limited partnership agreements of the Investing Partnerships provide that the limited partners are entitled to receive for a period not to exceed five-years specified distributions equal to 11% to 12% per annum of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company has Management Contract Obligations. During Fiscal 1996 and the nine months ended October 31, 1997, the adult living communities with respect to which the Company had such Management Contract Obligations distributed to the Company, after payment of all operating expenses and debt service, an aggregate of $9.7 million and $7.9 million, respectively, for application to the Company's Management Contract Obligations. During such periods, the Company's Management Contract Obligations exceeded such distributions by an aggregate of $5.6 million and $5.2 million, respectively. Of the $5.6 million the Company paid in respect to Management Contract Obligations for Fiscal 1996 (i) approximately 64% was attributable to difficulties the Company experienced in renting a sufficient number of adult living units relating to two Syndications involving multi-family properties that the Company acquired from third parties and believed could successfully be converted to adult living communities (the conversion of one of these properties to an adult living community is continuing and is currently 80% occupied by adult living residents, and the conversion of the other property was unsuccessful and the property is being operated as a multi-family property by a third-party managing agent) and one underperforming adult living community, (ii) approximately 27% was attributable to operating expenses (including maintenance repairs and costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, and (iii) approximately 9% was attributable to the increased debt service, including the establishment of capital improvement reserves, on certain adult living communities due to the refinancing of such adult living communities (which includes the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage), which refinancings reduced the cash flow generated by such adult living communities to a greater extent than the resulting reduction of the Company's Management Contract Obligations relating to such properties. As a result of the refinancings, $43 million was distributed to limited partners as a return of capital. This return of capital reduced the amount of capital upon which the Company has Management Contract Obligations. Of the $5.2 million the Company paid in respect to Management Contract Obligations for the nine months ended October 31, 1997 (i) approximately 45% was attributable to operating expenses (including maintenance and repair costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, (ii) approximately 33% was attributable to the decrease in the average occupancy of the Company's portfolio of adult living communities, and (iii) approximately 22% was attributable to difficulties the Company experienced in renting a sufficient number of adult living units relating to one Syndication where a multi-family property was converted to an adult living community (which community is currently 80% occupied by adult living residents) and one underperforming adult living community.

         The aggregate amount of Management Contract Obligations relating solely to returns to limited partners based on existing management contracts is $3.9 million for the remaining portion of Fiscal year 1997, $15.4 million for Fiscal 1998, which will increase to $17.4 in Fiscal 1999, and decrease to $16.4 million in Fiscal 2000, decrease to $11.2 million in Fiscal 2001 and decrease to $2.4 million in Fiscal 2002. Such amounts of Management Contract Obligations are calculated based upon paid-in scheduled capital contributions of limited partners as of October 31, 1997 with respect to Fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to any cash flow the related properties may generate, which would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future Syndications.

         The initial five-year term of the management contracts and the related Management Contract Obligations have expired for 10 Owning Partnerships which Management Contract Obligations relate to fourteen Investing Partnerships. Although the Company has no obligation to fund operating shortfalls after the five-year term of the management contracts, as of October 31, 1997, the Company had advanced an aggregate of approximately $400,000 to two Owning Partnerships to fund operating shortfalls . In both cases, the Company had arranged for Syndications involving multi-family properties that the Company acquired from third parties and believed could be successfully converted to adult living communities. One of these conversion attempts was unsuccessful and the property is now being operated as a multi-family property by a third-party managing agent. The other property has experienced difficulties in its conversion to an adult living community, but the conversion process is continuing. These advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Company has no present intention to attempt other conversions of multi-family properties to adult living communities.

         The refinancings of a number of adult living communities in Fiscal 1996 resulted in over $43 million being returned to limited partners, which reduced the amount of capital upon which the Company is obligated to make payments in respect of the Management Contract Obligations. The amount paid by the Company with respect to its Management Contract Obligations for Fiscal 1996 was partially offset by an increase in interest income received by the Company for Fiscal 1996, which was also the result of the refinancings. While the refinancings increased the Company's funding of Management Contract Obligations in the short term, the long term effect will be a reduction of the Company's Management Contract Obligations relating to the refinanced properties. The capital that was returned to the limited partners (which causes the reduction in the Company's Management Contract Obligations) was applied first to the later years in which their capital contributions are due and then to the earlier years. The refinancings, therefore, reduce the Company's Management Contract Obligations more in future years than in the current year and the following year. The aggregate amount of the Company's Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties and the terms of future Syndications. The Company anticipates that for at least two years the Management Contract Obligations with respect to existing and future Syndications will exceed the cash flow generated by the related properties, which will result in the need to utilize funds generated by the Company from sources other than the operations of the Syndicated adult living communities to make Management Contract Obligations payments. The Company intends to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay amounts utilized to pay Management Contract Obligations, but there can be no assurance that this will be the case.

         In the past, limited partners have been allowed to prepay capital contributions. The percentage of the prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships averaged 71.7% in Fiscal 1994, 60.9% in Fiscal 1995, 65.7% in Fiscal 1996 and 64.4% for
the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes held by the Company. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of the offerings, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.


         The Company holds 169 Multi-Family Notes which are secured by controlling interests in Multi-Family Owning Partnerships which own 128 Multi-Family Properties. Although it has no obligation to do so, the Company has also made advances to various Multi-Family Owning Partnerships to support the operation of their properties, which advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Multi-Family Notes and the Other Partnership Receivables entitle the Company to receive all cash flow and sale or refinancing proceeds generated by the respective multi-family property until the Multi-Family Note and Other Partnership Receivables are satisfied. As of October 31, 1997, the recorded value, net of deferred income, of Multi-Family Notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1997 relate to advances to Multi-Family Owning Partnerships. (See Note 4 of Notes to the Company's Consolidated Financial Statements.)


         The Multi-Family Notes relating to the Protected Partnerships were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, did not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The Protected Partnerships could not reach agreement with the new mortgage holders and such new mortgage holders began to threaten and institute foreclosure proceedings. In July 1996, the Principal Stockholders and one of their affiliates assigned partnership interests in 12 partnerships that own 12 multi-family properties located in various towns and cities in Georgia and South Carolina (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate and provided additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company neither owns nor manages these properties, nor is it the general partner of any Multi-Family Owning Partnerships, including the Protected Partnerships, but rather, merely holds the related Multi-Family Notes and Other Partnership Receivables as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

         The Company established appropriate reserves during these time periods to reflect the varying extent of impairment of the applicable Multi-Family Notes in view of the state of facts at such times. The bankruptcy petitions and risk of loss faced by the Protected Partnerships caused the related Multi-Family Notes and receivables to be deemed fully impaired. As a result, the Company recorded a non-cash loss in fiscal 1996 in the amount of $18.4 million (representing the recorded value of these Multi-Family Notes and receivables, net of deferred income and any previously established reserves). In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in Fiscal 1996. As a result of the transfer by the Principal Stockholders and their affiliate of the Assigned Interests and the additional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on those Multi-Family Notes and receivables.


         Seven of the Chapter 11 Petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings in January 1998 by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. The two Investing Partnerships related to these two Protected Partnerships have transferred the respective Assigned Interests back to the Principal Stockholders and their affiliate.

            Fifteen of the Multi-Family Owning Partnerships remain in default on their respective mortgages. As of October 31, 1997, the recorded value, net of deferred income, of the multi-family Purchase Notes and "Other Partnership Receivables" held by the Company relating to these fifteen Multi-Family Owning Partnerships was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these notes and receivables may not be collected in full. It is possible that other Multi-Family Owning Partnerships which are in default of their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors.

         In addition, many of the multi-family properties are dependent to varying degrees on housing assistance payment contracts with the United States government, most of which will expire over the next few years. In view of the foregoing, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but rather, holds the related Multi-Family Notes and Other Partnership Receivables as receivables. Any such future mortgage defaults could, and any such future filings of Chapter 11 Petitions or the loss of any such property through foreclosure would, cause the Company to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note and advances previously established by the Company, which would reduce such loss. In addition, the Company could be required to realize such a non-cash loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such note is considered impaired. Such impairment would be measured under applicable accounting rules. Such losses, if any, while non-cash in nature, could adversely affect the Company's business, operating results and financial condition.

         The Multi-Family Properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

         Certain of the Multi-Family Owning Partnerships intend to take advantage of the new HUD initiatives and/or improving market conditions to either refinance their HUD-insured mortgages with conventional mortgage financing or restructure their HUD-insured mortgage debt. In some cases, the Multi-Family Owning Partnerships may make certain improvements to the properties and may not renew rental assistance contracts as part of a strategy to reposition those MultiFamily Properties as market-rate, non-subsidized properties. Six of such Multi-Family Owning Partnerships refinanced their HUD-insured mortgages with conventional mortgage financing and a number of others have applications for commitments pending. To the extent that any of these Multi-Family Owning Partnerships complete such actions, the Company believes that the ability of the multi-family Investing Partnerships to make payments to the Company on their respective Multi-Family Notes will be enhanced and accelerated. However, there can be no assurance that the Multi-Family Owning Partnership will be able to refinance their mortgages or will be able to successfully reposition any of the Multi-Family Properties.

         As previously described, the Protected Partnerships (and the other defaulting Multi-Family Owning Partnerships) have generated little or no cash flow and, therefore, the related Multi-Family Notes have contributed little or no interest income in the periods covered in the Consolidated Financial Statements of the Company. The Assigned Interests have, prior to their assignment to the Investing Partnerships, generated positive cash flows. To the extent the Assigned Interests continue to generate positive cash flows, the Company will be entitled to receive such amounts as interest income on the related Multi-Family Notes.

         The future growth of the Company will be based upon the continued acquisition of existing adult living communities and the development of newly-constructed adult living communities. The Company anticipates that it will acquire between six and twelve existing adult living communities over the next two years. It is anticipated that acquisitions of existing adult living communities will be arranged by utilizing a combination of mortgage financing and Syndications. In January, 1998, the Company acquired and Syndicated one adult living community in Adrian, Michigan containing 73 apartment units. The Company regularly obtains such acquisition mortgage financing from three different commercial mortgage lenders and, in view of its ready access to such mortgage financing, has not sought any specific commitments or letters of intent with regard to future, unidentified acquisitions. Similarly, the Company believes that it has sufficient ability to arrange for acquisitions of existing adult living communities in part by Syndications. In Fiscal 1996 and 1997, the Company acquired three previously Syndicated adult living communities (the "Resyndicated Communities") from the original Owning Partnerships, which acquisitions were arranged by utilizing mortgage financing and Resyndications. The Company manages the Resyndicated Communities pursuant to new management contracts and has Management Contract Obligations thereunder.
The Company will not engage in other Resyndication transactions in the future.


         In a typical Syndication, limited partners agree to pay their capital contributions over a five-year period, and deliver notes representing the portion of their capital contribution that has not been paid in cash. The Company borrows against the notes delivered by limited partners to generate cash when needed, including to pursue its plan for the development of new adult living communities and to repay debt. The Company's present Investor Note Debt lenders do not have sufficient lending capacity to meet all of the Company's future requirements. However, the Company currently is negotiating with several new Investor Note Debt lenders which the Company believes will have sufficient lending capacity to meet all of the Company's foreseeable Investor Note Debt borrowing requirements on acceptable terms.

         The Company has instituted a development plan pursuant to which it has completed construction of three adult living communities, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction on between 30 and 34 additional new adult living communities over the next two years. The Company plans to own or lease pursuant to long-term operating leases or similar arrangements the adult living communities that will be developed under the plan. The Company will manage and operate each of the newly developed communities. The Company estimates that the cost of developing each new adult living community (including reserves necessary to carry the community through its lease up period) utilizing mortgage financing will be approximately $9.5 million and utilizing long-term lease financing will be approximately $10 million. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998. The Company expects to complete construction of the remaining community currently under construction by the end of fiscal 1998. These five adult living communities, along with the three communities already completed pursuant to the development plan, contain an aggregate of approximately 1,150 adult living apartment units. The 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 addtional adult living apartment units. With respect to two of the five adult living communities currently under construction, the Company has entered into long-term leases to finance these developments. The Company anticipates that the proceeds of this Offering, funds generated by its business operations and construction mortgage financing will provide sufficient funds to pursue its development plan for at least 12 months at the projected rate of development. The Company will use the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, additional long-term leases or similar forms of financing which require the investment of little or no capital on the part of the Company, or may use funds raised through the issuance of additional debt or equity securities, to continue with its development plan for more than the next 12 months at its projected rate of development. There can be no assurance that funds generated by these potential sources will be available or sufficient to complete the Company's development plan. In addition, there are a number of circumstances beyond the Company's control and which the Company cannot predict that may result in the Company's financial resources being inadequate to meet its needs. A lack of available funds may require the Company to delay, scale back or eliminate some of the adult living communities that are currently contemplated in its development plan. See "Risk Factors -- Need for Additional Financing" and "Use of Proceeds."

         The first new communities being constructed pursuant to the Company's development plan are in Texas. The Company completed construction with mortgage financing for up to $7.0 million on an adult living community in Corpus Christi, Texas, and is nearing the completion of construction on sites in Round Rock, and Temple, Texas, with mortgage financing for up to $7.6 million and $7.3 million, respectively. The Company has commenced construction with construction financing for $7.1 million on an adult living community in Tyler, Texas. The Company holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites.


         The Company has, and may in the future, utilize long-term lease financing arrangements to develop and operate new communities. The Company has obtained up to $39 million of financing from Capstone for 100% of the development cost of four adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company has completed construction on two of these communities in San Angelo and El Paso, Texas, and is nearing completion of construction on two of these communities which are located in Wichita Falls and Abilene, Texas. Pursuant to this financing arrangement, Capstone acquired the properties and entered into a development agreement and a lease agreement with the Company with respect to each property. Each development agreement required that construction commence within 30 days after the acquisition of the property and be complete within 15 months of commencement. Each lease agreement will have a term of 15 years with three optional five-year renewal periods. The agreement requires a covenant that each community financed by Capstone maintain annualized earnings before certain deductions of at least 1.25 times the rent from the respective adult living community. The obligations under the development agreements are, and the obligations under the leases will be, direct obligations of the Company. The Company will be granted a right of first refusal and an option to purchase the properties. The Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.0 million at October 31, 1997. Therefore, the Company would be required, pursuant to the Capstone Agreement, to maintain a net worth of no less than $39.8 million.


         The Company is actively engaged in negotiations with other mortgage and long-term lease lenders to provide additional construction financing. The Company anticipates that most of the construction mortgage loans it obtains to finance the development and lease-up costs of new adult living communities will contain terms where the lender will fund approximately 80% of such costs, requiring the Company to contribute approximately 20% of such costs. The Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

o Impact of the Year 2000 on Computer Systems and Applications

         The Company has assessed the potential for its computer systems and applications to fail and create erroneous results by or at the year 2000 and has modified, and plans to continue to test and modify as necessary, its computer systems and applications to permit proper functioning in and after the year 2000. The Company believes that most such required modifications have been made and does not expect to have any material year 2000 problems. The costs incurred to date for such modifications have been, and it is expected that any future costs will be, immaterial.

         The Company's assessment of the adult living communities which it manages has led it to believe that such communities will not be affected by year 2000 issues to any material extent. Since the computer systems of the Company and the adult living communites managed by it are not linked to those of any other party, the Company does not believe that year 2000 problems of third parties will create the potential for system failures for the Company or the adult living communities that it manages. The Company does not believe that year 2000 problems, if any, faced by its suppliers, creditors or others will have any material impact on the Company, although there can be no assurance that this will be the case.

o New Accounting Pronouncements

         The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 128, "Earnings per Share" establishes standards for computing and presenting earnings per share, and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement No. 129, "Disclosure of Information about Capital Structure" establishes standards for disclosing information about an entity's capital structure, and is effective for financial statements for periods ending after December 15, 1997. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. The Company believes that its future adoption of these standards will not have a material effect on the Companys financial position or results of operations.

                                    BUSINESS

General


         The Company is a fully integrated provider of adult living accommodations and services which acquires, develops and manages adult living communities. Although, the Company's revenues have been and are expected to continue to be, primarily derived from Syndications, to the extent the Company implements its new development program, it anticipates that the revenues derived therefrom will increase. The Company manages adult living communities which have been acquired utilizing Syndications. The Company is one of the largest managers of adult living communities in the United States, operating communities offering both independent- and assisted-living services. The Company currently manages 37 adult living communities containing 5,265 adult living apartment units in 12 states in the Sun Belt and the Midwest. The Company also manages one nursing home containing 57 beds. One of the adult living communities the Company operates contains 70 skilled nursing beds. The Company has approximately 1,600 employees and directly conducts the day-to-day operations of the adult living communities it manages. At January 31, 1998 the communities managed by the Company had an average occupancy rate of approximately 93%. The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75. To the extent that the development plan described below is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications would decrease and the percentage of revenues derived from newly constructed adult living communities would increase and, the Company believes, over time, become the primary source of the Company's revenues.


         Historically, the Company has arranged for the acquisition and development of multi-family and adult living properties by utilizing mortgage financing and by arranging Syndications of 41 Investing Partnerships formed to acquire interests in the 37 Owning Partnerships that own the adult living communities and the nursing home managed by the Company. These 37 adult living communities and one nursing home are owned by the respective Owning Partnerships and not by the Company. The Company is the managing general partner of all but one of the Owning Partnerships and the Company manages all of the adult living communities and one nursing home in its portfolio. The Company is also the general partner of 32 of the 41 Investing Partnerships.


         In a typical Syndication, the Company identifies an adult living community suitable for acquisition and forms an Owning Partnership (in which it is the managing general partner and initially owns all of the partnership interests) to acquire the property. An Investing Partnership is also formed ( in which the Company is also the general partner with a 1% interest) to purchase from the Company a 99% partnership interest in the Owning Partnership (the "Purchased Interest"), leaving the Company with a 1% interest in each of the Owning Partnership and the Investing Partnership. The purchase price for the Purchased Interest is paid in part in cash and in part by a note from the Investing Partnership with a term of approximately five years ( a "Purchase Note"). Limited partners purchase partnership interests in the Investing Partnership by agreeing to make capital contributions over approximately five years to the Investing Partnership, which allows the Investing Partnership to pay the purchase price for the Purchased Interest, including the Purchase Note. Limited Partners are typically permitted to pre-pay their scheduled capital contributions. The limited partnership agreement of the Investing Partnership provides that the limited partners are entitled to receive for a period not to exceed five years distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. Although the Company incurs certain costs in connection with acquiring the community and arranging for the Syndication of partnership interests in the Investing Partnership, the Company makes a profit on the sale of the Purchased Interest. In addition, as part of the purchase price paid by the Investing Partnership for the Purchased Interest, the Company receives a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners.


         The Company also enters into a management contract with the Owning Partnership pursuant to which the Company agrees to manage the adult living community. As part of the management fee arrangements, the management contract requires the Company, for a period not to exceed five years, to pay to the Owning Partnership (to the extent that cash flows generated by the property are insufficient) amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnership and (ii) any part of the specified rate of return to limited partners not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, the "Management Contract Obligations"). The Company, therefore, has no direct obligation to pay specified returns to limited partners. Rather, the Company is obligated pursuant to the management contract to pay to the Owning Partnership amounts sufficient to make the specified returns to the limited partners, to the extent the cash flows generated by the property are insufficient to do so. The Owning Partnership then distributes these amounts to the Investing Partnership which, in turn, distributes these amounts to the limited partners. As a result of the Management Contract Obligations, the Company essentially bears the risks of operations and financial viability of the related property for such five-year period. The management contract, however, rewards the Company for successful management of the property by allowing the Company to retain as an incentive management fee any cash flow generated by the property in excess of the amount needed to satisfy the Management Contract Obligations. After the initial five-year period, the limited partners are entitled to the same specified rate of return, but only to the extent there is sufficient cash flow from the property. Any amounts of cash flow available after payment of the specified return to limited partners are shared as follows: 40% to the Company as an incentive management fee and 60% for distribution to the limited partners. The management contract is not terminable during this five-year period and is terminable thereafter by either party upon thirty to sixty days notice.


         The Company intends to continue to arrange for future acquisitions of existing adult living communities by utilizing mortgage financing and by arranging Syndications, and anticipates acquiring between six and twelve communities during the next two years. The Company does not intend to Syndicate it's newly developed adult living communities, which it will own and operate or operate pursuant to long-term leases.


         The management contract with each Owning Partnership requires the Company to manage and operate the day-to-day operations of the adult living community. Under each management contract, the Company acts as an independent contractor. Required services performed by the Company for each community include marketing and advertising; renting apartment units and collecting rents and charges; providing independent and assisted living services (including providing meals, activities, transportation and, for assisted-living residents, assistance with activities of daily living ("ADLs")); hiring, paying and supervising the on-site employees; maintaining the property; purchasing supplies; and preparing operating budgets and reports. Although the Company has the right to sub-contract for such services, the Company directly performs such services utilizing employees of the Company.


         Current demographic trends suggest that demand for both independent-living and assisted-living services will continue to grow. According to U.S. Bureau of Census data, the Company's target market, people over age 75, is one of the fastest growing segments of the U.S. population and is projected to increase by more than 24% to 16.3 million between 1990 and 2000. While the population of seniors grows, other demographic trends suggest that an increasing number of them will choose adult living centers as their residences. According to U.S. Bureau of Census data, the median net worth of householders over age 75 has increased to over $75,000. At the same time, the Census shows that the number of seniors living alone has increased, while women, who have been the traditional care-givers, are more likely to be working and unable to provide care in the home. The Company believes that many seniors find that adult living centers provide them with a number of services and features that increasingly they are unable to find at home, including security, good nutritious food and companionship. Furthermore, the National Long Term Care Surveys, a Federal study that regularly surveys close to 20,000 people aged 65 and older, indicate that, despite the growth in the elderly population, the percentage of elderly that are disabled and need assistance with ADLs has decreased substantially and is expected to continue to decrease. This suggests that demand for independent living communities will increase in the future.


         Assisted-living supplements independent-living services with assistance with ADLs in a cost effective manner while maintaining residents' independence, dignity and quality of life. Such assistance consists of personalized support services and health care in a non-institutional setting designed to respond to the individual needs of the elderly who need assistance but who do not need the level of health care provided in a skilled nursing facility.

         The Company has instituted a development plan pursuant to which it has completed construction of three adult living communities, is nearing completion of the construction of four additional communities, has commenced construction on one additional community and intends to commence construction on between 30 and 34 additional new adult living communities over the next two years. The Company plans to own or lease pursuant to long-term operating leases or similar arrangements the adult living communities that will be developed under the plan. The Company will manage and operate each of the newly developed communities. The Company does not intend to Syndicate any of its newly-developed adult living communities. The Company estimates that the cost of developing each new adult living community (including reserves necessary to carry the community through its lease up period) utilizing mortgage financing will be approximately $9.5 million and utilizing long-term lease financing will be approximately $10 million. The Company expects to complete the construction of four of the five communities currently under construction by the end of the first quarter of fiscal 1998 and expects to complete the construction of the remaining community under construction by the end of fiscal 1998. These five adult living communities, along with the three communities whose construction is already completed pursuant to the development plan, contain an aggregate of approximately 1,150 adult living apartment units. The 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 additional adult living apartment units. Each new community to be developed by the Company will offer both independent and assisted-living services.

         The first new communities being constructed pursuant to the Company's development plan are in Texas. The Company has obtained development financing from Capstone Capital Corporation ("Capstone") pursuant to which Capstone is providing up to $39 million for development of four new adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company has completed construction on two of these communities in El Paso and San Angelo, Texas, respectively, and is nearing completion of construction on the remaining two communities which are located in Wichita Falls, and Abilene, Texas, respectively. The Company has completed construction, with mortgage financing for up to $7 million, on an adult living community in Corpus Christi, Texas, and is nearing completion of construction with mortgage financing for up to $7.3 million, on an adult living community in Temple, Texas. The Company is also nearing completion of construction, with mortgage financing for up to $7.6 million, of an adult living community in Round Rock, Texas. The Company has commenced construction on one additional site in Tyler, Texas with mortgage financing of $7.1 million. The Corpus Christi community is owned and operated directly by the Company and the Temple, Round Rock and Tyler facilities are owned and, upon completion will be operated directly by the Company. The Company also holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites.

         Upon the completion of construction of each adult living community developed and constructed pursuant to the Capstone Development Agreement, and upon the satisfaction of certain other conditions, the Company will be the lessee under long-term lease arrangements with Capstone which provide financing for development of four of the newly developed adult living communities. The initial term of each lease, which begins upon the completion of a facility and meeting of other criteria, is 15 years with three five-year extension options. Under the terms of each lease, the Company has the option to acquire the community after operating the community for four years. The option price is equal to the sum of 100% of the cost incurred to develop the property and an additional 20% of such cost (which declines by 2 percentage points per year but in no event declines below 10%). The initial lease rate is 350 basis points in excess of the ten-year Treasury Bill yield (but in no event less than 9.75% per annum). The lease rate has an annual upward adjustment equal to 3% of the previous year's rent. The four leases have cross-default provisions. Each lease is a triple net lease, as the Company is responsible for all costs, including but not limited to maintenance, repair, insurance, taxes, utilities, and compliance with legal and regulatory requirements. If a community is damaged or destroyed, the Company is required to restore the community to substantially the same condition it was in immediately before such damage or destruction, or acquire the facility for the option price described above.

         The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities. The effectuation of the development plan will expose the Company to additional risk. These risks include, but are not limited to, the Company's anticipation that the construction of each community will require approximately 12 months and that each newly constructed community will incur start-up losses for at least nine months after commencing operations. In addition, there can be no assurance that newly constructed communities will generate positive cash flow or that the Company will not suffer delays or cost overruns in instituting its development plan.

         The Company's adult living communities offer personalized assistance, supportive services and selected health care services in a professionally managed group living environment. Residents may receive individualized assistance which is available 24 hours a day, and is designed to meet their scheduled and unscheduled needs. The services for independent-living generally include three restaurant-style meals per day served in a common dining room, weekly housekeeping and flat linen service, social and recreational activities, transportation to shopping and medical appointments, 24-hour security and emergency call systems in each unit. The services for assisted-living residents generally include those provided to independent-living residents, as supplemented by assistance with ADLs including eating, bathing, dressing, grooming, personal hygiene and ambulating; health monitoring; medication management; personal laundry services; and daily housekeeping services.

         The Company focuses exclusively on "private-pay" residents, who pay for housing or related services out of their own funds or through private insurance, rather than relying on the few states that have enacted legislation enabling assisted-living facilities to receive Medicare funding similar to funding generally provided to skilled nursing facilities. The Company intends to continue its "private-pay" focus as it believes this market segment is, and will continue to be, the most profitable. This focus will enable the Company to increase rental revenues as demographic pressure increases demand for adult living communities and avoid potential financial difficulties it might encounter if it were dependent on Medicare or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives.

Partnership Offerings


         The Company has arranged for the acquisition of the 37 adult living communities and one nursing home that it manages by utilizing mortgage financing and Syndications of the 41 Investing Partnerships formed to acquire investments in the 37 Owning Partnerships that own the adult living communities and the nursing home in its current portfolio. The Company is the managing general partner of all but one of the Owning Partnerships that own such adult living communities and one nursing home. The Company manages all of the adult living communities and the one nursing home in its portfolio. The Company is also the general partner of 32 of the 41 Investing Partnerships. As a general partner of such partnerships, the Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. In a typical Syndication, an Owning Partnership is organized by the Company to acquire a property which the Company has identified and selected based on a broad range of factors. Generally, 99% to 100% of the partnership interests in an Owning Partnership initially are owned by the Company. An Investing Partnership is formed as a limited partnership for the purpose of acquiring all or substantially all of the total partnership interests owned by the Company. Limited partnership interests in the Investing Partnership are sold to investors in exchange for (i) all cash or (ii) a cash down payment and full recourse promissory notes (an "Investor Note"). In the case of an investor that does not purchase a limited partnership interest for all cash, the investor's limited partnership interest (a "Limited Partnership Interest") serves as collateral security for that investor's Investor Note. Under the terms of an agreement (a "Purchase Agreement"), the Investing Partnership purchases from the Company the partnership interests in the Owning Partnership partially with cash raised from the cash down payment made by its investors and the balance by the delivery of the Investing Partnership's promissory note (a "Purchase Note"). The Purchase Notes executed by Investing Partnerships prior to 1986 have balloon payments of principal due on maturity. The Purchase Notes executed since January 1, 1987 are self-liquidating (without balloon payments). The Investing Partnership, as collateral security for its Purchase Note, pledges to the Company the Investor Notes received from its investors, its interest in the Limited Partnership Interests securing the Investor Notes, as well as the entire partnership interest it holds in the Owning Partnership which it purchased from the Company. In addition, each Purchase Agreement provides that the Investing Partnership shall pay the Company an amount equal to a specified percentage of the Investing Partnership's share of the net proceeds from capital transactions (such as the sale or refinancing of the underlying property) in excess of certain amounts.


         The limited partners purchase partnership interests in the Investing Partnerships by agreeing to make capital contributions over approximately five years to the Investing Partnership, which allows the Investing Partnership to pay the purchase price for the Purchased Interest, including the Purchase Note. Limited partners are typically permitted to pre-pay their scheduled capital contributions. The limited partnership agreement of the Investing Partnership provides that the limited partners are entitled to receive for a period not to exceed five years distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, the Company is required to pay the Management Contract Obligations which support the property's operations and the payment of such returns to the limited partners. During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million, respectively, with respect to its Management Contract Obligations. The aggregate amount of such Management Contract Obligations relating solely to returns to limited partners for the last quarter of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in scheduled capital contributions of limited partners as of October 31, 1997 with respect to fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to any cash flow the related properties may generate, which cash flow would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future Syndications.


         The Company anticipates that for at least the next two years, the aggregate Management Contract Obligations with respect to existing and future Syndications will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company from sources other than the operations of the Syndicated adult living communities to meet its Management Contract Obligations (including payment of required returns for distribution to limited partners) for these periods. In general, the payment of expenses arising from obligations of the Company, including Management Contract Obligations, have priority over earnings that might otherwise be available for distribution to stockholders.


         The initial five-year term of the management contracts and the related Management Contract Obligations have expired for 10 Owning Partnerships which Management Contract Obligations relate to fourteen Investing Partnerships. Although the Company has no obligation to fund operating shortfalls after the five-year term of the management contract, as of October 31, 1997, the Company advanced an aggregate of approximately $400,000 to two Owning Partnerships to fund operating shortfalls . In both cases, the Company had arranged for Syndications involving multi-family properties that the Company acquired from third parties and believed could be successfully converted to adult living communities. The Company experienced difficulties in obtaining a sufficient number of adult living tenants in these converted properties. One of these conversion attempts was unsuccessful and the property is now being operated as a multi-family property by a third-party managing agent. The other property has experienced difficulties in its conversion to an adult living community, but the conversion process is continuing. These advances are recorded as "Other Partnership Receivables" on the Company's Consolidated Balance Sheet. The Company has no present intention to attempt other conversions of multi-family properties to adult living properties. The Company intends to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to make payments pursuant to the management contracts.

         In the past, limited partners have been allowed to prepay capital contributions. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes. Instead, such amounts are loaned to the Company by the Investing Partnership. Loans made prior to the reorganization of the Company in 1996 were made to J&B Management Company and, as part of the reorganization, were assumed by the Company. The purchase agreements provide that, should any failure to repay any such loan occur, the Company must credit to the Investing Partnership the amounts loaned at the time such amount would be required to be paid by the Investing Partnership to meet its obligations then due under the Purchase Note. As a result of such loans and such provisions of the purchase agreements, the Company records the notes receivable corresponding to the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of its Syndications, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

         After the initial five-year period, the limited partners are still entitled to the same specified rate of return on their investment, but only to the extent there are sufficient cash flows from the related adult living communities. To the extent property cash flows are not sufficient to pay the limited partners their specified return, the right to receive this shortfall accrues until proceeds are available from a sale or refinancing of the property. Under the management contracts, during the initial five-year period, the Company is entitled to retain all cash flows in excess of the Management Contract Obligations as an incentive management fee. Thereafter, the Company's incentive management fee is 40% of the excess of cash flow over the amount necessary to make the specified rate of return to the limited partners.. The remaining 60% of cash flows are to be distributed by the Owning Partnerships to the Investing Partnerships for distribution to limited partners.

         All of the Syndicated adult living communities and the nursing home are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's Management Contract Obligations. These five-year obligations have terminated for 10 of the 37 Owning Partnerships which Management Contract Obligations relate to fourteen Investing Partnerships. After the initial five-year term, the Management Contract Obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the related Owning Partnership. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. The Company is the managing general partner of 36 of the 37 Owning Partnerships that own the Syndicated adult living communities and the nursing home managed by the Company. The Company also is the general partner of 32 of the 41 adult living Investing Partnerships formed to acquire equity interests in 37 of said Owning Partnerships. In general, under the terms of the Investing Partnerships' partnership agreements, limited partners have only limited rights to take part in the conduct or operation of the partnerships. The partnership agreements for the 32 Investing Partnerships for which the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as a general partner. In addition, the consent of a majority in ownership interests of limited partners in such Investing Partnerships is required to be obtained in connection with any sale or disposition of the underlying property.


         The Company intends to continue to arrange for acquisitions of existing adult living communities by utilizing mortgage financing and by arranging Syndications. The Company plans to acquire between six and twelve existing adult living communities over the next two years. However, competition to acquire such communities has intensified, and there can be no assurance that the Company will be able to acquire such communities on terms favorable enough to offset the start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and Management Contract Obligations. The Company is, and will continue to be, the managing general partner of the partnerships that own acquired communities. The Company does not intend to Syndicate any of its newly-developed adult living communities.


         In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

The Long-Term Care Market

         The long-term care services industry encompasses a broad range of accommodations and healthcare services that are provided primarily to seniors. Independent-living communities attract seniors who desire to be freed from the burdens and expense of home ownership, food shopping and meal preparation and who are interested in the companionship and social and recreational opportunities offered by such communities. As a senior's need for assistance increases, the provision of assisted-living services in a community setting is more cost-effective than care in a nursing home. A community which offers its residents assisted-living services can provide assistance with various ADLs (such as bathing, dressing, personal hygiene, grooming, ambulating and eating), support services (such as housekeeping and laundry services) and health-related services (such as medication supervision and health monitoring), while allowing seniors to preserve a high degree of autonomy. Generally, residents of assisted-living communities require higher levels of care than residents of independent-living facilities, but require lower levels of care than residents of skilled-nursing facilities.

Industry Trends

         The Company believes its business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population. U.S. Bureau of Census shows that the average age of the Company's residents (83 years old) places them within one of the fastest growing segments of the U.S. population. While increasing numbers of Americans are living longer and healthier lives, many choose community living as a cost-effective method of obtaining the services and life-style they desire. Adult living facilities that offer both independent and assisted-living services give seniors the comfort of knowing that they will be able to "age in place" -- something they are increasingly unable to do at home.

         The primary consumers of long-term care services are persons over the age of 65. This group represents one of the fastest growing segments of the population. According to U.S. Bureau of the Census data, the number of people in the U.S. age 65 and older increased by more than 27% from 1981 to 1994, growing from 26.2 million to 33.2 million. Such census data also shows that the segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities, is projected to increase by more than 37% between the years 1990 and 2000, growing from 3.0 million to 4.1 million. The Company believes that these trends depicted in the graph below will contribute to continued strong demand for adult living communities.

       Projected Percentage Change in the Elderly Population of the U.S.

              1981     1990     1995     2000     2005     2010
              ----     ----     ----     ----     ----     ----
65-84           0      17.5%    25.2%    26.2%    27.3%    34.6%
85+             0      28.4%    54.3%    76.3%    94.1%   112.7%

                       SOURCE: U.S. BUREAU OF THE CENSUS

         A trend benefiting the Company, and especially its provision of independent-living services, is that as the population of seniors swells, the percentage of seniors that are disabled and need assistance with ADLs has steadily declined. According to the National Long Term Care Surveys, a federal study, disability rates for persons aged 65 and older have declined by 1 to 2 percent each year since 1982, the year the study was commenced. In 1982, approximately 21% of the 65 and over population was disabled and in 1995 only 10% was disabled. This trend suggests that demand for independent living services will increase in the future.

         Other trends benefiting the Company include the increased financial net worth of the elderly population, the changing role of women and the increase in the population of individuals living alone. As the number of elderly in need of assistance has increased, so too has the number of the elderly able to afford residences in communities which offer independent and/or assisted-living services. According to U.S. Bureau of the Census data, the median net worth of householders age 75 or older has increased from $55,178 in 1984 and $61,491 in 1988 to $76,541 in 1991. Furthermore, according to the same source, the percentage of people 65 years and older below the poverty line has decreased from 24.6% in 1970 to 15.7% in 1980 to 12.2% in 1990. Historically, unpaid women (mostly daughters or daughters-in-law) represented a large portion of the care givers of the non-institutionalized elderly. The increased number of women in the labor force, however, has reduced the supply of care givers, and led many seniors to choose adult living communities as an alternative. Since 1970, the population of individuals living alone has increased significantly as a percentage of the total elderly population. This increase has been the result of an aging population in which women outlive men by an average of 6.9 years, rising divorce rates, and an increase in the number of unmarried individuals. The increase in the number of the elderly living alone has also led many seniors to choose to live in adult living communities.

         The increased financial net worth of the elderly population is illustrated by the following chart:


                                Median Net Worth

                                                   1988       1991
                                                   ----       ----
         45-54                                    57,466     56,250

         55-64                                    80,032     83,041

         65+                                      73,471     88,192

SOURCE: U.S. BUREAU OF THE CENSUS




         Another trend benefiting the Company, and especially its provision of assisted-living services, is the effort by the government, private insurers and managed care organizations to contain health care costs by limiting lengths of stay, services, and reimbursement amounts. This has resulted in hospitals discharging patients earlier and referring them to nursing homes. At the same time, nursing home operators continue to focus on providing services to sub-acute patients requiring significantly higher levels of skilled nursing care. The Company believes that this "push down" effect has and will continue to increase demand for assisted-living facilities that offer the appropriate levels of care in a non-institutional setting in a more cost-effective manner. The Company believes that all of these trends have, and will continue to, result in an increasing demand for adult living facilities which provide both independent and assisted-living services.

Strategy

         Growth. The Company's growth strategy focuses on the development of communities offering both independent and assisted-living apartment units and on continued intensive communities management. The Company believes that there are numerous markets that are not served or are underserved by existing adult living communities and intends to take advantage of these circumstances, plus the present availability of construction financing on favorable terms, to develop new communities of its own design in desirable markets. Historically, the Company has expanded by acquisition of existing communities. The Company has taken advantage of the inexperience and operating inefficiencies of the previous owners of these communities and has improved the financial performance of these properties by implementing its own management and marketing techniques. The Company's sophistication in management and marketing is evidenced by its approximate 93% occupancy rate at January 31, 1998 at the existing adult living communities managed by the Company.


         The Company will continue to acquire existing communities and intends to arrange for these acquisitions, in part, by Syndications. The Company believes that its continuing the practice of arranging for the acquisition of adult living communities through Syndications will provide additional cash flow to help the Company pursue its development program. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next year, it will not be able to acquire such communities on terms favorable enough to offset the startup losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and Management Contract Obligations. The Company also believes its established ability to privately place equity and debt securities could enhance its ability to pursue its development plan.

         New Development. While the acquisition of existing adult living communities utilizing Syndications will continue to play a significant role in the Company's expansion program, the primary focus of the expansion program is the development of new adult living communities. The Company's development plan emphasizes a "prototype" adult living community that it has designed. The Company designed the prototype based upon its experience operating its existing portfolio of communities. Because each of its adult living communities has a different design, and due to the Company's experience in operating such communities, the Company believes it has been able to identify certain characteristics of the communities it operates which are beneficial. In addition to incorporating the characteristics which the Company believes are beneficial, the Company has incorporated the following features into the prototype which it believes are innovative and make the prototype a "state of the art" community.

         The prototype contains 142 adult living apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than many independent-living and most assisted-living communities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. These savings primarily are achieved through lower staffing, maintenance and food preparation costs per unit, without sacrificing quality of service. In that the time and effort required to develop a community (including site selection, land acquisition, zoning approvals, financing, and construction) do not vary materially for a larger community than for a smaller one, developmental economies of scale also are realized in that more apartment units are being produced for each community that is developed.

         Common areas will include recreation areas, dining rooms, a kitchen, administrative offices, an arts and crafts room, a multi-purpose room, laundry rooms for each floor, a beauty salon/barber shop, a library reading area, card rooms, a billiards room, a health center to monitor residents' medical needs and assigned parking. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living communities and are superior to those offered by smaller independent-living communities or by most communities that offer only assisted living services. The Company believes that such substantial common areas, which would often be unaffordable in smaller communities, will provide the Company's prototype communities with a competitive advantage over smaller communities. The Company believes that these common areas will attract residents and promote continued stable occupancy of its prototype communities. Unit sizes range from 368 square feet for a studio to 871 square feet for a two bedroom/two bath unit. The Company's prototype contains 46 studio apartments, 92 one bedroom/one bathroom apartments and 4 two bedroom/two bathroom apartments, encompassing approximately 108,000 square feet. Each apartment unit will be a full apartment, including a kitchen or kitchenette.

         The Company anticipates that it will rent apartment units in its prototype communities pursuant to annual leases on a strictly "private pay" basis. The Company believes this "private pay" focus will allow it to increase rental revenues as demographic pressure increases demand for adult living communities and avoid potential financial difficulties it might encounter if it were dependent on Medicare or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives. The prototype community is targeted to the "middle to upper-middle income" segment of the elderly population, which is the broadest segment of the elderly population, and will allow the Company to provide a high-quality level of service.

         Each community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each community will be broader than for communities that offer only either independent-living or assisted-living services. Although the licensing requirements and the expense and difficulty of converting between existing independent-living units and assisted-living units typically make it impractical to accomplish such conversions, the Company's prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community therefore may adjust its mix of independent-living and assisted-living units as the market or existing residents demand. The Company believes that this innovative feature distinguishes its prototype community. The Company believes that part of the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another community if they require assistance with ADLs. The Company believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams.

         The Company's prototype also incorporates two interior courtyards, from which the Company's "Grand Court"(R) name originates. These courtyards allow residents to enjoy the outdoors while remaining in a secure environment. The Company believes that this feature distinguishes its prototype community.

         In summary, the Company believes that the size, design and target markets of its prototype and the convertibility of its apartments to either independent or assisted-living units will result in "state of the art" communities that will provide an excellent vehicle for economic growth.

         Market Selection Process. In selecting geographic markets for potential expansion, the Company considers such factors as a potential market's population, demographics and income levels, including the existing and anticipated future population of seniors who may benefit from the Company's services, the number of existing and anticipated long-term care communities in the market area and the income level of the target population. While the Company does not apply its market selection criteria mechanically or inflexibly, it generally seeks to select adult living community locations that are non-urban with populations of no more than 100,000 people and containing 3,000 elderly households within a 20-mile radius with an annual income of at least $35,000, and have a regulatory climate that the Company considers favorable toward development. Communities with these characteristics are referred to as secondary markets as opposed to primary markets, which are major urban centers, or tertiary markets, which are smaller rural communities. The Company has found that secondary markets generally have a receptive population of seniors who desire and can afford the services offered in the Company's adult living communities. The Company believes that it can obtain zoning and other necessary approvals in secondary markets more quickly and easily than would be the case in primary markets. In focusing on secondary markets, the Company believes it will avoid overdevelopment to which primary markets are prone and obtain the benefit of demographic concentrations that do not exist in yet smaller markets. The Company believes that high-quality, affordable employees are easier to attract and retain in secondary markets than in primary markets.

         Centralized Management. The adult living business is highly management intensive. While the location of a community and its physical layout are extremely important, another key to the success of an adult living community lies in the ability to maximize its financial potential through sophisticated, experienced management. Such success requires the establishment and supervision of programs involving the numerous facets of an adult living community, including menu planning, food and supply purchasing, meal preparation and service, assistance with "activities of daily living," recreational activities, social events, health care services, housekeeping, maintenance and security. The Company's strategy emphasizes centralized management in order to achieve operational efficiencies and ensure consistent quality of services. The Company has established standardized policies and procedures governing, among other things, social activities, maintenance and housekeeping, health care services, and food services. An annual budget is established by the Company for each community against which performance is tested each month.

         Marketing. Marketing is critical to the rent up and continued high occupancy of a community. The Company's marketing strategy focuses on enhancing the reputation of the Company's communities and creating awareness of the Company and its services among potential referral sources. The Company's experience is that satisfied residents and their families are an important source of referrals for the Company. In addition, the Company plans to use its common community design and its "The Grand Court"(R) trademarked name to promote national brand-name recognition. The Company has adopted the trademarked name. Historically, adult living communities have generally been independently owned and operated and there has been little national brand-name recognition. The Company believes that national recognition will be increasingly important in the adult living business. The Company intends to continuously use its trademarked name in its business activities, and the life of this trademark will extend for the duration of its use. The Company considers this trademark to be a valuable intangible intellectual property asset.

Services

         It is important to identify the specific tastes and needs of the residents of an adult living community, which can vary from region to region and from one age group to the next. Residents who are 70 years old have different needs than those who are 85. The Company has retained a gerontologist to insure that programs and activities are suitable for all of the residents in a community and that they are adjusted as these residents "age in place". Both independent and assisted-living services will be offered at all of the Company's newly, developed communities.

         Basic Service and Care Package. The Company provides three levels of service at its adult-living communities:

         Level I, Independent Living, includes three meals per day, weekly housekeeping, activities program, 24-hour security and transportation for shopping and medical appointments.

         Level II, Catered Living, offers all of the amenities of Level I in addition to all utilities, personal laundry and daily housekeeping.

         Level III, Assisted Living, provides three meals per day, daily housekeeping, 24-hour security, all utilities, medication management, activities and nurse's aides to assist the residents with any ADLs which they might require. Rehabilitative services such as physical and speech therapy are also provided by licensed third party home health care providers. Each resident can design a package of services that will be monitored by his or her own physician. Several of the Company's Syndicated communities are designed to meet the needs of assisted living residents who suffer from the early stages of alzheimer's or dementia.

         The Company charges an average fee of $1,400 per month for Level I services, $1,700 per month for Level II services, and $2,000 per month for Level III services, but the fee levels vary from community to community. Residents at the communities which offer services for early stages of Alzheimer's or dementia pay an average of an additional $500 per month for such services. As the residents of the communities managed by the Company continue to age, the Company expects that an increasing number of residents will utilize Level III services. The Company's internal growth plan is focused on increasing revenue by continuing to expand the number and diversity of its tiered additional assisted-living services and the number of residents using these services.

Communities

         The Company currently manages 37 adult living communities containing 5,265 adult living apartment units and one nursing home containing 57 beds. One of the Company's adult living communities contains 70 nursing home beds. The following chart sets forth information regarding the communities managed by the
Company:




                                                                                                          Average
                                                            Number of               Year                Occupancy %
Community(1)                          State                  Units               Acquired(2)       for fiscal 1997(8)
----------------------------------    -------------    ----------------     -------------------    -------------------
The Grand Court Mesa                  Arizona                 174                   1997                      99%

The Grand Court Phoenix               Arizona                 136                   1991                      99%

The Grand Court Fort Myers            Florida                 184                   1989                      94%

The Grand Court Lakeland              Florida                 126                   1996                      73%

The Grand Court Lake Worth            Florida                 170                   1992                      85%

The Grand Court North Miami           Florida                 189                   1995                      68%

The Grand Court Pensacola             Florida                  60                   1993                      97%

The Grand Court I Pompano             Florida                  72                   1994                      94%
Beach(3)

The Grand Court II Pompano            Florida                  42                   1994                      73%(7)
Beach(3)

The Grand Court Tampa                 Florida                 164                   1997                      99%

The Grand Court Tavares               Florida                  94                   1995                      98%

The Grand Court Winterhaven           Florida                 133                   1997                      92%

The Grand Court Belleville            Illinois                 76                   1993                     100%






                                                                                                          Average
                                                            Number of               Year                Occupancy %
Community(1)                          State                  Units               Acquired(2)       for fiscal 1997(8)
----------------------------------    -------------    ----------------     -------------------    -------------------
The Grand Court II Kansas City        Kansas                 127                    1994                    99%

The Grand Court Overland Park         Kansas                 275                    1997                   100%(7)

The Grand Court Adrian                Michigan                73                    1998                   100%

The Grand Court Farmington            Michigan               164                    1993                   100%
Hills

The Grand Court Novi                  Michigan               114                    1994                    99%

The Grand Court Westland              Michigan               153                    1997                   100%

The Grand Court I Kansas City         Missouri               173                    1989                   100%

The Grand Court III Kansas            Missouri               217                    1989                    80%(7)
City(4)

The Grand Court Las Vegas             Nevada                 152                    1991                    97%

The Grand Court Albuquerque           New Mexico             140                    1997                    91%

The Grand Court Columbus              Ohio                   120                    1994                    97%

The Grand Court Dayton                Ohio                   185                    1994                   100%

The Grand Court Findlay               Ohio                    73                    1992                    89%

The Grand Court Springfield           Ohio                    77                    1992                    90%

The Grand Court I Chattanooga         Tennessee              143(5)                 1995                    82%

The Grand Court II Chattanooga        Tennessee              146                    1995                   100%

The Grand Court Memphis               Tennessee              197                    1992                    96%

The Grand Court Morristown            Tennessee              197                    1996                    65%(7)

The Grand Court Bryan                 Texas                  180                    1992                    94%

The Grand Court Garland               Texas                  112                    1997                    84%(7)

The Grand Court Longview              Texas                  132                    1990                    96%

The Grand Court Lubbock               Texas                  139                    1991                    94%

The Grand Court I San Antonio         Texas                  198                    1993                    97%

The Grand Court II San Antonio        Texas                   57(6)                 1995                    86%

The Grand Court Weatherford           Texas                   60                    1996                    84%

The Grand Court Bristol               Virginia                98                    1995                   100%

------------------


(1) In certain cases, more than one Investing Partnership owns an interest in one Owning Partnership. There are therefore, more Investing Partnerships than there are Owning Partnership. One of the Owning Partnerships owns two adult living communities and another Owning Partnership owns one adult living community and one nursing home. In addition, the Company's communities in Pompano Beach, Florida are adjacent to one another and are counted as one property. As a result, there are 39 properties listed, but only 37 Owning Partnerships. In addition, this chart does not include the three recently completed adult living communities that have been developed by the Company in that such communities are in the early stages of their initial lease-up period.

(2) Represents year in which the Company or an affiliate of the Company acquired the community.

(3) These are adjacent properties and are counted as one adult living community.

(4) A portion of the units at The Grand Court III Kansas City are currently rented as residential apartment units.

(5)  Grand Court I Chattanooga's unit count includes a 70-bed nursing wing.

(6)  Grand Court II San Antonio is a 57-bed licensed nursing facility.

(7)  Occupancy percentage includes 1-2 units occupied by staff.


(8) The average occupancy percentage of each individual community was determined by adding the average occupancy percentages as of the end of each month in which the individual community was operated by the Company and dividing that number by the total number of months the community was operated by the Company in fiscal 1997. The average monthly occupancy percentage for each individual community was determined by dividing the number of occupied units in the individual community as of the end of the month by the total number of apartment units in the individual community.


         All 37 Syndicated adult living communities and the nursing home are managed by the Company in its capacity as property manager and, for all but one of the related Owning Partnerships, as managing general partner. Because the Company serves as both the managing general partner and the property manager, it receives partnership administration fees and property management fees. As the managing general partner of these partnerships, the Company generally has full authority and power to act for the partnerships as if it were the sole general partner. The Company has fiduciary responsibility for the management and administration of these partnerships and, subject to certain matters requiring the consent of the other partners such as a sale of the related property, may generally, on behalf of the partnerships, borrow money, execute contracts, employ persons and services, compromise and settle claims, determine and pay distributions, prepare and distribute reports, and take such other actions which are necessary or desirable with respect to matters affecting the partnerships or individual partners.

Operations

         Corporate. Over the past ten years the Company has developed extensive policies, procedures and systems for the operation of its adult-living communities. The Company also has adopted a formal quality assurance program. In connection with this program the Company conducts a minimum of two full-day annual quality assurance reviews at each community. The entire regional staff team participates in the review which thoroughly examines all aspects of the long-term care community from the provision of services to the maintenance of the physical buildings. The reports generated from these quality assurance reviews are then implemented by the community administrator. Corporate headquarters also provides human resources services, a licensing facilitator, and in-house accounting and legal support systems.


         Regional. The Company has nine regional administrators: three responsible for nine Florida communities, and one community in Texas; one responsible for three communities in Tennessee; one responsible for two communities in Arizona, and one community in each of Nevada, and New Mexico; one responsible for two communities in Kansas, two communities in Missouri, and three communities in Michigan; one responsible for four communities in Ohio and one community in Illinois and one community in Virginia; one responsible for one community in Tennessee and six communities in Texas, including the nursing home operated by the company. The Company also has a regional administrator and a registered dietician who oversee the food division. Each regional administrator is reported to by the manager of those communities he oversees.


         Community. The management team at each community consists of an administrator, who has overall responsibility for the operation of the community, an activity director, a marketing director and, at certain larger communities, one or two assistant administrators. Each community which offers assisted-living services has a staff responsible for the assisted-living care giving services. This staff consists of a lead resident aide, a medication room aide, certified nurse aides and trained aides, and, in those states which so require, registered nurses. At least one staff member is on duty 24 hours per day to respond to the emergency or scheduled 24-hour assisted-living services available to the residents. Each community has a kitchen staff, a housekeeping staff and a maintenance staff. The average community currently operated by the Company has 40 to 50 full-time employees depending on the size of the community and the extent of services provided in that community. Based upon its experience in operating adult living communities in both primary and secondary markets, the Company believes that its secondary market focus will make it easier for the Company to attract and retain high-quality, affordable staff.

         The Company places emphasis on diet and nutrition, as well as preparing attractively presented healthy meals which can be enjoyed by the residents. The Company's in-house food service program is led by a regional administrator who reviews all menus and recipes for each community. The menus and recipes are reviewed and changed based on consultation with the food director and input from the residents. The Company provides special meals for residents who require special diets.

         Employees. The Company emphasizes maximizing each employee's potential through support and training. The Company's training program is conducted on three levels. Approximately six times per year, corporate headquarters staff conduct training sessions for the management staff in the areas of supervision and management skills, and caring for the needs of an aging population. At the regional level, regional staff train the community staff on issues such as policies, procedures and systems, activities for the elderly, the administration and provision of specific services, food service, maintenance, reporting systems and other operational areas of the business. At the community level, the administrators of each community conduct training sessions on at least a monthly basis relating to various practical areas of care-giving at the community. These monthly sessions cover, on an annual basis, all phases of the community's operations, including special areas such as safety, fire and disaster procedures, resident care, and policies and procedures.

Competition

         The senior housing and health care industries are highly competitive and the Company expects that both the independent-living business, and assisted-living businesses in particular, will become more competitive in the future. The Company will continue to face competition from numerous local, regional and national providers of long-term care whose communities and services are on either end of the senior care continuum. The Company will compete in providing independent-living services with home health care providers and other providers of independent-living services, primarily on the basis of quality and cost of communities and services offered. The Company will compete in providing assisted-living with other providers of assisted-living services, skilled nursing communities and acute care hospitals primarily on the bases of cost, quality of care, array of services provided and physician referrals. The Company also will compete with companies providing home based health care, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of communities and family preferences. In addition, the Company expects that as the provision of long-term care receives increased attention, competition from new market entrants, including, in particular, companies focused on independent and assisted-living, will grow. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company. However, the Company anticipates that its most significant competition will come from other adult living communities within the same geographic area as the Company's communities because management's experience indicates that senior citizens frequently elect to move into communities near their homes.

         Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for the development of adult living communities. Some of the Company's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. In addition, if the development of new adult living communities outpaces demand for those communities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower operating results.

Company History

         In April, 1996, the Principal Stockholders reorganized their businesses by consolidating them into the Company. Pursuant to the reorganization, substantially all of the assets and liabilities of such businesses were transferred to the Company in exchange for shares of the Company's Common Stock. See "Certain Transactions". The primary predecessors of Grand Court Lifestyles, Inc. are J&B Management Company, and Leisure Centers, Inc. J&B Management Company is a private partnership founded in 1969 with a successful history in the development and management of multi-family real estate and adult living communities. J&B is located at the Company's offices in Fort Lee, New Jersey. Prior to the formation of the Company in April, 1996, the Company's property development and management operations were conducted through its affiliate, Leisure Centers, Inc., located in Boca Raton, Florida. Leisure Centers, Inc. was merged with and into the Company. Grand Court Lifestyles, Inc., its subsidiaries, J&B Management Company and Leisure Centers, Inc. and their affiliates are collectively referred to as the "Company".


         Through the 1970's and early 1980's, the Company's primary focus was on the acquisition, development, and management of multi-family properties. Senior management, collectively, has over 80 years of experience in multi-family housing, having had interests in 170 properties containing approximately 20,000 apartment units located in 22 states, primarily in the sun-belt. Beginning in the mid-1980's, the Company's sole focus has been on the acquisition, and management of adult living communities building one of the largest operating portfolios of adult living communities in the nation, encompassing the entire spectrum of the long-term care industry, from independent-living to assisted-living, with a limited involvement in nursing homes. Senior management, collectively, has over 40 years of experience in the adult living field. The Company is one of the largest operators of adult living properties in the United States. The Company currently has ownership interests in and manages properties in 12 states including 37 adult living communities containing 5,265 adult living apartment units (including 70 skilled nursing beds) and one nursing home containing 57 skilled nursing beds.


Government Regulation

         Regulations applicable to the Company's operations vary among the types of communities operated by the Company and from state to state. Independent-living communities generally do not have any licensing requirements. Assisted-living communities are subject to less regulation than other licensed health care providers but more regulation than independent-living communities. However, the Company anticipates that additional regulations and licensing requirements will likely be imposed by the states and the federal government. Currently, California, New Jersey, Ohio, Massachusetts, Texas and Florida require licenses to provide the assisted-living services provided by the Company. The licensing statutes typically establish physical plant specifications, resident care policies and services, administration and staffing requirements, financial requirements and emergency service procedures. The licensing process can take from two months to one year. New Jersey requires Certificates of Need for assisted-living communities. The Company's communities also must comply with the requirements of the ADA and are subject to various local building codes and other ordinances, including fire safety codes. While the Company relies almost exclusively on private pay residents, the Company operates a nursing home containing 57 beds and one adult living community operated by the Company contains 70 nursing home beds in which some residents rely on Medicare. As a provider of services under the Medicare program, the Company is subject to Medicare regulations designed to limit fraud and abuse, violations of which could result in civil and criminal penalties and exclusion from participation in the Medicare program. Revenues derived from Medicare comprise less than 1% of the revenues of the communities operated by the Company. The Company does not intend to expand its nursing home activities and intends to pursue an exclusively "private-pay" clientele. The Company believes it is in substantial compliance with all applicable regulatory requirements. No actions are pending against the Company for non-compliance with any regulatory requirement.

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition. Although the Company has not incurred any material costs for removal or remediation of hazardous or toxic substances, there can be no assurance that this will remain the case in the future.

         Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

Employees

         As of the date hereof, the Company employs approximately 1,600 persons, including 38 in the Company's principal executive offices. None of the Company's employees is covered by collective bargaining agreements. The Company believes its employee relations are good.

Legal Proceedings

         J&B Management Company, a predecessor of the Company ("J&B Management Company") that managed certain multi-family properties for which the United States Department of Housing and Urban Development ("HUD") provided mortgage insurance, was the subject of an audit and investigation by HUD during 1990 and 1991. Pending the conclusion of the inquiry, J&B Management Company, its partners and key employees were suspended by HUD from the management of such multi-family properties. On April 10, 1991, HUD and J&B Management Company entered into a Settlement Agreement which provided, among other things, that HUD vacate the suspension retroactively. Certain conditions were imposed in the Settlement Agreement, including that J&B Management Company and such principals and employees not engage in the management of HUD-insured properties for an indefinite period of time. Pursuant to a letter agreement dated January 11, 1994, (i) J & B Management Company agreed to reimburse various properties for certain expenses, aggregating approximately $445,000, deemed not eligible by HUD, (ii) J & B Management Company agreed to pay HUD's costs for the audit, and to reimburse HUD for certain subsidy overpayments, aggregating approximately $861,000, and (iii) all issues relating to the audit and investigation were concluded and fully resolved.

         On November 14, 1997, an investor in a limited partnership (the "First Partnership") which was formed to invest in a second partnership which was formed to develop and own an adult living community (the "Second Partnership"), filed a lawsuit, Palmer v. Country Estates Associates Limited Partnership, et.al., in the United States District Court, District of New Jersey. The Company has never managed the property owned by the Second Partnership and is not a general partner in the Second Partnership or the First Partnership. A predecessor of the Company was a general partner of the Second Partnership. The Company has never been a general partner of the First Partnership. The defendants in the suits are the First Partnership, the general partners of the First Partnership, the Second Partnership, two affiliates of the Company, and the Company (collectively the "Defendants"). The Plaintiff is alleging a breach of the First Partnership's partnership agreement, negligent misrepresentation, fraud, negligence, breach of guarantee and mail fraud. The plaintiff is seeking
(i) the return of his original investment ($100,000), (ii) market interest on such investment for the period 1987-1997 and (iii) unspecified damages. The Company believes the lawsuit is without merit and intends to vigorously contest the case.

         The Company is involved in various lawsuits and other matters arising in the normal course of business, including employment-related claims. In the opinion of management of the Company, although the outcomes of these claims and suits are uncertain, in the aggregate they should not have a material adverse effect on the Company's financial position or results of operations. The Company business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. The Company expects that from time to time it may be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:


Name                                Age           Position
----                                ---           --------
John Luciani(1)                     65            Chairman of the Board and Chief Executive Officer

Bernard M. Rodin(2)                 67            Chief Operating Officer, President and Director

John W. Luciani III                 45            Executive Vice President and Director


Paul Jawin                          42            General Counsel and Senior Vice President

Dorian Luciani                      42            Senior Vice President - Acquisition and Construction

Deborah Luciani                     41            Vice President - New Business Development and Acquisitions

Catherine V. Merlino                32            Chief Financial Officer and Vice President

Edward J. Glatz                     55            Vice President - Construction

Keith Marlowe                       35            Secretary

Walter Feldesman(1)(2)              80            Director

Leslie E. Goodman(1)(2)             53            Director

----------

(1)    Member of the Compensation Committee
(2)    Member of the Audit Committee

         JOHN LUCIANI, Chief Executive Officer and Chairman of the Board of Directors, founded the earliest predecessor of the Company in 1969 and has been engaged in a number of business activities and investments since 1952. Commencing in 1960, he entered into the real estate development and construction business, concentrating initially on the development, construction and sale of residential high-rise apartment buildings and single-family homes and subsequently on the acquisition and development of multi-family rental housing complexes. Since 1986, he has concentrated on the acquisition, development and financing of adult living communities for the elderly. Mr. Luciani founded the earliest predecessor of the Company with Bernard M. Rodin in 1969. Mr. Luciani was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

         BERNARD M. RODIN, Chief Operating Officer, President and Director, has been engaged, since the formation of the earliest predecessor of the Company in 1969, in the financing of property acquisitions by arranging for the sale of partnership interests and in property management. This activity initially focused on the Company's multi-family housing portfolio and, since 1986, on the Company's adult living communities. Mr. Rodin has a bachelor of science degree from the City University of New York. Mr. Rodin is a certified public accountant and was actively engaged in the practice of public accounting prior to founding the earliest predecessor of the Company with John Luciani in 1969. Mr. Rodin was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

         JOHN W. LUCIANI III, Executive Vice President and Director, a son of John Luciani, joined the Company in 1975 and has since been actively involved in the management and operation of the Company's property portfolios, initially focusing on multi-family housing and later on the Company's adult-living communities. Mr. Luciani graduated from Fairleigh Dickinson University with both a bachelor of science and a master of business administration degree.

         PAUL JAWIN, General Counsel and Senior Vice President, a son-in-law of Bernard M. Rodin, joined the Company in May 1991. His activities primarily involve the various legal and financial aspects of the Company's business including its debt financing and matters involving the Company's equity and debt securities. Mr. Jawin is an attorney and was actively engaged in a real estate/corporate practice prior to joining the Company. Mr. Jawin graduated from Ithaca College with a bachelor of science degree in history and earned a juris doctor degree from Syracuse University School of Law.

         DORIAN LUCIANI, Senior Vice President - Acquisition and Construction, a son of John Luciani, joined the Company in 1977 and was initially involved in the acquisition, development and management of the Company's multi-family housing portfolio. Later, Mr. Luciani focused exclusively on the acquisition and development of the Company's adult living communities. Mr. Luciani graduated from Fairleigh Dickinson University with a bachelor of science degree in business.

         DEBORAH LUCIANI, Vice President - New Business Development and Acquisitions, a daughter of John Luciani, joined the Company in January 1992. Ms. Luciani is primarily involved in new business development, acquisitions, obtaining financing and various marketing responsibilities for the Company's existing and new adult living communities. Prior to joining the Company, Ms. Luciani worked for Prudential Bache Securities as an oil futures trader from November 1988 to December 1991. Ms. Luciani graduated from Boston University with a bachelor of science degree, a master of political science degree and a master of economics degree.

         CATHERINE V. MERLINO, Chief Financial Officer and Vice President, joined the Company in September 1993, and has since been actively involved in the financial reporting and analysis needs of the Company. Prior to joining the Company, Mrs. Merlino was a Senior Accountant from June 1989 through June 1993 and a Supervisor from June 1993 through September 1993 at Feldman Radin & Co., P.C., a public accounting firm located in New York City. Mrs. Merlino graduated from Long Island University in May 1987 with a bachelor of science degree in Accounting and became a certified public accountant in February 1992.

         EDWARD J. GLATZ, Vice President - Construction, joined the Company in September 1992 and has been actively involved in the design, site selection and construction for the new "Grand Court" adult living communities. Additionally, Mr. Glatz supervises the capital improvements of the Company's real estate holdings. Prior to joining the Company, Mr. Glatz performed asset management duties for Kovens Enterprises, a real estate development company, from June 1988 until September 1992.

         KEITH MARLOWE, Secretary of the Company, joined the Company in August 1994. From 1987 through August 1994, Mr. Marlowe, an attorney, was an associate in the tax department at the law firm of Reid & Priest LLP where he was involved in a general transactional tax practice. His activities primarily involve the various legal and financial aspects of the Company's business. Mr. Marlowe graduated from the University of Virginia with a bachelor of science degree in economics. Mr. Marlowe earned a juris doctor degree from University of California Los Angeles School of Law and an LLM in Taxation from New York University School of Law.

         WALTER FELDESMAN, Director, has been Of Counsel to the law firm of Baer Marks & Upham LLP since March 1993 and for more than five years prior thereto was a partner of Summit, Rovins and Feldesman. Mr. Feldesman is currently a Director and Chairman of the Audit Committee of Sterling Bancorp and a Director of its subsidiary, Sterling National Bank & Trust Co. Mr. Feldesman is a member of the Board of Advisors of the National Institute on Financial Services for Elders, the National Academy of Elder Law Attorneys, the American Association of Homes for the Aging, the National Council on the Aging and American Society on Aging. Mr. Feldesman is also special counsel on elderlaw to United Senior Health Cooperative. He has authored an article entitled "Long-Term Care Insurance Helps Preserve an Estate," and a recently published work entitled the Eldercare Primer Series. Mr. Feldesman has also authored a recently published book entitled "Dictionary of Eldercare Terminology". He has written another book "Medicare-Medicaid-Medicap under the Balanced Budget Act of 1997" which is expected to be published in February, 1998. Mr. Feldesman has a bachelor's degree in economics from New York University. Mr. Feldesman earned an LLB from Harvard Law School.

         LESLIE E. GOODMAN, Director, has been the Chairman of CREOL Inc., Commercial Real Estate On-line, which provides information over the Internet to real estate professionals, since January 1997. Until December 1996 Mr. Goodman was the Area President for the North Jersey Region for First Union National Bank and a Senior Executive Vice President of First Union Corporation. From September 1990 through January 1994, he served as President and Chief Executive Officer of First Fidelity Bank, N.A., New Jersey. From January 1994 to December 1995, Mr. Goodman served as a Senior Executive Vice President and a Director of First Fidelity Bank, National Association until it was merged into First Union. From January 1990 until December 1995, he also served as Senior Executive Vice President, member of the Office of the Chairman and a Director of First Fidelity Bancorporation. Mr. Goodman served as the Chairman of the New Jersey Bankers Association from March 1995 to March 1996. He is a member of the Board of Directors and Chairman of the Audit Committee of Wawa Inc. and a member of the Board of Directors of Tear Drop Golf Company, Inc.

Director Compensation

         The Company will pay each Director who is not an employee of the Company $1,000 per Board meeting attended and $500 per Committee meeting attended. All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities related to service on, the Board of Directors or any Board Committee.

Audit Committee

         The Board of Directors established an Audit Committee in June 1996. The Audit Committee is currently composed of Messrs. Rodin, Feldesman and Goodman. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

Compensation Committee

         The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee is currently composed of Messrs. John Luciani, Feldesman and Goodman. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees.

Executive Compensation

         The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers information concerning compensation accrued for services to the Company in all capacities during fiscal 1996 and fiscal 1997, respectively.

                           Summary Compensation Table


                                                                       Annual Compensation
                                                              --------------------------------------
                                                                                            Other                  All
                                                                                            Annual                Other
Name and Principal Position                         Year         Salary      Bonus($)    Compensation($)     Compensation($)
------------------------------------------------  ----------  -----------   ---------    --------------      ---------------
John Luciani, Chairman of the Board and Chief       fiscal
Executive Officer(1).............................    1996         $500,000     --            --               $497,000
                                                    fiscal
                                                     1997         $600,000     --            --                     --
Bernard M. Rodin, Chief Operating Officer,          fiscal
President and Director(1)........................    1996         $500,000     --            --               $497,000
                                                    fiscal
                                                     1997         $600,000     --            --                     --




                                                                       Annual Compensation
                                                              --------------------------------------
                                                                                            Other                  All
                                                                                            Annual                Other
Name and Principal Position                         Year         Salary      Bonus($)    Compensation($)     Compensation($)
------------------------------------------------  ----------  -----------   ---------    --------------      ---------------
John W. Luciani, III, Executive Vice President and  fiscal
Director.........................................    1996         $350,000     --            --                     --
                                                    fiscal
                                                     1997         $353,846     --            --                     --
                                                    fiscal
Dorian Luciani, Senior Vice President............    1996         $350,000     --            --                     --
                                                    fiscal
                                                     1997         $353,846     --            --                     --
Paul Jawin, General Counsel and Senior Vice         fiscal
President........................................    1996         $325,000     --            --                     --
                                                    fiscal
                                                     1997         $344,327     --            --                     --

------------------------------

(1) Messrs. Luciani and Rodin received dividends and distributions from the Company's predecessors but did not receive salaries. As of April 1, 1996 a salary for each of Messrs. Luciani and Rodin was established at the rate of $600,000 per year. In fiscal 1996 such officers also received $397,000 each as a dividend and $100,000 each for the period from February 1, 1996 until April 1, 1996, which was in the form of a dividend but which is classified as officers' compensation for financial statement purposes.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee currently consists of Messrs. John Luciani, Feldesman and Goodman. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see "Certain Transactions."

Stock Plans

         1996 Stock Option and Performance Award Plan

         The Company has adopted the 1996 Stock Option and Performance Award Plan (the "Plan"), which authorizes the grant to officers, key employees and directors of the Company and any parent or subsidiary of the Company of incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Under the Plan, directors who are not employees of the Company may not be granted incentive stock options. The Company plans to reserve 2,500,000 shares of Common Stock for issuance pursuant to the Plan. Shares issued pursuant to the Plan will be subject to the Transfer Restrictions. As of the date hereof, no options had been granted under the Plan.

         The Plan will be administered by the Board of Directors. The Board of Directors will determine the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant. Stock appreciation rights may be granted in tandem with options or separately.

         The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Incentive stock options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee (other than due to death or disability), all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are so exercisable will expire three months following termination of employment in the case of incentive stock options, but not until the date the options otherwise would expire in the case of non-qualified stock options. However, all options will be forfeited immediately upon an optionee's termination of employment for good cause and upon an optionee's voluntary termination of employment without the consent of the Board of Directors.

         Upon an optionee's death or termination of employment due to disability, all options will become 100% vested and will be exercisable (i) in the case of death, by the estate or other beneficiary of the optionee at any time prior to the date the option otherwise would expire and (ii) in the case of the disability of the optionee, by the optionee within one year of the date of such termination of employment in the case of incentive stock options, or at any time prior to the date the option otherwise would expire in the case of non-qualified stock options.

         At the time each grant of restricted shares or performance shares or units or stock appreciation rights is made, the Board of Directors will determine the duration of the performance or restriction period, if any, the performance targets, if any, for earning performance shares or units, and the times at which restrictions placed on restricted shares shall lapse.

                              CERTAIN TRANSACTIONS

         In the first quarter of fiscal 1996, the Principal Stockholders reorganized their businesses by consolidating them into the Company. The Principal Stockholders transferred all of the issued and outstanding stock of each of 16 Sub-chapter S corporations along with various other assets and liabilities to the Company in exchange for 3,252,380 shares of the Company's Common Stock. A partnership in which the Principal Stockholders are the sole partners transferred to the Company substantially all of its assets, subject to substantially all of its liabilities, in exchange for 1,626,190 shares of the Company's Common Stock. The partnership distributed the shares received to the Principal Stockholders. Six Sub-chapter S corporations which were wholly-owned by the Principal Stockholders were merged into the Company. Pursuant to the mergers the shares of the six merged companies were converted into an aggregate of 10,121,430 shares of the Company's Common Stock. After the reorganization was complete, the Principal Stockholders owned an aggregate of 15,000,000 shares of the Company's Common Stock.

         Prior to the reorganization discussed above, the business of the Principal Stockholders was conducted through a partnership and various Sub-chapter S corporations. These entities and the Company paid dividends and other distributions to each of the Principal Stockholders of $943,000, $850,000 and $397,000 in fiscal 1994, 1995 and 1996, respectively, exclusive of amounts reflected as officers' compensation.

         Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners (with interests ranging between 1% and 2%) of partnerships directly and indirectly owning Multi-Family Properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company holds (i) notes, aggregating $107.1 million, net of deferred income, as of October 31, 1997, that are secured by the limited partnership interests in such partnerships and (ii) other partnership receivables aggregating $54.8 million from such partnerships at October 31, 1997. Messrs. Luciani and Rodin have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt and Unsecured Debt, and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by each of Messrs. Luciani and Rodin is approximately $47.2 million. In addition, Messrs. Luciani and Rodin and certain employees will devote a limited portion of their time to overseeing the third-party managers of Multi-Family Properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which Messrs. Luciani and Rodin have equity interests and the Company does not.

         Subsequent to the reorganization, the Principal Stockholders and one of their affiliates transferred the Assigned Interests to the Investing Partnerships that own interests in the Protected Partnerships. The Assigned Interests were owned personally by the Principal Stockholders and their affiliate and provide additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Two Investing Partnerships related to these Protected Partnerships have agreed to transfer the respective Assigned Interests back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of its real property and improvements which it owned at the time of its Chapter 11 Petition. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss for fiscal 1996 in the amount of $18.4 million (representing the recorded value of these Multi-Family Notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of the Multi-Family Notes. Each of the Principal Stockholders was a general partner of three of the Protected Partnerships, but withdrew as a general partner prior to such partnerships' filings of the respective Chapter 11 Petitions.

         During Fiscal 1996 and the nine months ended October 31,1997 the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President and a Director, $154,875 and $79,000, respectively, as fees for introducing to the Company broker/dealers that have assisted the Company in its Syndications of partnership interests and in placing other securities offered by the Company. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of such Syndicated partnership interests and other securities offered by the Company, excluding shares of Common Stock offered hereby. During Fiscal 1996, Mrs. Rodin received consulting fees of $49,435 in connection with coordinating the Company's marketing efforts and travel arrangements. Mrs. Rodin has been an employee of the Company for the nine months ended October 31, 1997 and performs similar services.

         Walter Feldesman, a Director of the Company, is Of Counsel to the law firm of Baer Marks & Upham LLP, which acts as counsel to the Company from time to time. In addition, Mr. Feldesman is a director of Sterling National Bank & Trust Co. which has entered into a revolving credit agreement with the Company which permits the Company to borrow up to $8,000,000, of which $4,898,023 was outstanding at October 31, 1997.

         Michele R. Jawin, the daughter of Mr. Rodin and wife of Paul Jawin, the Company's General Counsel and a Senior Vice President, is Of Counsel to Reid & Priest LLP, which acts as securities counsel to the Company, including in connection with this Offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information as of October 31, 1997, before and after giving effect to the Offering, regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock, (iii) each Principal Stockholder and (iv) all directors and officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.

                                                  Before Offering                 After Offering
                                             -----------------------         ------------------------

                                                                  Shares
Beneficial Owner                            Number        %     Offered(1)      Number          %(1)
----------------                            ------      -----   ----------      ------          ----
John Luciani.......................         7,500,000     50        0          7,500,000       41.67
Bernard M. Rodin...................         7,500,000     50        0          7,500,000       41.67
All directors and officers
   as a group......................        15,000,000    100        0         15,000,000       83.34

----------------

(1) Excluding any additional shares of Common Stock sold pursuant to the Over-allotment Option. Each of the Principal Stockholders has granted to the Underwriters an Over-allotment Option exercisable within 45 days after the date of this Prospectus to purchase up to 225,000 shares of Common Stock. Assuming the full exercise of the Over-allotment Option, the Principal Stockholders would beneficially own collectively 14,550,000 shares or 80.83% of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate provides for 40,000,000 authorized shares of Common Stock. The Certificate also provides for 15,000,000 authorized shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). Upon completion of the Offering (excluding any Common Stock sold pursuant to the Over-allotment Option or the exercise of the Representative's Warrants or any Common Stock issued pursuant to the Plan), there will be outstanding: (a) 18,000,000 shares of Common Stock, consisting of (i) 15,000,000 shares currently owned by the Principal Stockholders and not offered hereby; and (ii) 3,000,000 shares to be sold by the Company hereby.

         The following summary description relating to the Common Stock, and the Preferred Stock does not purport to be complete. A description of the Company's capital stock is contained in the Certificate, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

Common Stock

         Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

Preferred Stock

         The Company is authorized by the Certificate to issue a maximum of 15,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Section 203 of Delaware Law

         Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Section 203 may have a depressive effect on the market price of the Common Stock.

Anti-Takeover Effects of Provisions of the Company's Certificate of Incorporation and By-Laws

         Certain provisions of the Certificate and By-Laws of the Company summarized in the following paragraphs will become operative immediately prior to closing of this Offering and may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares helddbrs. These provisions may have a depressive effect on the market pric market price of the Common Stock.

         Special Meeting of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by the Board of Directors. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

         No Stockholder Action by Written Consent. The Certificate provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision limits the ability of any stockholders to take action immediately and without prior notice to the Board of Directors. Such a limitation on a majority stockholder's ability to act might impact such person's or entity's decision to purchase voting securities of the Company. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not fewer than 60 days nor more than 90 days prior to such anniversary date and (b) in the case of the annual meeting to be held during the first complete fiscal year following the date of this Prospectus and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-Laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, the By-Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

         Adjournment of Meetings of Stockholders. The By-Laws provide that when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting, if no quorum is present for the transaction of business or if the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information the Board of Directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors. The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals. As set forth below, the

By-Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

         Amendment of the By-Laws. The Certificate provides that the By-Laws may be amended or repealed by the Board of Directors and may not be amended or repealed by the stockholders of the Company, except with the consent of holders of two-thirds of the Company's outstanding Common Stock. This provision will make it more difficult for stockholders to make changes to the By-Laws that are opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is First Union National Bank.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no public market for Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company, or the perception that such sales could occur, in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future at a time and price it deems appropriate.

         Upon completion of the Offering, the Company will have outstanding 18,000,000 shares of Common Stock. Of these shares, 3,000,000 shares of Common Stock, representing all of the shares sold in the Offering, will be freely tradeable without restriction or limitation under the Securities Act, except for shares, if any, purchased by an "affiliate" of the Company (as defined in the rules and regulations of the Commission under the Securities Act) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 15,000,000 outstanding shares are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares outstanding on the date hereof were issued and exchanged by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may be sold only if they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act, is available.

         In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 180,000 shares after giving effect to the Offering) and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned Restricted Shares for at least a two-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.


         The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are allowed as long as the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company or which are privately offered if the original offering price or conversion or exchange price are specifically determined at the time of the closing of the private offering. The Company intends to register approximately 2,500,000 shares of Common Stock reserved for issuance pursuant to the Plan and has issued the Representative's Warrants which entitles the holders to purchase up to 300,000 shares of Common Stock. The Representative's Warrants are issuable for a period of four years commencing one year from the date of this Prospectus. The sale or issuance, or the potential for sale or issuance, of Common Stock during or after such 13-month or 19-month periods could have an adverse impact on the market price of the Common Stock offered hereby. See "Underwriting".

                                  UNDERWRITING

         The Underwriters named below (the "Underwriters"), for whom Royce Investment Group, Inc. is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company , and the Company has agreed to sell to the Underwriters on a firm commitment basis, the number of shares of Common Stock set forth opposite their names:


                                                        Number of Shares
Underwriters                                            of Common Stock

Royce Investment Group, Inc.



Total .. . . . . . . . . . . . . . . . . . . . . .         3,000,000
                                                           =========


         The Underwriters are committed to purchase all the shares of Common Stock offered hereby, if any of such Shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

         The Company has been advised by the Representative that the Underwriters propose initially to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions of a minimum of $ per share of Common Stock. Such dealers may allow a concession of a minimum of $ per share of Common Stock to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Common Stock offered hereby.

         The Company and the Principal Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. The Company has also agreed to pay to the Representative a non-accountable expense allowance and a consulting fee equal to 3% and 1%, respectively, of the gross proceeds derived from the sale of the Common Stock offered hereby, of which $50,000 has been paid to date. The Principal Stockholders will pay the non-accountable expense allowance and consulting fee with respect to shares sold by them if the Over-allotment Option is exercised. The Company will pay all other expenses relating to the Offering and the Over-allotment Option, if exercised. The Company has also paid $50,000 to an underwriter whose participation in the Offering has been terminated.

         The Principal Stockholders have granted to the Underwriters the Over-allotment Option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock at the initial public offering price per share offered hereby, less underwriting discounts and commissions set forth on the cover page of this Prospectus. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment. The Company will not receive any of the proceeds from such sale of shares of Common Stock by the Principal Stockholders.


         The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are allowed as long as the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company or which are privately offered if the original offering price or conversion or exchange price are specifically determined at the time of the closing of the private offering. An appropriate legend shall be marked on the face of certificates representing all such securities.


         In connection with this Offering, the Company has agreed to sell to the Representative, at a price of $.0001 per warrant, the Representative's Warrants to purchase from the Company up to 300,000 shares of Common Stock. The Representative's Warrants are initially exercisable at a price of $16.50 per share (165% of the initial public offering price per share of Common Stock) for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to other underwriters or to officers, directors and employees of the Representative or of such other underwriters (subject to the rules of the National Association of Securities Dealers, Inc.). The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants contain anti-dilution provisions providing for the adjustment of the exercise price and the number of shares of Common Stock issuable upon exercise of the Representative's Warrants upon the occurrence of certain events. The Representative's Warrants grant to the holders thereof certain rights of registration under the Securities Act with respect to the Representative's Warrants and the securities issuable upon exercise thereof (which include (i) one demand registration at the expense of the Company, and one demand registration at the holder's expense, exercisable during the five-year period commencing on the closing of this Offering, and (ii) piggyback registration at the expense of the Company exercisable during the seven-year period commencing on the closing of this Offering).

         The Company will also enter into a five-year non-exclusive agreement with the Representative which provides the Representative with payment of a finder's fee if the Company enters into any transaction with a third party introduced to the Company by the Representative. The finder's fee for transactions involving the acquisition of other companies shall equal five percent of the first $1,000,000 of value of such transaction, four percent of the second $1,000,000 of value of such transaction, and three percent of the remaining value of such transaction. The finder's fee for any other transactions will be as mutually agreed to by the Company and the Representative.

         The Representative has been granted the right to select a designee either to be a member of the Company's board of directors, or to be an observer at all meetings of the Company's board of directors, at the Representative's option.

         Prior to this Offering, there has been no public market for the Common Stock. Consequently, the public offering prices of the Common Stock was determined based upon negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in determining the price include, but were not limited to, the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the recent market prices of publicly traded common stocks of comparable companies. There can be no assurance that the Common Stock can be resold at its offering price, if at all. Purchasers of the Common Stock will be exposed to a substantial risk of a decline in the market prices of the Common Stock after the Offering, if a market develops.

         The Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock, including (i) syndicate covering transactions, which consist of the placing of any bid or the effecting of any purchase on behalf of the Underwriters to reduce a short position created in connection with the Offering; (ii) penalty bids, which permit the Representative to reclaim from an Underwriter or selling group member a selling concession accruing to such Underwriter or selling group member in connection with the Offering when securities originally sold by such Underwriter are purchased in syndicate covering transactions; and (iii) short sales, by which the Underwriters sell securities which they do not own at the time that the sale transaction becomes a binding obligation.

         The foregoing is a summary of the principal terms of the Underwriting Agreement described above. Reference is made to a copy of such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Available Information."

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by the law firm of Reid & Priest LLP, New York, New York, as counsel to the Company in connection with this Offering. Certain legal matters relating to the sale of the Common Stock will be passed upon for the Underwriters by Greenberg Traurig Hoffman Lipoff Rosen & Quentel New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of January 31, 1996 and 1997 and for each of the three years in the period ended January 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C., a Registration Statement under the Securities Act with respect to the Securities offered hereby. This prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. With respect to each contract, agreement or other document referred to in this Prospectus and filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company, including the Registration Statement and the exhibits filed as a part thereof, can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at the following regional offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company, including the Registration Statement.

                  GRAND COURT LIFESTYLES, INC. and SUBSIDIARIES


                                   ----------



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                   ----------


                                                                                                                   Page
                                                                                                                   ----

Independent Auditors' Report                                                                                        F-2

Consolidated Balance Sheets as of January 31, 1996 and 1997  and (unaudited) October 31, 1997 (as restated)         F-3

Consolidated Statements of Operations for the Years Ended January 31, 1995, 1996
and 1997, (unaudited) the Three Months Ended October 31, 1996 and 1997 (as restated) and
(unaudited) the Nine Months Ended October 31, 1996 and 1997 (as restated)                                           F-4


Consolidated Statements of Changes in Stockholders' Equity for the Years Ended January 31,
1995, 1996 and 1997 and (unaudited) the Nine Months Ended October 31, 1997 (as restated)                            F-5

Consolidated Statements of Cash Flows for the Years Ended January 31, 1995, 1996 and 1997
and (unaudited) the Nine Months ended October 31, 1996 and 1997 (as restated).                                      F-6

Notes to Consolidated Financial Statements                                                                          F-8


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Grand Court Lifestyles, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.


As discussed in Note 13, the accompanying consolidated financial statements have been restated.


DELOITTE & TOUCHE LLP
New York, New York
April 28, 1997, except for Note 13,
as to which the date is
February 27, 1998

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (as restated, see Note 13)

(In Thousands, except per share data)
--------------------------------------------------------------------------------

                                                                                   January 31, (as restated             October 31
                                                                                       -- see Noter 13)                 (unaudited)
                                                                                ------------------------------          ------------
                                                                                    1996               1997                 1997
                                                                                ----------          ----------          ------------
Assets
Cash and cash equivalents ............................................           $  17,961           $  14,111            $   9,679
Notes and receivables - net ..........................................             224,204             222,399              238,128
Investments in partnerships ..........................................               2,607               3,056                3,700
Other assets - net ...................................................              15,251              22,095               36,567
                                                                                 ---------           ---------            ---------
Total assets .........................................................           $ 260,023           $ 261,661            $ 288,074
                                                                                 =========           =========            =========
Liabilities and Stockholders' Equity
Loans and accrued interest payable ...................................           $ 140,094           $ 142,628            $ 157,140
Construction loan payable ............................................                --                 2,750               16,755
Notes and commissions payable ........................................               1,684               1,716                4,012
Other liabilities ....................................................               4,018               4,393                6,685
Deferred income ......................................................              79,442              78,171               76,528
                                                                                 ---------           ---------            ---------
Total liabilities ....................................................             225,238             229,658              261,120
                                                                                 ---------           ---------            ---------
Commitments and contingencies
Stockholders' equity
Preferred Stock, $.001 par value -
authorized, 15,000,000 shares; none issued
and outstanding ......................................................                --                  --                   --
Common Stock, $.01 par value - authorized,
40,000,000 shares; issued and outstanding,
15,000,000 shares ....................................................                 150                 150                  150

Paid-in capital                                                                     34,635              54,321               54,321
Accumulated deficit                                                                   --               (22,468)             (27,517)
                                                                                 ---------           ---------            ---------
TOTAL STOCKHOLDERS' EQUITY ...........................................              34,785              32,003               26,954
                                                                                 ---------           ---------            ---------
Total liabilities and stockholders' equity ...........................           $ 260,023           $ 261,661            $ 288,074
                                                                                 =========           =========            =========


See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(as restated for periods ended October 31, 1997, see Note 13)

(In Thousands, except per share data)
--------------------------------------------------------------------------------

                                                                                    Three months ended         Nine months ended
                                                        Years ended                    October 31,               October 31,
                                                       January 31,                     (unaudited)               (unaudited)
                                          -------------------------------------   ---------------------     ----------------------

                                           1995          1996        1997          1996          1997         1996           1997
                                        --------      --------     --------      --------      --------      --------      --------
Revenues:
  Sales ...........................     $ 22,532      $ 31,973     $ 36,021      $  6,897      $ 10,483      $ 21,524      $ 31,401
  Syndication fee income ..........        5,587         8,603        7,690         1,494         1,886         4,976         6,529
  Deferred income earned ..........        4,399         9,971        5,037           236         3,785           708         4,246
  Interest income .................        9,503        12,689       13,773         3,157         2,467        11,043         8,081
  Property management fees from
      related parties .............        4,351         4,057        2,093           755         2,073         1,604         3,250
  Equity in earnings from
    partnerships ..................          276           356          423           136           125           250           357
  Other income ....................         --           1,013         --            --            --            --             283
                                        --------      --------     --------      --------      --------      --------      --------
                                          46,648        68,662       65,037        12,675        20,819        40,105        54,147
                                        --------      --------     --------      --------      --------      --------      --------
Cost and Expenses:
  Cost of sales ...................       21,743        27,688       34,019         8,688        10,879        19,468        25,947
  Selling .........................        6,002         7,664        7,176         1,114         1,803         4,603         6,186
  Interest ........................       13,610        15,808       16,394         4,215         5,203        12,017        13,991
  General and administrative ......        6,450         7,871        7,796         1,998         2,352         5,687         6,415
  Loss on impairment of
    notes and receivables .........         --            --         18,442         1,589          --          18,442          --
  Write-off of registration costs .         --            --           --            --            --            --           3,107
  Officers' compensation ..........        1,200         1,200        1,200           300           300           900           900
  Depreciation and
    amortization ..................        2,290         2,620        3,331           809         1,054         2,539         2,650
                                        --------      --------     --------      --------      --------      --------      --------
                                          51,295        62,851       88,358        18,713        21,591        63,656        59,196
                                        --------      --------     --------      --------      --------      --------      --------
Income (loss) before
  provision (benefit) for
  income taxes ....................       (4,647)        5,811      (23,321)       (6,038)         (772)      (23,551)       (5,049)
Provision (benefit) for
  income taxes ....................         --            --           --            --            --            --            --
                                        --------      --------     --------      --------      --------      --------      --------
Net income (loss) .................       (4,647)        5,811      (23,321)       (6,038)         (772)      (23,551)       (5,049)
Pro forma income tax
  provision (benefit) .............       (1,859)        2,324         --            --            --            --            --
                                        --------      --------     --------      --------      --------      --------      --------
Pro forma net income (loss) .......     $ (2,788)     $  3,487     $(23,321)     $ (6,038)     $   (772)     $(23,551)     $ (5,049)
                                        ========      ========     ========      ========      ========      ========      ========

Pro forma earnings (loss)
  per common share ................     $  (0.19)     $   0.23     $  (1.55)     $  (0.40)     $  (0.05)     $  (1.57)     $  (0.34)
                                        ========      ========     ========      ========      ========      ========      ========
Pro forma weighted average
  common shares used ..............       15,000        15,000       15,000        15,000        15,000        15,000        15,000
                                        ========      ========     ========      ========      ========      ========      ========


See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 1995, 1996 AND 1997 AND (UNAUDITED)
NINE MONTHS ENDED OCTOBER 31, 1997 (AS RESTATED, SEE NOTE 13)
(In Thousands)
--------------------------------------------------------------------------------


Stockholders' equity, February 1, 1994 (as restated)......         $37,207
  Net loss ...............................................          (4,647)
  Dividends...............................................          (1,886)
                                                                  ---------

Stockholders' equity, January 31, 1995 (as restated)......          30,674
  Net income..............................................           5,811
  Dividends...............................................          (1,700)
                                                                  ---------

Stockholders' equity, January 31, 1996 (as restated)......          34,785
  Net loss ...............................................         (23,321)
  Capital Contribution ...................................          21,333
  Dividends ..............................................            (794)
                                                                  ---------

Stockholders' equity, January 31, 1997 (as restated).......          32,003
  Net loss (unaudited) (as restated).......................          (5,049)
                                                                  ---------
Stockholders' equity, October 31, 1997 (unaudited)
 (as restated).............................................         $26,954
                                                                  =========



See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(as restated for the nine months ended October 31, 1997, see Note 13) (In Thousands)

--------------------------------------------------------------------------------

                                                                                                              Nine Months ended
                                                                         Years ended January 31,           October 31, (unaudited)
                                                                  --------------------------------         -----------------------
                                                                    1995          1996         1997           1996         1997
                                                                 --------      --------      --------      --------      --------
Cash flows provided (used) from operating activities:
  Net income (loss) ..........................................   $ (4,647)     $  5,811      $(23,321)     $(23,551)     $ (5,049)
                                                                 --------      --------      --------      --------      --------
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization ............................      2,290         2,620         3,331         2,539         2,650
    Loss on impairment of notes and
    receivables ..............................................       --            --          18,442        18,442          --
    Deferred income earned ...................................     (4,399)       (9,971)       (5,037)         (708)       (4,246)
    Write-off of registration costs ..........................       --            --            --            --           3,107
  Adjustment for changes in assets and liabilities:
    (Increase) decrease in accrued interest
      on notes and receivables ...............................        174        (2,560)          715          (762)       (2,981)
    (Increase) decrease in notes and
     receivables .............................................      7,223        (1,162)        3,981         3,012       (12,748)
    Increase (decrease) in commissions
     payable .................................................       (501)         (244)          211           574           427
    Increase (decrease) in other liabilities .................       (506)        2,018           375           346         2,292
    Increase (decrease) in deferred income ...................      1,513         4,458         3,766           (70)        2,603
                                                                 --------      --------      --------      --------      --------
                                                                    5,794        (4,841)       25,784        23,373        (8,896)
                                                                 --------      --------      --------      --------      --------
      Net cash provided (used) by operating
        activities ...........................................      1,147           970         2,463          (178)      (13,945)
                                                                 --------      --------      --------      --------      --------
Cash flows from investing activities:
  Increase in investments ....................................       (591)         (567)         (449)          (36)         (644)

  Increase in Construction in Progress .......................       --            --          (6,742)       (5,653)      (13,121)
      Net cash used by investing
       activities ............................................       (591)         (567)       (7,191)       (5,689)      (13,765)
                                                                 --------      --------      --------      --------      --------
Cash flows from financing activities:
  Payments on loans payable ..................................    (31,311)      (39,326)      (55,340)      (39,450)      (21,778)
  Increase in loans ..........................................     44,014        52,065        57,874        38,204        36,290
  Increase in construction loan payable ......................       --            --           2,750          --          14,005
  Increase in other assets ...................................     (7,180)       (2,790)       (3,433)       (1,070)       (7,108)
  Payments of notes payable ..................................     (2,578)       (1,641)         (179)         (124)         (131)
  Proceeds from notes payable ................................       --            --            --            --           2,000
  Dividends ..................................................     (1,886)       (1,700)         (794)         (794)         --
                                                                 --------      --------      --------      --------      --------
      Net cash provided (used) in financing
       activities ............................................      1,059         6,608           878        (3,234)       23,278
                                                                 --------      --------      --------      --------      --------

                                       F-6

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES





Increase (decrease) in cash and cash
  equivalents ...................................           1,615           7,011          (3,850)          (9,101)          (4,432)
Cash and cash equivalents, beginning of
  period ........................................           9,335          10,950          17,961           17,961           14,111
                                                         --------        --------        --------         --------         --------
Cash and cash equivalents, end of period ........        $ 10,950        $ 17,961        $ 14,111         $  8,860         $  9,679
                                                         ========        ========        ========         ========         ========
Supplemental information:
  Interest paid .................................        $ 12,914        $ 16,922        $ 16,739         $ 11,587         $  9,015
                                                         ========        ========        ========         ========         ========
  Non cash capital contribution .................            --              --          $ 21,333         $ 21,333             --
                                                         ========        ========        ========         ========         ========



See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1995, 1996, and 1997
(In Thousands)
--------------------------------------------------------------------------------

(Information as of and for the nine months ended October 31, 1997 is unaudited)


1.       ORGANIZATION AND BASIS OF PRESENTATION

         Grand Court Lifestyles, Inc. (the "Company") was formed pursuant to the merger of various Sub-chapter S corporations which were wholly-owned by certain principal stockholders of the Company (the "Principal Stockholders") and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly-owned by the Principal Stockholders and (ii) the Principal Stockholders individually. In exchange for the transfer of such stock, assets and liabilities, the Principal Stockholders received shares of the Company's common stock. These transactions are collectively called the "reorganization". All of the assets and liabilities were transferred at historical cost. The reorganization was effective as of April 1, 1996 and accordingly, accumulated deficit represents results of operations subsequent to that date. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Principal Stockholders, were historically reported on a combined basis.

         The Company (i) filed a Restated Certificate of Incorporation on March 13, 1997 that provides for, among other things, the authorization of 40,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, (ii) on March 13, 1997 effected an approximate 1,626.19-for-1 stock split of the issued and outstanding Common Stock (all shares have been restated for prior periods) and (iii) adopted a Stock Option Plan reserving for issuance up to 2,500,000 shares of Common Stock pursuant to stock options and other stock awards. No stock options have been granted to date.


         Line of Business - The Company, a fully integrated provider of adult living accommodations and services, acquires, develops and manages adult living communities. The Company's revenues have been and are expected to continue to be primarily derived from sales of partnership interests in partnerships it organizes to acquire existing adult living communities. As a result of the Company's activities, limited partnerships ("Investing Partnerships") are formed whereby the Company retains a 1% to 1.5% general partnership interest. Investing Partnerships generally own a 98.5% to 99% interest in partnerships that own adult living communities ("Owning Partnerships"). The Company also arranges for the mortgage financing of the adult living communities and is involved in the development and management of adult living communities. Another source of income is interest income on notes receivable.


         Unaudited Interim Financial Statements - The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for an interim period may not give a true indication of results for the full year.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents - The Company considers cash and cash equivalents to include cash on hand, demand deposits and highly liquid investments with maturities of three months or less.

         Revenue Recognition - Revenue from sales of interests in partnerships, is recognized under the full accrual method of accounting when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The profit recognized has been reduced by the estimated maximum reasonably possible exposure to loss. Revenue from sales of interests in partnerships includes any syndication fees earned by the Company. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.

         The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the private placement of limited partnership interests in Investing Partnerships. Offerings of interests in Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships") provide that the limited partners are entitled to receive for a period not to exceed five years distributions equal to between 11% and 12% of their then paid-in scheduled capital contributions. Pursuant to management contracts with the Adult Living Owning Partnerships, for such five-year period, the Company is required to pay to the Adult Living Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such adult living Owning Partnership and
         (ii) any part of such 11% and 12% return not paid from cash flow from the related property (which the Adult Living Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, "Management Contract Obligations"). The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Management Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. Such deferred income liability represents the estimated maximum reasonably possible exposure to loss as discussed above. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for an individual property. Any deferred income liability created in the year the interest in the Owning Partnership is sold reduces revenues relating to the sale. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the expected Initial Cash Flow for that year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability. Such expense amounted to $229,000, $282,000, $2.5 million and $4.6 million for the years ended January 31, 1995, 1996, 1997 and the nine months ended October 31, 1997, respectively, and such expense is included as a component of cost of sales. If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. The Company recognized such incentive management fees in the amount of $3.9 million, $3.3 million, $1.2 million and $2.6 million for the years ended January 31, 1995, 1996 and 1997 and the nine months ended October 31, 1997, respectively.

         The Company accounted for the sales of interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of sale, the Company deferred all future income to be recognized on these transactions until cash is received. Losses on these projects were recognized immediately upon sale.

         Allowance on Notes Receivable - In the event that the facts and circumstances indicate that the collectibility of a note may be impaired, an evaluation of recoverability is performed. If an evaluation is performed, the Company compares the recorded value of the note and other partnership receivables, if any, to the value of the underlying property less any encumbrances to determine if an allowance is required for impairment. A significant portion of the interest income on multi-family notes is recognized as cash is collected.

         Accounting Estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Principles of Consolidation - The consolidated financial statements include those of the Company and its subsidiaries. The effects of all significant intercompany transactions have been eliminated.

         Deferred Loan Costs - Costs incurred in connection with obtaining long-term financing have been deferred and are amortized over the term of the financing.

         Construction in Progress - Costs incurred in connection with the construction and development of adult living communities the Company intends to build are capitalized. Such costs include the capitalization of interest during the construction period. If a project is discontinued or capitalized costs are deemed not recoverable, the applicable capitalized project costs are expensed.

         Investments - The Company accounts for its interests in adult living limited partnerships under the equity method of accounting. The Company uses this method because as the general partner it can exercise significant influence over the operating and financial policies of such partnerships. Under this method the Company records its share of income and loss of the entity as well as any distributions or contributions as an increase or decrease to the investment account. The carrying amount of the investments in limited partnerships differs from the Company's underlying equity interest based upon its stated ownership percentages. Such differences are attributable to the disproportionate amount of money and notes invested in the entities by the Company for its equity interest as compared to the other investors. This difference is being amortized over the estimated life of the underlying partnership. The unamortized portion of such difference is $1,382, $2,044 and $2,609 as of January 31, 1996 and 1997 and October 31, 1997, respectively.

         Property Management Fees - Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

         Pro Forma Income Taxes - Income tax provisions at a combined Federal and state tax rate of 40% have been provided on a pro forma basis. The various Sub-chapter S corporations which were either merged into or acquired by the Company and the partnership which transferred assets to the Company were not required to pay taxes because any taxes were the responsibility of the Principal Stockholders who were the sole shareholders and partners of those entities.

         Earnings per Share - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" in February 1997. This pronouncement establishes standards for computing and presenting earnings per share and is effective for the Company's Fiscal 1997 year-end financial statements. The Company's management has determined that this standard will not have a significant impact on the Company's computation or presentation of net income per common share.

         New Accounting Pronouncements - The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 129, "Disclosure of Information about Capital Structure" establishes standards for disclosing information about an entity's capital structure, and is effective for financial statements for periods ending after December 15, 1997. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. The Company believes that its future adoption of these standards will not have a material effect on the Company's financial position or results of operations.

         Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.

3.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company is unable to determine the fair value of its notes and receivables as such instruments do not have a ready market. Other financial instruments are believed to be stated at approximately their fair value.

4.       NOTES AND RECEIVABLES

         Notes and other receivables are from related parties and consist of the following:

                                                                                 January 31,                October 31,
                                                                   ---------------------------------      ---------------
                                                                          1996             1997                1997
                                                                   ---------------    ----------------    ---------------
         Notes receivable-- multi-family (a)(f)..................     $174,025           $174,164           $173,911

         Notes and accrued interest receivable
          -- adult living (b)....................................        3,228              3,906             14,735

         Other partnership receivables (c)(f)....................       52,763             53,622             56,029

         Mortgages (d)...........................................        7,188                 --                 --

         Accrued interest receivable.............................           --                816              3,562
                                                                      --------           --------           --------
                                                                       237,204            232,508            248,237
         Less allowance for uncollectible receivables (e)........       13,000             10,109             10,109
                                                                      --------           --------           --------
                                                                      $224,204           $222,399           $238,128
                                                                      ========           ========           ========


         At January 31, 1996 and 1997 and at October 31, 1997 the carrying value of impaired notes receivable, net of related deferred income, were approximately $48,900, $34,742 and $35,116, respectively. Interest income on impaired notes is recognized on the cash basis. Such income recognized was $2,272, $1,926 and $743 for the years ended January 31, 1996 and 1997 and for the nine months ended October 31, 1997, respectively.

         (a) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties. The notes have maturity dates ranging from ten to fifteen years from the date of the acquisition of the respective partnership interests. At October 31, 1997, 51 of the 169 notes (approximate face value $29,600) have reached their final maturity dates and these final maturity dates have been extended by the Company. The underlying property relating to one extended Multi- Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more multi-family properties relating to two other extended Multi-Family Notes will be refinanced in the first quarter of Fiscal 1998. There can be no assurance that such refinancings will actually close. It is the Company's intention to collect the principal and interest payments on the aforementioned notes from the cash flows distributed by the related multi- family properties and the proceeds in the event of a sale or refinancing. The Company expects to extend maturities of other multi-family notes. Interest income on all of the Multi-Family Notes amounted to $6,764, $6,949, and $4,827 for the years ended January 31, 1996 and 1997, and the nine months ended October 31, 1997, respectively.

         (b) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living communities. Such notes generally have interest rates ranging from 11% to 13.875% and are due in installments over five years from the date of acquisition of the respective partnership interests. The notes represent senior indebtedness of the related Investing Partnerships, and are collateralized by the respective interests in the Owning Partnerships. Principal and interest payments on each note are also collateralized by the investor notes payable to the Investing Partnerships to which the investors are admitted. Limited Partners are allowed to prepay their capital contributions. These prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company at a rate of between 11% and 12% by the Investing Partnerships. As a result of such loans and the crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable.

         (c) Other partnership receivables substantially represent reimbursable expenses and advances made to the multi-family partnerships. These amounts do not bear interest and have no specific repayment date. It is the Company's intention to collect these notes from the excess cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing.

         (d) The mortgages bore interest at rates ranging from 8% to 9%. The mortgages were generally collateralized by a mortgage lien on the related adult living communities. As of January 31, 1997 all mortgage receivables were paid in full.

         (e)      Allowance of Uncollectible Receivables:


                                                 Balance at          Charged to Costs       Deductions to         Balance at End of
                                             Beginning of Period       and Expenses           Allowance                 Period
                                             -------------------       ------------           ---------           ------------------
Year Ended January 31, 1996
Allowance for notes receivable                     $13,000                   --                    --                   $13,000
Year Ended January 31, 1997
Allowance for notes receivable                     $13,000                18,442                21,333                  $10,109
Nine Months Ended October 31, 1997
Allowance for notes receivable                     $10,109                    --                    --                  $10,109

                  The multi-family notes receivable relating to the nine Owning Partnerships that filed petitions under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Petitions") and the one Owning Partnership which lost its property pursuant to an uncontested foreclosure sale of its property (said ten Owning Partnerships are, collectively, the "Protected Partnerships") were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, did not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The Protected Partnerships could not reach an agreement with the new mortgage holders and the new mortgage holders began to threaten and institute foreclosure proceedings. The Principal Stockholders and one of their affiliates transferred the partnership interests they owned personally in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing Partnerships that owned interests in the Protected Partnerships in July 1996. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company established appropriate reserves during these time periods to reflect the varying extent of impairment of these Multi-Family Notes in view of the state of facts at such time. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in Fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss of $18.4 million in the year ending January 31, 1997 (representing the recorded value of the notes receivable relating to the Protected Partnerships, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these notes receivable. Seven of the Chapter 11 petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings in January, 1998 by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. The two Investing Partnerships related to these Protected Partnerships have transferred the respective Assigned Interests back to the Principal Stockholders and their affiliate. The Company neither owns nor manages these properties, nor is the general partner of these Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

                  Fifteen of the Multi-Family Owning Partnerships remain in default on their respective mortgages. These Multi-Family Owning Partnerships have been negotiating with the respective mortgage lenders and, in some cases, have obtained workout agreements pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. As of October 31, 1997, the recorded value, net of deferred income, of the MultiFamily Notes and "Other Partnership Receivables" held by the Company relating to these fifteen Multi-Family Owning Partnerships was $31.9 million. The Company has established reserves of $10.1 million to address the possiblity that these notes and receivables may not be collected in full.

         (f) The Multi-Family properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limiting rents on these properties to amounts approved by HUD. Various proposals are pending before Congress proposing reorganization of HUD and a restructuring of certain of its housing assistance programs. It is too early in the legislative process to predict which, if any, changes might be implemented. Further, there can be no assurance that changes in federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have an adverse effect on the Company's ability to collect its receivables from the partnerships owning multi-family properties.


5.       OTHER ASSETS

         Other assets are comprised as follows:


                                                                 January 31,                   October 31,
                                                           ----------------------------      -------------
                                                                 1996           1997              1997
                                                           -------------    ----------        -------------

Deferred loan costs (a)...................................     $ 7,994          $ 7,452          $ 8,311

Investment in cooperative apartment building (b)..........       1,854            1,782            1,782

Unsold subscription units (c).............................         595            1,176            1,530

Deferred registration costs (d)...........................         833            2,357              194

Construction in progress (e)..............................          --            6,742           19,863

Other assets..............................................       3,975            2,586            4,887
                                                               -------          -------          -------
                                                               $15,251          $22,095          $36,567
                                                               =======          =======          =======



(a) Financing costs of $3,578, $2,588 and $3,330 were deferred during the years ended January 31, 1996 and 1997 and the nine months ended October 31, 1997, respectively. These costs are being amortized over the term of the related debt using the straight-line method over periods ranging from one to ten years.

(b) The Company owns shares in a cooperative apartment building and owns interests in a second mortgage collateralized by such cooperative apartment building.

(c) The Company has deferred $595, $1,176 and $1,530 of remaining costs associated with the financing of the acquisition of adult living communities by arranging for the sale of partnership interests, which were substantially sold at January 31, 1996 and 1997 and October 31, 1997, respectively. Upon completion of these transactions such costs will be charged to cost of sales.


(d) The Company has capitalized costs relating to the initial public offering. Upon the closing of the public offering, these costs will be charged against additional paid-in capital. However, if it is unlikely that an offering will occur within a period of time in which the costs could be of benefit, they will be written off. The Company has expensed approximately $3.1 million of registration costs which were incurred prior to April 30, 1997 due to a previous postponement of the initial public offering of equity securities by the Company.

(e) The Company has capitalized costs which include interest associated with its construction and development of properties it intends to build. If a project is discontinued, all capitalized project costs are expensed. Such interest capitalized for year ended January 31, 1997 and the nine months ended October 31, 1997 was $1.2 million and $1.6 million, respectively.

6.       LOANS AND ACCRUED INTEREST PAYABLE

         Loans payable consists of the following:



                                                                   January 31,                     October 31,
                                                      -----------------------------------         -------------
                                                          1996                    1997                 1997
                                                      -------------            ----------         -------------
Banks (including mortgages) (a) (b) (c).....            $ 41,361                $ 32,044            $ 40,123
Other, principally debentures (d)...........              98,733                 110,584             117,017
                                                        --------                --------            --------
                                                        $140,094                $142,628            $157,140
                                                        ========                ========            ========


(a) The bank loans bear interest per annum at the banks' prime rate plus 1% to 3%. The bank loans generally have terms of at least one year, but in the event a particular bank elects not to renew or extend the credit, the entire unpaid balance is converted to a term loan which is payable in four to five years. Generally the bank loans are collateralized by the Company's entitlement to the assigned limited partner investor notes which serve as collateral for the respective purchase notes. The prime interest rate at January 31, 1996 and 1997 and October 31, 1997 was 8.5%, 8.25% and 8.5%, respectively.

(b) In addition to the aforementioned bank loans, the Company had three additional loans from banks. Each of the loans were collateralized by an assignment of the first mortgage loans payable to the Company. Two of the loans bore interest at rates varying from 8% to 9% per annum and were scheduled to mature on various dates through 1996. In March 1996, the partnerships that own these properties refinanced two of these mortgages, which eliminated them as obligations of the Company. The third loan bore interest at the rate of 9.5% per annum and was scheduled to mature on March 31, 1997. The remaining loan has been paid in full as of January 31, 1997.

(c) The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in the case of certain of such obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. The Company has recently renegotiated certain of its most restrictive covenants. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $26,250,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of the public offering. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 6 to 1.

(d) Debentures are collateralized by various purchase notes and investor notes related to multi-family property financing. All loans mature in 1997 through 2004 and bear interest rates of 11% to 15% per annum.

         Future annual maturities, excluding interest, over the next five years and thereafter, are as follows:

Year Ending
January 31
------------
1998.............................................       $21,372
1999.............................................        33,602
2000.............................................        20,872
2001.............................................        21,110
2002.............................................        25,612
Thereafter.......................................        19,221
                                                        -------
                                                        141,789
Accrued interest.................................           839
                                                        -------
                                                       $142,628
                                                        =======

7.       CONSTRUCTION LOAN PAYABLE

         During the nine month period ended October 31, 1997, pursuant to the Company's development program, first mortgage loans were obtained to finance approximately 80% of the costs of developing three new adult living communities. The interest rate on two of the loans equals the 30 day LIBOR plus 2 3/4% per annum. The third loan bears interest at the rate of the prime rate plus 1.5% per annum. These loans mature between November, 1999 and June, 2000. As of October 31, 1997, total funding under such first mortgage loans amounted to $7,505.

         Pursuant to the Company's development program, two limited partnerships have issued limited partnership interests for aggregate capital contributions of $9,250, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. Such second mortgage loans bear interest at the rate of 13.125% per annum. These second mortgage loans mature between November 2001 and March 2002.

8.       OTHER LIABILITIES

         Other liabilities include unearned income of $963, $1,888 and $3,196 was recorded for the amount of unsubscribed partnership interests in adult living communities financed during the year ended January 31, 1996 and 1997 and October 31, 1997, respectively. Upon full subscription these amounts will be recognized as income.

9.       DEFERRED INCOME

         Deferred income is comprised of:



                                                                   January 31,              October 31,
                                                           ----------------------------    -------------
                                                              1996              1997            1997
                                                           -------------    ----------     -------------
         Multi-family.................................      $ 68,447          $ 67,453        $ 66,763
         Adult living(a)..............................        10,995            10,718           9,765
                                                            --------          --------        --------
                                                            $ 79,442          $ 78,171        $ 76,528
                                                            ========          ========        ========



         a. The aggregate amount of Management Contract Obligations relating solely to returns to limited partners for the remaining portion of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in scheduled capital contributions of limited partners as of October 31, 1997 with respect to fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to the cash flow the related properties will generate, which will reduce such obligations.

10.      INCOME TAXES

         The Company became a taxable entity as of April 1, 1996, therefore the prior years tax provisions (benefit) is presented on a pro forma basis at an effective tax rate of approximately 40%. The Company has increased the valuation allowance from $3,214 to $4,540, because it was more likely than not that such deferred tax assets in excess of deferred tax liabilities would be realizable in future years. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income taxes purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                        January 31,
                                              -----------------------------
Deferred tax assets:                            1996                  1997
                                              -------               -------
  Notes and receivables...................... $ 8,920               $ 8,904
  Accrued expenses and other liabilities.....   1,257                    89
  Investment in partnerships.................      89                 1,337
  Net operating loss carryforward............      --                 1,339
                                               ------                ------
  Total gross deferred tax assets............  10,266                11,669

                                                     3,214             4,540
                                                     -----             -----
Less valuation allowance..........................
Deferred tax assets net of valuation allowance....   7,052             7,129
                                                     -----             -----

Deferred tax liabilities:
  Deferred income.................................   4,560             4,272
  Other assets....................................   2,492             2,857
                                                     -----             -----
Total gross deferred tax liabilities..............   7,052             7,129
                                                     -----             -----

Net deferred tax assets (liabilities).............   $  --            $   --
                                                     =====             =====

         The net operating loss carry forward as of January 31, 1997 was $8,777. Such loss carryforward expires January 31, 2012.

11.      COMMITMENTS AND CONTINGENCIES

         The Company rents office space under a lease expiring February 2000. Annual base rent under such lease is approximately $197. The Company entered into a ten year lease for additional office space, commencing September 1, 1991. The annual base rent is approximately $150 and will increase 5% each year for ten years.

         The litigation of February 16, 1995 in which the Company was a defendant, due to the alleged actions of a sales representative of a broker/dealer unaffiliated with the Company, has been settled for an immaterial amount. The plaintiffs in such suit had not alleged that the Company, or its officers, directors or employees engaged in any improper practices or made any misrepresentations.

         On November 14, 1997, an investor in a limited partnership (the "First Partnership") which was formed to invest in a second partnership which was formed to develop and own an adult living community (the "Second Partnership"), filed a lawsuit, Palmer v. Country Estates Associates Limited Partnership, et.al., in the United States District Court, District of New Jersey. The Company has never managed the property owned by the Second Partnership and is not a general partner in the Second Partnership or the First Partnership. A predecessor of the Company was a general partner of the Second Partnership. The Company has never been a general partner of the First Partnership. The defendants in the suits are the First Partnership, the general partners of the First Partnership, the Second Partnership, two affiliates of the Company, and the Company (collectively the "Defendants"). The Plaintiff is alleging a breach of the First Partnership's partnership agreement, negligent misrepresentation, fraud, negligence, breach of guarantee and mail fraud. The plaintiff is seeking (i) the return of his original investment ($100,000), (ii) market interest on such investment for the period 1987-1997 and (iii) unspecified damages. The Company believes the lawsuit is without merit and intends to vigorously contest the case. It is anticipated that the outcome of the lawsuit will not have a material effect on the Financial Statements.

         The Company is involved in other legal proceedings which have arisen in the ordinary course of business. The Company intends to vigorously defend itself in these matters and does not believe that the outcome of these matters will have a material effect on its financial statements.

         The Company is a general partner of all but one of the Adult Living Owning Partnerships and the general partner of 32 of 41 adult living Investing Partnerships. The mortgage financing of the Syndicated adult living communities and other Syndicated properties are generally without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition. Although most of the mortgage loans are non-recourse, the Company is liable as a general partner for approximately $36.7 million in principal amount of mortgage debt relating to ten adult living communities and the one nursing home managed by the Company as of October 31, 1997.

         Pursuant to the Company's development program, on September 18, 1996 the Company entered into a master development agreement with Capstone for 100% of the development cost of four adult living communities. The maximum amount Capstone will fund per such agreement is approximately $37,764 of which $20,208 has been funded as of October 31, 1997. The interest rate during the construction period is 1% above the prime rate. Pursuant to the terms of the development agreement, the Company was responsible for identifying up to four proposed adult living community sites and submitting a plan which includes plans, specifications, drawings, details and pro forma budgets necessary for the acquisition of such site, and the construction, and operation of an assisted and independent living community. Upon the acquisition of a site by Capstone, the Company was required to enter into an agreement relating specifically to the development of such site. The dates of the four site specific development agreements are December 5, 1996, January 7, 1997, January 28, 1997 and January 29, 1997. Pursuant to each site specific agreement, the Company
         (i) agreed to develop and construct the community for an agreed upon cost, (ii) was required to obtain or execute a construction contract for such community, (iii) commence construction and (iv) complete construction within 15 months after the commencement of construction. The Company is in compliance with its responsibilities under the master development agreement and the four site specific agreements.

         Upon the completion of construction of each adult living community, and upon the satisfaction of certain other conditions, the Company will be the lessee under long-term lease arrangements with Capstone which provide financing for development of four of the newly developed adult living communities. The initial term of each lease, which begins upon the completion of a facility and meeting of other criteria, is 15 years with three five-year extension options. Under the terms of each lease, the Company has the option to acquire the community after operating the community for four years. The option price is equal to the sum of 100% of the cost incurred to develop the property and an additional 20% of such cost (which declines by 2 percentage points per year but in no event declines below 10%). The initial lease rate is 350 basis points in excess of the ten-year Treasury Bill yield (but in no event less than 9.75% per annum). The lease rate has an annual upward adjustment equal to 3% of the previous year's rent. The four leases have cross-default provisions. Each lease is a triple net lease, as the Company is responsible for all costs, including but not limited to maintenance, repair, insurance, taxes, utilities, and compliance with legal and regulatory requirements. If a community is damaged or destroyed, the Company is required to restore the community to substantially the same condition it was in immediately before such damage or destruction, or acquire the facility for the option price described above.

12.      RELATED PARTY TRANSACTIONS

         The Company has transactions with related parties that are unconsolidated affiliates of the Company. The Company provides management, accounting and bookkeeping services to such affiliates. The Company receives a monthly fee in return for such management services rendered on behalf of its affiliates for each of their adult living communities.

         In addition, the Company has amounts due from unconsolidated affiliates of $248, $262 and $1.2 million as of January 31, 1996 and 1997, and October 31, 1997, respectively.

         The Chairman of the Board and President of the Company and entities controlled by them serve as general partners of partnerships directly and indirectly owning multi-family properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company held notes receivable, aggregating $107.1 million net of deferred income, at October 31, 1997 that were collateralized by the equity interests in such partnerships. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living properties operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, such officers and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which such officers have equity interests and the Company does not. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers.

         The Company is the managing general partner for 36 of the 37 Owning Partnerships which own the 37 adult living communities and one nursing home managed by the Company. The Company also is the general partner for 32 of the 41 adult living Investing Partnerships that own equity interests in these 37 Owning Partnerships. In addition, the Company was the managing agent for all of the 37 adult living communities and one nursing home in the Company's portfolio. The Company has arranged for the acquisition of adult living communities and other properties through the sales of limited partnership interests in the Investing Partnerships. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities and one nursing home.

         During Fiscal 1996 and the nine months ended October 31, 1997, the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President and a Director, $154 and $79, respectively, as fees for introducing to the Company broker/dealers that have assisted the Company in its Syndications of partnership interests and in placing other securities offered by the Company. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of such Syndicated partnership interests and other securities offered by the Company, excluding shares of Common Stock offered hereby. During Fiscal 1996, Mrs. Rodin received consulting fees of $49 in connection with coordinating the Company's marketing efforts and travel arrangements. Mrs. Rodin has been an employee of the Company for the nine months ended October 31, 1997 and performs similar services.

13.      RESTATEMENT OF FINANCIAL STATEMENTS


         Subsequent to the issuance of the Company's audited fiscal 1996 consolidated financial statements, and unaudited consolidated financial statements for the three and nine month periods ended October 31, 1997, the Company determined that (1) $468 in payments made by the Company on behalf of an affiliated entity, prior to fiscal 1993, which were incorrectly recorded as expenses of the Company instead of as receivables from the affiliated entity as they were incurred, and which were discovered and recorded by the Company as other income and receivables in three and nine month periods ended October 31, 1997, should have been recorded as a receivable via a prior period adjustment, and (2) deferred registration costs associated with a fiscal 1997 aborted initial public offering of equity securities by the Company should have been written off in the Company's unaudited consolidated financial statements as of the date that the offering was aborted. As a result, the Company's financial statements have been restated to record the above transactions in the appropriate periods.


         A summary of the significant effects of the restatement is as follows:


                                                 As previously
                                                   reported          As restated
                                                 -------------       -----------
As of January 31, 1996:
Notes and receivables - net ....................   $223,736           $224,204
Paid-in capital ................................     34,167             34,635

As of January 31, 1997:
Notes and receivables - net ....................    221,931            222,399
Paid-in capital ................................     53,853             54,321

As of October 31, 1997:
Other asset - net ..............................     39,306             36,567
Paid-in capital ................................     53,853             54,321
Accumulated Deficit ............................     24,310             27,517

For the three months ended October 31, 1997:
Other income ...................................        468                 --
Net loss .......................................        304                772
Loss per common share ..........................       0.04               0.05

For the nine months ended October 31, 1997:
Other income ...................................        751                283
General and Administrative .....................      6,783              6,415
Write off of registration costs ................         --              3,107
Net loss .......................................      1,842              5,049
Loss per common share ..........................       0.12               0.34

================================================================================

         Until     , 1998 (25 days after the commencement of this offering), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obliga tion of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allot ments or subscriptions.


                            ------------------------



                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.........................................................  1
RISK FACTORS............................................................... 13
USE OF PROCEEDS............................................................ 28
DIVIDEND POLICY............................................................ 28
CAPITALIZATION............................................................. 29
DILUTION................................................................... 30
SELECTED CONSOLIDATED FINANCIAL
      DATA................................................................. 31
MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS................................................ 33

BUSINESS................................................................... 51
MANAGEMENT................................................................. 67
CERTAIN TRANSACTIONS....................................................... 71
PRINCIPAL AND SELLING STOCKHOLDERS......................................... 73
DESCRIPTION OF CAPITAL STOCK............................................... 74
SHARES ELIGIBLE FOR FUTURE SALE............................................ 76
UNDERWRITING............................................................... 77
LEGAL MATTERS.............................................................. 79
EXPERTS.................................................................... 79
AVAILABLE INFORMATION...................................................... 79

INDEX TO CONSOLIDATED FINANCIAL
      STATEMENTS.......................................................... F-1

                               ------------------


         No dealer, salesperson or other person has been authorized to give any information or to make any rep resentations other than those contained in this Prospec tus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Principal Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus, or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

================================================================================

================================================================================


                                   GRAND COURT
                                LIFESTYLE, INC.


                              3,000,000 Shares of
                                  Common Stock








                            -----------------------
                                   PROSPECTUS
                            -----------------------







                                ROYCE INVESTMENT
                                   GROUP, INC.



                                          , 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Offering

           The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock being registered. All expenses will be borne by the Company, except that the Principal Stockholders will pay a non-accountable expense allowance equal to 3%, and a consulting fee equal to 1%, of the proceeds from their sale of shares pursuant to the Over-allotment Option, if exercised.



                                                                 Amount
                                                                 ------
Securities and Exchange Commission
  registration fee...................................         $   33,405
Nasdaq National Market listing fee...................             50,000
Accounting fees and expenses.........................            300,000   *
Legal fees and expenses..............................            450,000   *
Printing and engraving expenses......................            100,000   *
Non-accountable expense allowance....................            900,000
Consulting fee.......................................            300,000
Blue Sky fees and expenses...........................             21,000   *
Transfer agent and registrar fees
   and expenses......................................              3,000   *
Miscellaneous........................................             12,595   *
                                                              -------------
      Total..........................................         $2,170,000.00
                                                              =============
------------------------------


* estimated


Item 15.           Recent Sales of Unregistered Securities


                  Since January 31, 1994, the Company issued Debentures in four series, bonds in two series and notes in five series, with interest rates ranging from 11% to 13.125%, and maturity dates from 1997 to 2004 in an aggregate principal amount of $77,297,002. Each series was issued in reliance on exemptions from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act") under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified broker dealers.



                  In connection with offerings of limited partnership interests in limited partnerships organized to invest in adult living communities and for which the Company has acted as general partner, the terms of the partnership offerings provide that limited partners are entitled to receive distributions during each of the first five years equal to between 11% and 12% per annum of their paid-in scheduled capital contributions. Pursuant to the management contracts with the partnerships which own such communities, the Company is required to pay such Owning Partnerships, and the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners, amounts sufficient to fund any part of such return not paid from cash flow from the related property. Since January 31, 1994, there were 23 such limited partnership offerings for an aggregate of $221,325,000. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers.


                  Two limited partnerships for which the Company is general partner have issued limited partnership interests for, in the aggregate, $9,250,000, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers.

                  In connection with the reorganization of the Company's businesses, the Company issued 15,000,000 shares of Common Stock to Messrs. Luciani and Rodin in exchange for assets having an aggregate value of $33,273,000. This offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Section 4(2) of such act.

                  In connection with the Offering contemplated by this Registration Statement, as additional compensation to the Representative, the Company intends to issue warrants to the Representative to purchase from the Company up to 300,000 shares of Common Stock at a price equal to 120% of the per share price to the public of the Common Stock, exercisable over a period of four years commencing one year after the effective date of this Registration Statement. These warrants will be issued in reliance on exemptions from the registration requirements under the 1933 Act under Section 4(2) of such act.

          Exhibits and Financial Statement Schedules

                  (a)      Exhibits


     1.1      --   Form of Underwriting Agreement.
     1.2      --   Form of Warrant Agreement
     1.3      --   Form of Agreement Among Underwriters
     1.4      --   Form of Selected Dealer Agreement


    *2.1      --   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company
                   and the Company.
    *2.1(a)   --   First Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(b)   --   Second Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(c)   --   Third Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(d)   --   Fourth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(e)   --   Fifth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(f)   --   Sixth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.2(a)   --   Merger Agreement dated as of April 1, 1996 between
                   Leisure Centers, Inc. and the Company.
    *2.2(b)   --   Merger Agreement dated as of April 1, 1996 between
                   Leisure Centers Development, Inc. and the
                   Company.
    *2.2(c)   --   Merger Agreement dated as of April 1, 1996 between J&B
                   Management Corp. and the Company.
    *2.2(d)   --   Merger Agreement dated as of April 1, 1996 between
                   Wilmart Development Corp. and the Company.
    *2.2(e)   --   Merger Agreement dated as of April 1, 1996 between
                   Sulgrave Realty Corporation and the Company.
    *2.2(f)   --   Merger Agreement dated as of April 1, 1996 between Riv
                   Development Inc. and the Company.
    * 3.1     --   Restated Certificate of Incorporation of the Company.
    * 3.2     --   By-Laws of the Company.


    * 5(a)    --   Opinion of Reid & Priest LLP.

    *10.1     --   1996 Stock Option and Performance Award Plan.
    *10.2(a)  --   Loan Agreements dated as of November 25, 1996, by and
                   between Leisure Centers LLC-1 and Bank United relating to
                   financing of the Corpus Christi, Texas property.
    *10.2(b)  --   Guaranty Agreement, dated as of November 25, 1996,
                   between the Company and Bank United relating to financing
                   of the Corpus Christi, Texas property.
    *10.2(c)  --   Loan Agreement, dated as of January 29, 1997, by and
                   between Leisure Centers LLC-1 and Bank United relating to
                   financing of the Temple, Texas property.
    *10.2(d)  --   Guaranty Agreement, dated as of January 29, 1997,
                   between the Company and Bank United relating to the
                   financing of the Temple, Texas property.
    *10.3     --   Master Development Agreement dated September 18, 1996
                   between Capstone Capital Corp. and the Company.
    *10.4(a)  --   Form of 12% Debenture due June 16, 2000 - Series 1.
    *10.4(b)  --   Form of 12% Debenture due April 15, 1999 - Series 2.

        *10.4(c) --   Form of 11% Debenture due December 31, 1996 - Series 3.
        *10.4(d) --   Form of 11.5% Debenture due April 15, 2000 - Series 4.
        *10.4(e) --   Form of 12% Debenture due January 15, 2003 - Series 5.
        *10.4(f) --   Form of 12% Debenture due April 15, 2003 - Series 6.
        *10.4(g) --   Form of 11% Debenture due January 15, 2002 - Series 7.
        *10.4(h) --   Form of 11% Debenture due January 15, 2002 - Series 8.
        *10.4(i) --   Form of 12% Debenture due September 15, 2001 - Series 9.
        *10.4(j) --   Form of 12% Debenture due January 15, 2004 - Series 10.
        *10.4(k) --   Form of 12% Debenture due June 30, 2004 - Series 11.
        *10.5(a) --   Bank Agreement dated August 14, 1990 between The Bank of
                      New York and the Company with respect to 12% Debentures,
                      Series 1.
        *10.5(b) --   First Amendment dated as of August 21, 1992 to Bank
                      Agreement dated August 14, 1990 between The Bank of New
                      York and the Company with respect to 12% Debentures,
                      Series 1.
        *10.5(c) --   Bank Agreement dated October 11, 1991 between The Bank
                      of New York and the Company with respect
                      to 12% Debentures, Series 2.
        *10.5(d) --   Bank Agreement dated October 17, 1991 between The
                      Bank of New York and the Company with respect
                      to 11% Debentures, Series 3.
        *10.5(e) --   Bank Agreement dated April 1, 1992 between The
                      Bank of New York and the Company with respect to
                      11.5% Debentures, Series 4.
        *10.5(f) --   Bank Agreement dated October 30, 1992 between The
                      Bank of New York and the Company with respect
                      to 12% Debentures, Series 5.
        *10.5(g) --   Bank Agreement dated May 24, 1993 between The
                      Bank of New York and the Company with respect to
                      12% Debentures, Series 6.
        *10.5(h) --   Bank Agreement dated October 27, 1993 between The Bank
                      of New York and the Company with respect
                      to 11% Debentures, Series 7.
        *10.5(i) --   First Amendment dated November 29, 1993 to Bank
                      Agreement dated October 27, 1993 between The Bank of New
                      York and the Company with respect to 11% Debentures,
                      Series 7.
        *10.5(j)      -- Bank Agreement dated November 29, 1993 between The Bank of New York and the Company with respect to 11%
                      Debentures, Series 8.
        *10.5(k)      -- Bank Agreement dated September 12, 1994 between The
                      Bank of New York and the Company with respect to 12%
                      Debentures, Series 9.
        *10.5(l) --   Bank Agreement dated July 12, 1995 between The Bank
                      of New York and the Company with respect to
                      12% Debentures, Series 10.
        *10.5(m) --   Bank Agreement dated July 25, 1997 between the Bank of New
                      York and the Company with respect to 12% Debentures,
                      Series 11.
        *10.6(a) --   Form of Short-term Step-up Bond due March 15, 2001 -
                      Series
        *10.6(b) --   Form of 12.375% Bond due April 15, 2003 - Series 2.
        *10.7(a)      -- Bank Agreement between The Bank of New York and the
                      Company with respect to Short-term Step-up Bonds - Series
                      1.
        *10.7(b) --   Bank Agreement between The Bank of New York
                      and the Company with respect to 12.375% Bonds -
                      Series 2.
        *10.8    --   Revolving Credit Agreement dated as of May 7, 1985
                      between Sterling National Bank & Trust Company
                      and the Company.
        *10.9    --   Assumption Agreement dated as of September 10,
                      1996 among Sterling National Bank & Trust, the
                      Company, Bernard M. Rodin and John Luciani.
        *10.9(a) --   First Amendment to Assumption Agreement dated as of
                      September 10, 1996 among Sterling National Bank & Trust,
                      the Company, Bernard M. Rodin and John Luciani.
        *10.9(b) --   Second Amendment to Assumption Agreement among
                      Sterling National Bank, formerly known as
                      Sterling National Bank & Trust Company, the
                      Company, Bernard M. Rodin and John Luciani
        *10.10(a)--   Form of 13.125% Retirement Financing Notes - III,
                      due October 31, 2001.
        *10.10(b)--   Form of 13.125% Retirement Financing Notes - IV,
                      due March 31, 2002.
        *10.10(c)--   Form of 13.125% Retirement Financing Notes - V, due June
                      30, 2003. *10.10(d)-- Form of 13.125% Retirement
                      Financing Notes - VI, due April 15, 2001.

        *10.10(e)--   Form of 13.125% Retirement Financing Notes - VII, due
                      October 15, 2002.

        *10.11(a)  -- Bank Agreement dated as of September 6, 1996 between the
                      Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - III.
        *10.11(b)  -- Bank Agreement dated as of October 22, 1996 between the
                      Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - IV.
        *10.11(c)  -- Bank Agreement dated as of May 14, 1997 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - V.
        *10.11(d)  -- Bank Agreement dated as of November 6, 1997 between the
                      Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - VI.

        *10.11(e)  -- Bank Agreement dated as of November 20, 1997 between
                      Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - VII.

        *21        -- List of Subsidiaries of the Company.



        *23.1      -- Consent of Reid & Priest LLP (included in Exhibit 5(a)
                      hereto).



         23.2      -- Consent of Deloitte & Touche  LLP

        *24        -- Power of Attorney is contained on the signature page of this Registration Statement.

        *27.1      -- Financial Data Schedules for the periods ended January 31,
                      1996 and 1997 and October 31, 1997.

---------------
*       Previously filed in Registration Statement No. 333-05955.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment and this amendment to the registration statement each to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Fort Lee, the State of New Jersey, on March 10, 1998.



                                    GRAND COURT LIFESTYLES, Inc.

                                    \s\ Catherine V. Merlino
                                    ------------------------------------------
                                    Catherine V. Merlino
                                    Chief Financial Officer and Vice President

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment and this amendment to the registration statement each has been signed by the following persons in the capacities and on the dates indicated:


              Signature                                      Title                             Date
-------------------------------------            -----------------------------            ----------------



           \s\John Luciani*                      Chairman of the Board                    March 10, 1998
   --------------------------------              of Directors and
              John Luciani                       Chief Executive Officer
                                                 (Principal Executive
                                                 Officer)


           \s\Bernard M. Rodin*                  President and Chief Oper-                March 10, 1998
   --------------------------------              ating Officer and Director
              Bernard M. Rodin                   (Principal Executive Offi-
                                                 cer)


          \s\John W. Luciani, III*               Executive Vice President                 March 10, 1998
    -------------------------------              and Director
             John W. Luciani, III

           \s\Catherine V. Merlino               Chief Financial Officer                  March  10, 1998
    -------------------------------              and Vice President
             Catherine V. Merlino                (Principal Financial Offi-
                                                 cer and Principal
                                                 Accounting Officer)

          \s\Walter Feldesman*                   Director                                 March 10, 1998
    -------------------------------
             Walter Feldesman
                                                 Director                                 March 10, 1998
          \s\Leslie E. Goodman*
    -------------------------------
             Leslie E. Goodman



By:*     \s\Catherine V. Merlino
         --------------------------
         Catherine V. Merlino
         Attorney-in-Fact



                                      II-5

                                 EXHIBIT INDEX


Exhibit No.        Description                                              Page
                  (a)      Exhibits

     1.1      --   Form of Underwriting Agreement.
     1.2      --   Form of Warrant Agreement
     1.3      --   Form of Agreement Among Underwriters
     1.4      --   Form of Selected Dealer Agreement

    *2.1      --   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company
                   and the Company.
    *2.1(a)   --   First Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(b)   --   Second Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(c)   --   Third Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(d)   --   Fourth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(e)   --   Fifth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.1(f)   --   Sixth Amendment dated as of April 1, 1996 to
                   Consolidation Agreement dated as of April 1, 1996 among
                   John Luciani, Bernard M. Rodin, J&B Management Company and
                   the Company.
    *2.2(a)   --   Merger Agreement dated as of April 1, 1996 between
                   Leisure Centers, Inc. and the Company.
    *2.2(b)   --   Merger Agreement dated as of April 1, 1996 between
                   Leisure Centers Development, Inc. and the
                   Company.
    *2.2(c)   --   Merger Agreement dated as of April 1, 1996 between J&B
                   Management Corp. and the Company.
    *2.2(d)   --   Merger Agreement dated as of April 1, 1996 between
                   Wilmart Development Corp. and the Company.
    *2.2(e)   --   Merger Agreement dated as of April 1, 1996 between
                   Sulgrave Realty Corporation and the Company.
    *2.2(f)   --   Merger Agreement dated as of April 1, 1996 between Riv
                   Development Inc. and the Company.
    * 3.1     --   Restated Certificate of Incorporation of the Company.
    * 3.2     --   By-Laws of the Company.

    * 5(a)    --   Opinion of Reid & Priest LLP.

    *10.1     --   1996 Stock Option and Performance Award Plan.
    *10.2(a)  --   Loan Agreements dated as of November 25, 1996, by and
                   between Leisure Centers LLC-1 and Bank United relating to
                   financing of the Corpus Christi, Texas property.
    *10.2(b)  --   Guaranty Agreement, dated as of November 25, 1996,
                   between the Company and Bank United relating to financing
                   of the Corpus Christi, Texas property.
    *10.2(c)  --   Loan Agreement, dated as of January 29, 1997, by and
                   between Leisure Centers LLC-1 and Bank United relating to
                   financing of the Temple, Texas property.
    *10.2(d)  --   Guaranty Agreement, dated as of January 29, 1997,
                   between the Company and Bank United relating to the
                   financing of the Temple, Texas property.
    *10.3     --   Master Development Agreement dated September 18, 1996
                   between Capstone Capital Corp. and the Company.
    *10.4(a)  --   Form of 12% Debenture due June 16, 2000 - Series 1.
    *10.4(b)  --   Form of 12% Debenture due April 15, 1999 - Series 2.

Exhibit No.        Description                                              Page
    *10.4(c) --   Form of 11% Debenture due December 31, 1996 - Series 3.
    *10.4(d) --   Form of 11.5% Debenture due April 15, 2000 - Series 4.
    *10.4(e) --   Form of 12% Debenture due January 15, 2003 - Series 5.
    *10.4(f) --   Form of 12% Debenture due April 15, 2003 - Series 6.
    *10.4(g) --   Form of 11% Debenture due January 15, 2002 - Series 7.
    *10.4(h) --   Form of 11% Debenture due January 15, 2002 - Series 8.
    *10.4(i) --   Form of 12% Debenture due September 15, 2001 - Series 9.
    *10.4(j) --   Form of 12% Debenture due January 15, 2004 - Series 10.
    *10.4(k) --   Form of 12% Debenture due June 30, 2004 - Series 11.
    *10.5(a) --   Bank Agreement dated August 14, 1990 between The Bank of
                  New York and the Company with respect to 12% Debentures,
                  Series 1.
    *10.5(b) --   First Amendment dated as of August 21, 1992 to Bank
                  Agreement dated August 14, 1990 between The Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 1.
    *10.5(c) --   Bank Agreement dated October 11, 1991 between The Bank
                  of New York and the Company with respect
                  to 12% Debentures, Series 2.
    *10.5(d) --   Bank Agreement dated October 17, 1991 between The
                  Bank of New York and the Company with respect
                  to 11% Debentures, Series 3.
    *10.5(e) --   Bank Agreement dated April 1, 1992 between The
                  Bank of New York and the Company with respect to
                  11.5% Debentures, Series 4.
    *10.5(f) --   Bank Agreement dated October 30, 1992 between The
                  Bank of New York and the Company with respect
                  to 12% Debentures, Series 5.
    *10.5(g) --   Bank Agreement dated May 24, 1993 between The
                  Bank of New York and the Company with respect to
                  12% Debentures, Series 6.
    *10.5(h) --   Bank Agreement dated October 27, 1993 between The Bank
                  of New York and the Company with respect
                  to 11% Debentures, Series 7.
    *10.5(i) --   First Amendment dated November 29, 1993 to Bank
                  Agreement dated October 27, 1993 between The Bank of New
                  York and the Company with respect to 11% Debentures,
                  Series 7.
    *10.5(j)      -- Bank Agreement dated November 29, 1993 between The Bank of New York and the Company with respect to 11%
                  Debentures, Series 8.
    *10.5(k)      -- Bank Agreement dated September 12, 1994 between The
                  Bank of New York and the Company with respect to 12%
                  Debentures, Series 9.
    *10.5(l) --   Bank Agreement dated July 12, 1995 between The Bank
                  of New York and the Company with respect to
                  12% Debentures, Series 10.
    *10.5(m) --   Bank Agreement dated July 25, 1997 between the Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 11.
    *10.6(a) --   Form of Short-term Step-up Bond due March 15, 2001 -
                  Series
    *10.6(b) --   Form of 12.375% Bond due April 15, 2003 - Series 2.
    *10.7(a)      -- Bank Agreement between The Bank of New York and the
                  Company with respect to Short-term Step-up Bonds - Series
                  1.
    *10.7(b) --   Bank Agreement between The Bank of New York
                  and the Company with respect to 12.375% Bonds -
                  Series 2.
    *10.8    --   Revolving Credit Agreement dated as of May 7, 1985
                  between Sterling National Bank & Trust Company
                  and the Company.
    *10.9    --   Assumption Agreement dated as of September 10,
                  1996 among Sterling National Bank & Trust, the
                  Company, Bernard M. Rodin and John Luciani.
    *10.9(a) --   First Amendment to Assumption Agreement dated as of
                  September 10, 1996 among Sterling National Bank & Trust,
                  the Company, Bernard M. Rodin and John Luciani.
    *10.9(b) --   Second Amendment to Assumption Agreement among
                  Sterling National Bank, formerly known as
                  Sterling National Bank & Trust Company, the
                  Company, Bernard M. Rodin and John Luciani
    *10.10(a)--   Form of 13.125% Retirement Financing Notes - III,
                  due October 31, 2001.
    *10.10(b)--   Form of 13.125% Retirement Financing Notes - IV,
                  due March 31, 2002.
    *10.10(c)--   Form of 13.125% Retirement Financing Notes - V, due June
                  30, 2003. *10.10(d)-- Form of 13.125% Retirement
                  Financing Notes - VI, due April 15, 2001.

    *10.10(e)--   Form of 13.125% Retirement Financing Notes - VII, due
                  October 15, 2002.

Exhibit No.        Description                                              Page
     *10.11(a)  -- Bank Agreement dated as of September 6, 1996 between the
                   Bank of New York and the Company with respect to 13.125%
                   Retirement Financing Notes - III.
     *10.11(b)  -- Bank Agreement dated as of October 22, 1996 between the
                   Bank of New York and the Company with respect to 13.125%
                   Retirement Financing Notes - IV.
     *10.11(c)  -- Bank Agreement dated as of May 14, 1997 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - V.
     *10.11(d)  -- Bank Agreement dated as of November 6, 1997 between the
                   Bank of New York and the Company with respect to 13.125%
                   Retirement Financing Notes - VI.

     *10.11(e)  -- Bank Agreement dated as of November 20, 1997 between
                   Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - VII.

     *21        -- List of Subsidiaries of the Company.

     *23.1      -- Consent of Reid & Priest LLP (included in Exhibit 5(a)
                   hereto).

      23.2      -- Consent of Deloitte & Touche  LLP


     *24        -- Power of Attorney is contained on the signature page of this Registration Statement.

     *27.1      -- Financial Data Schedules for the periods ended January 31,
                   1996 and 1997 and October 31, 1997.


---------------
*       Previously filed in Registration Statement No. 333-05955.